As filed with the Securities and Exchange Commission on December 27, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICANWEST BANCORPORATION

(Exact name of Registrant as specified in its charter)

Washington	6022	91-1259511
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

(509) 467-6993

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

R. Blair Reynolds, Esq.

Executive Vice President and General Counsel

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

(509) 344-5323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Stanley F. Farrar, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600	Andrew J. Schultheis, Esq. Witherspoon, Kelley, Davenport & Toole, P.S. 422 West Riverside, Suite 1100 Spokane, Washington 99201-0300 (509) 624-5265	Glen P. Garrison, Esq. Keller Rohrback L.L.P. 1201 Third Avenue, 32nd Floor Seattle, Washington 98101 (206) 623-1900

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, no par value	852,975	N/A	$7,458,500	$798.06
(1)	Represents an estimate of the maximum number of shares of AmericanWest Bancorporation (“AmericanWest”) common stock, no par value per share, estimated to be issuable upon consummation of the acquisition of Columbia Trust Bancorp (“Columbia Trust”) described herein.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based on (i) the book value, as of the latest practicable date prior to the filing date of this registration statement, of 872,162 shares of Columbia Trust common stock, including shares issuable upon the exercise of outstanding stock options, expected to be exchanged in connection with the merger described herein (ii) minus half of such book value, representing 50% of 872,162 shares of Columbia Trust common stock to be exchanged for cash.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not issue the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 27, 2005

Columbia Trust Bancorp

P.O. Box 2606

Pasco, Washington 99302

To the Shareholders of Columbia Trust Bancorp (“Columbia Trust”):

The board of directors of Columbia Trust has approved the plan of merger set forth in the merger agreement that provides for the merger of Columbia Trust with AmericanWest Bancorporation (“AmericanWest”). We are seeking your vote on this important transaction.

If the merger is completed, Columbia Trust shareholders will receive, at each shareholder’s election (but subject to proration and adjustment as provided in the merger agreement), cash or shares of AmericanWest common stock for each share of Columbia Trust common stock that they own, in either case having a value equal to approximately $45.70. Under the merger agreement, AmericanWest will provide 50% of the merger consideration in AmericanWest common stock and 50% in cash, subject to proration and adjustment. In the event of proration and adjustment, a Columbia Trust shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected. AmericanWest stock is traded on the Nasdaq Stock Market under the symbol “AWBC.” On [•], 2006, the closing sales price of AmericanWest common stock was $[•] per share.

We cannot complete the merger unless Columbia Trust shareholders approve the plan of merger set forth in the merger agreement. Your vote is very important. There will be a special meeting of Columbia Trust shareholders held for the purpose of voting on the plan of merger set forth in the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the plan of merger by completing and mailing the enclosed proxy card to us. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

The Columbia Trust board of directors unanimously recommends that you vote “FOR” approval of the principal terms of the plan of merger.

The special meeting of Columbia Trust shareholders will be held on [•], 2006 at [•] at [• a.m./p.m.]

We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 18. The proxy statement/prospectus incorporates important business and financial information and risk factors about AmericanWest that are not included in or delivered with this document. See “Where You Can Find More Information” on page 74.

Martin P. Ottem President and Chief Executive Officer Columbia Trust Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information provided or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.

This proxy statement/prospectus is dated [•], 200[•] and was first mailed to Columbia Trust shareholders on or about [•], 2006.

Columbia Trust Bancorp

P.O. Box 2606

Pasco, Washington 99302

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [•], 2006

TO OUR SHAREHOLDERS:

A Special Meeting of Shareholders of Columbia Trust Bancorp will be held at [•], Washington, on [•] 2006, at [•] [a.m./p.m.] local time.

At the meeting, we will ask you to act on the following matters:

1.	Approval of the Plan of Merger. To consider and vote on a proposal to approve the plan of merger set forth in the merger agreement by and between Columbia Trust and AmericanWest Bancorporation, pursuant to which you will receive, at your election (but subject to proration and adjustment as provided in the merger agreement), cash or shares of AmericanWest common stock for each share of Columbia Trust common stock you own, as described in this proxy statement/prospectus.

2.	Adjournments. To consider and act upon a proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the plan of merger.

No other business may be transacted at the special meeting.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF COLUMBIA TRUST BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PRINCIPAL TERMS OF THE PROPOSED MERGER.

The board of directors of Columbia Trust has fixed the close of business on [•], 2006, as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting. If you were a shareholder of record at the close of business on [•], 2006, you may vote at the meeting or at any postponement or adjournment of the meeting.

Approval of the plan of merger requires the affirmative vote of two-thirds of the shares of Columbia Trust common stock issued and outstanding on the record date. Approval to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of a majority of the shares represented and voting at the special meeting.

In connection with the proposed merger, you may exercise dissenters’ rights as provided under the Revised Code of Washington. If you meet all the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares of common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “Dissenter’s Rights” in the attached proxy statement/prospectus. The relevant provisions of the Washington Law on dissenters’ rights are attached to this document as Appendix C.

BY ORDER OF THE BOARD OF DIRECTORS

[•], 2006	Michelle Bell, Secretary

Sources of Additional Information

This proxy statement/prospectus incorporates important business and financial information about AmericanWest Bancorporation that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain this information upon written or oral request, without charge, through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone to:

AmericanWest Bancorporation

41 West Riverside Avenue

Suite 400

Spokane, Washington 99201

Attention: Diane L. Kelleher

(509) 467-6993

http://www.awbank.net

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than [•], 2006.

See “Where You Can Find More Information” beginning on page 74.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some of the questions that you, as a shareholder of Columbia Trust, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your Columbia Trust common stock and the plan of merger.

Q1:	Why are these proxy materials being sent to Columbia Trust shareholders?

A1:	This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the Columbia Trust board of directors for use at the special meeting of Columbia Trust shareholders.

Q2:	When and where is the Columbia Trust special meeting?

A2:	The Columbia Trust special meeting is scheduled to be held at [•][a.m./p.m.], local time, on [•], 2006 at [•], unless it is postponed.

Q3:	What is the purpose of the Columbia Trust special meeting? What am I voting on?

A3:	The purpose of the special meeting is to consider and vote upon: approval of the Agreement and Plan of Merger, dated as of November 29, 2005, between AmericanWest and Columbia Trust, and, if necessary, approval of an adjournment of the special meeting to solicit additional proxies in favor of the plan of merger.

Q4:	Who is entitled to vote at the Columbia Trust special meeting?

A4:	Columbia Trust shareholders of record at the close of business on [•], 2006, the record date for the Columbia Trust special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Columbia Trust shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Columbia Trust special meeting.

Q5:	How do I vote?

A5:	After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. Columbia Trust shareholders may attend the Columbia Trust special meeting and vote in person. For detailed information please see “The Special Meeting of Columbia Trust Shareholders” on page 23.

Q6:	How many votes do I have?

A6:	Each share of Columbia Trust common stock that you own as of the record date entitles you to one vote. As of the close of business on [•], 2006, there were [•] outstanding shares of Columbia Trust common stock. As of that date, [•]% of the outstanding shares of Columbia Trust common stock was held by directors and executive officers of Columbia Trust and their respective affiliates.

Q7:	What constitutes a quorum at the Columbia Trust special meeting?

A7:	The presence of the holders of a majority of the shares entitled to vote at the Columbia Trust special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Abstentions and shares voted by a bank or broker holding shares for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum.

Q8:	What vote is required to approve the plan of merger? What is the effect of not voting?

A8:	The affirmative vote of the holders of at least two-thirds of all outstanding shares of Columbia Trust common stock is required. No vote of the shareholders of AmericanWest is required to approve the plan of merger.

Because the affirmative vote required to approve the plan of merger is based upon the total number of outstanding shares of Columbia Trust common stock, the failure to submit a proxy card (or to vote in person at the special meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the plan of merger. Brokers holding shares of Columbia Trust common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

Q9:	What is the recommendation of the Columbia Trust board of directors?

A9:	The Columbia Trust board of directors recommends a vote “FOR” approval of the plan of merger.

Q10:	What if I return my proxy but do not mark it to show how I am voting?

A10:	If your proxy card is signed and returned without specifying your choice, your shares will be voted according to the recommendation of the Columbia Trust board of directors.

Q11:	Can I change my vote after I have mailed my signed proxy card?

A11:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the Columbia Trust special meeting. You can revoke your proxy in one of three ways:

•	notify Columbia Trust’s corporate secretary in writing before the special meeting that you are revoking your proxy,

•	submit another proxy with a later date, or

•	vote in person at the special meeting.

If your shares of Columbia Trust common stock are held by a broker as nominee, you must follow your broker’s procedures for changing your instruction to your broker on how to vote.

Q12:	As a holder of Columbia Trust common stock, what will I receive in the merger?

A12:	For the shares of Columbia Trust common stock you own, you may elect to receive consideration in the form of:

•	all cash,

•	all AmericanWest common stock, or

•	a combination of cash and AmericanWest common stock predetermined by you.

All elections are subject to proration and adjustment procedures described in this proxy statement/prospectus. If too many shareholders elect one form of consideration over the other, you may not receive the form of merger consideration that you elect. In any of the elections above, you will receive a merger consideration having a value equal to approximately $45.70 per share of Columbia Trust common stock.

Q13:	When do I make my election to receive cash, stock or a combination of cash and stock?

A13:	American Stock Transfer & Trust Company, the exchange agent, will send you an election form that you may use to indicate your preference for cash, AmericanWest common stock or a combination of cash and AmericanWest common stock.

The election form must be received by the exchange agent by the election deadline, which will be determined after we receive regulatory approval and will be based on the anticipated effective date of the merger. See “The Merger—Form of Election and Election Deadline” on page 31.

Q14:	What if I do not return the election form or fail to make an election?

A14:	Your shares will be treated as “undesignated shares” and you will be given either cash, stock or a combination of cash and stock depending on the elections received from the other shareholders.

Q15:	May I change my election?

A15:	Yes, as long as your new election is received by the exchange agent before the election deadline. To change your election, you must send the exchange agent a written notice revoking any election previously submitted.

Q16:	What regulatory approvals are required to complete the merger?

A16:	In order to complete the merger, AmericanWest must first obtain the prior approval of the Board of Governors of the Federal Reserve System, or FRB. An application with the FRB was filed on or about [•]. Moreover, the merger of Columbia Trust Bank with and into AmericanWest Bank is subject to the receipt of prior approval from the Federal Deposit Insurance Corporation, or FDIC, and the Washington Department of Financial Institutions, or WDFI. An application with the FDIC was filed on or about [•]. An application with the WDFI was filed on or about [•].

Q17:	Do I have dissenter’s or appraisal rights with respect to the merger?

A17:	Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenter’s rights of appraisal you must strictly follow the procedures prescribed by the Washington Business Corporation Act, or the WBCA. To review these procedures in more detail, see “Dissenter’s Rights” beginning on page 71, and Appendix C of this proxy statement/prospectus.

Q18:	What are the material U.S. Federal income tax consequences of the merger to me?

A18:	The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, we expect that, for U.S. federal income tax purposes, Columbia Trust shareholders receiving only cash generally will recognize all of the gain or loss in their Columbia Trust common stock, Columbia Trust shareholders receiving only AmericanWest common stock generally will not recognize any of the gain or loss in their Columbia Trust common stock (except in respect of cash for fractional shares), and Columbia Trust shareholders receiving part cash and part AmericanWest common stock generally will recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the AmericanWest common stock and the amount of cash received over the adjusted tax basis in the Columbia Trust common stock exchanged in the merger or (2) the amount of cash received in the merger.

For further information concerning U.S. federal income tax consequences of the merger, please see “The Merger—Material United States Federal Income Tax Considerations of the Merger” beginning on page 39 of this proxy statement/prospectus.

Q19:	What risks should I consider before I vote on the merger?

A19:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page 18.

Q20:	When do you expect to complete the merger?

A20:	We are working to complete the merger in the last half of the first quarter of 2006. We must first obtain the necessary regulatory approvals and the approval of Columbia Trust’s shareholders at the special meeting. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q21:	Whom should I contact with questions or to obtain additional copies of this document?

A21:

AmericanWest Bancorporation

41 West Riverside Avenue

Suite 400

Spokane, Washington 99201

Attn:    Diane L. Kelleher

(509) 467-6993

Columbia Trust Bancorp.

3945 West Court Street

P.O. Box 2606

Pasco, Washington 99302

Attn:    Michelle Bell

(509) 737-1192

Q22:	Has Columbia Trust obtained a fairness opinion with respect to this transaction?

A22:	Yes. Columbia Trust retained the services of D.A. Davidson & Co., or Davidson. Davidson delivered its opinion dated November 29, 2005, to the board of directors of Columbia Trust that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by Columbia Trust shareholders was fair to Columbia Trust shareholders from a financial point of view. Davidson will receive a standard fee, plus expenses, in connection with their issuance of the fairness opinion. See “The Merger—Opinion of Columbia Trust’s Financial Advisor.”

SUMMARY

This summary highlights selected information about the merger in this document and does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matter being considered at the special meeting. See “Where You Can Find More Information” beginning on page 74. Unless we have stated otherwise, all references in this document to AmericanWest are to AmericanWest Bancorporation, all references to Columbia Trust are to Columbia Trust Bancorp, and all references to the plan of merger or the merger agreement are to the Agreement and Plan of Merger, dated as of November 29, 2005, among AmericanWest and Columbia Trust, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, AmericanWest and its subsidiaries, including Columbia Trust. References to “we,” “us” and “our” in this document mean AmericanWest and Columbia Trust together.

The Companies (Page 58)

AmericanWest Bancorporation

41 West Riverside Avenue,

Suite 400

Spokane, Washington 99201

(509) 467-6993

AmericanWest is a Washington corporation registered as a bank holding company, under the Bank Holding Company Act of 1956. AmericanWest is headquartered in Spokane, Washington. AmericanWest’s principal business is to serve as a holding company for AmericanWest Bank, a Washington state-chartered bank that operates in Eastern and Central Washington and Northern Idaho. At September 30, 2005, AmericanWest had total assets of approximately $1.1 billion, net loans of approximately $1.0 billion, deposits of approximately $1.0 billion and shareholders’ equity of $0.1 billion. AmericanWest was founded in 1983 and trades on NASDAQ under the symbol of “AWBC.”

Columbia Trust Bancorp

3945 West Court Street

P.O. Box 2606

Pasco, Washington 99302

(509) 545-0258

Columbia Trust is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Columbia Trust is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiary, Columbia Trust Bank. Columbia Trust Bank is headquartered in Pasco, Washington, and conducts business from its Pasco headquarters and three branch offices located in Kennewick, Yakima and Sunnyside, Washington, and from a loan production office located in Ellensburg, Washington. As of September 30, 2005, Columbia Trust had total assets of approximately $208.9 million, total loans receivable of approximately $155.3 million, total deposits of approximately $179.2 million and shareholders’ equity of approximately $14.9 million.

The Merger (Page 26)

We propose a merger in which Columbia Trust will merge with and into AmericanWest. As a result of the merger, Columbia Trust will cease to exist as a separate corporation. After the merger, Columbia Trust Bank will merge with and into AmericanWest Bank, a wholly owned subsidiary of AmericanWest, with AmericanWest Bank being the surviving entity.

Immediately after the merger, former Columbia Trust shareholders are expected to own approximately [•]% of the outstanding shares of AmericanWest common stock as a result of the issuance of shares of AmericanWest common stock to the former Columbia Trust shareholders and based on shares of AmericanWest common stock outstanding as of [•], 2005. We expect the merger of Columbia Trust with and into AmericanWest to be completed during the last half of the first quarter of 2006 and the subsequent merger of Columbia Trust Bank with and into AmericanWest Bank to take effect as soon thereafter as integration of operations permit.

After careful consideration, the Columbia Trust board of directors unanimously adopted the plan of merger. The Columbia Trust board of directors unanimously recommends that holders of Columbia Trust common stock vote “FOR” the approval of the plan of merger.

The approval of the plan of merger requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Columbia Trust common stock. No vote of AmericanWest shareholder is required (or will be sought) in connection with the merger. See “The Merger Agreement—Shareholder Agreements.”

In approving the plan of merger and making its recommendation, the Columbia Trust board of directors consulted with Columbia Trust senior management and Columbia Trust’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under “The Merger—Recommendation of the Columbia Trust Board of Directors and Reasons of Columbia Trust for the Merger.”

Recommendation of the Columbia Trust Board of Directors and Reasons of Columbia Trust for the Merger (Page 27)

The Columbia Trust board of directors believes the merger is in the best interests of Columbia Trust and the Columbia Trust shareholders. The Columbia Trust board unanimously recommends that Columbia Trust shareholders vote FOR the approval of the plan of merger and the consummation of the transactions contemplated by that agreement. See “The Merger—Recommendation of the Columbia Trust Board of Directors and Reasons of Columbia Trust for the Merger.”

Opinion of Columbia Trust’s financial advisor (Page 32)

In connection with the proposed merger, Columbia Trust’s financial advisor, Davidson, has delivered an opinion with respect to the fairness of the consideration to be received by the holders of Columbia Trust common stock in the merger. Davidson rendered its opinion that the consideration to be received by holders of Columbia Trust common stock in accordance with the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Davidson is attached as Appendix B to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the merger.

Consideration to be received in the merger (Page 28)

Columbia Trust shareholders will have the right to elect to receive merger consideration for their shares of Columbia Trust common stock in the form of cash or shares of AmericanWest common stock or a combination of cash and stock. Under the merger agreement, AmericanWest will provide 50% of the merger consideration in AmericanWest common stock and 50% in cash, subject to proration and adjustment.

Each Columbia Trust shareholder may specify a different election with respect to different whole shares owned (if, for example, you own 100 Columbia Trust shares, you could make a cash election with respect to 40 shares and a stock election with respect to the other 60 shares). In the event of proration and adjustment, a Columbia Trust shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected. Accordingly, regardless of whether you make a cash election or a stock election, you may nevertheless receive a combination of cash and stock due to proration and adjustment.

Whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be equal to approximately $45.70 per share of Columbia Trust common stock.

See “The Merger—Consideration to be Received in the Merger.”

In order to make an election, Columbia Trust shareholders must properly complete and deliver an election form with their stock certificates (Page 31)

Each Columbia Trust shareholder will be sent an election form and transmittal materials before the special meeting. Each election form will allow the holder to elect to receive cash, stock or a combination of cash and stock or to make no election with respect to the consideration to be received. An election form will be properly completed only if an election is indicated for the holder’s shares of common stock and is accompanied by certificates representing all shares of Columbia Trust common stock covered by the election form together with duly executed transmittal materials included in the election form. Columbia Trust shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. See “The Merger—Form of Election and Election Deadline.”

Do not send your Columbia Trust stock certificates with your proxy card.

Columbia Trust’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 43)

You should be aware that some of the directors and executive officers of Columbia Trust have interests in the merger that are different from, or are in addition to, the interests of Columbia Trust shareholders. These interests include, but are not limited to, the continued employment of and retention benefits payable to certain executive officers after the merger, severance benefits payable to certain executive officers whose employment is not continued after the merger, the appointment of a director of Columbia Trust as a director of AmericanWest immediately after the merger, and the indemnification of former Columbia Trust officers and directors by AmericanWest.

Material United States federal income tax considerations of the merger (Page 39)

The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning in Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, we expect that, for U.S. federal income tax purposes, Columbia Trust shareholders receiving only cash generally will recognize all of the gain or loss in their Columbia Trust shares, Columbia Trust shareholders receiving only AmericanWest shares generally will not recognize any of the gain or loss in their Columbia Trust common stock (except in respect of cash for fractional shares), and Columbia Trust shareholders receiving part cash and part AmericanWest common stock generally will recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the AmericanWest common stock and the amount of cash received over the adjusted tax basis in the Columbia Trust common stock exchanged in the merger or (2) the amount of cash received in the merger.

For further information concerning U.S. federal income tax consequences of the merger, please see “The Merger—Material United States Federal Income Tax Considerations of the Merger” beginning on page 39 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular Columbia Trust shareholder will depend on that shareholder’s particular facts and circumstances. Columbia Trust shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Following the merger, if you receive AmericanWest common stock as some or all of your merger consideration, you will be entitled to receive dividends, if any, that AmericanWest pays on AmericanWest common stock (Page 45)

After the merger, when and if declared by AmericanWest’s board of directors, you will receive any dividends that AmericanWest pays on its common stock. AmericanWest paid 10% stock dividends on February 14, 2003 and February 20, 2004. AmericanWest has not paid a cash dividend since 1994.

Accounting treatment (Page 42)

The merger will be accounted for as an acquisition of Columbia Trust by AmericanWest under the purchase method of accounting of U.S. generally accepted accounting principles.

In order to complete the merger, we must first obtain certain regulatory approvals (Page 39)

In order to complete the merger, AmericanWest must first obtain the prior written approval of the Federal Reserve Bank of San Francisco under the Bank Holding Company Act. An application for approval of the merger with the FRB was filed on or about [•]. The merger of AmericanWest Bank and Columbia Trust Bank is subject to the receipt of prior approval from both the FDIC and the WDFI. An application with the FDIC was filed on or about [•]. An application with the WDFI was filed on or about [•].

Columbia Trust shareholders may have dissenter’s rights (Page 71)

Columbia Trust shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Columbia Trust common stock, and receive cash equal to the appraised fair value of their Columbia Trust common stock instead of receiving the merger consideration. To exercise dissenters’ rights, among other things, a Columbia Trust shareholder must (i) provide notice to Columbia Trust that complies with the requirements of Washington law prior to the vote of its shareholders on the transaction of the shareholder’s intent to demand payment for the shareholder’s shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Columbia Trust common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If you dissent from the merger and the conditions outlined above are met, your shares of Columbia Trust will not be exchanged for shares of AmericanWest common stock or cash or a combination thereof in the merger, and your only right will be to receive the fair value of your common stock as determined by mutual agreement between you and AmericanWest or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger and a waiver of your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the other requirements to request an appraisal under Washington law.

A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page 71 of this proxy statement/prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters’ rights is included in this proxy statement/prospectus as Appendix C.

The merger agreement (Page 47)

The merger agreement is described beginning on page 47. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Conditions to consummation of the merger (Page 52)

The consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the principal terms of the merger by two-thirds of all outstanding shares of Columbia Trust common stock;

•	performance of all material obligations of Columbia Trust shareholders who have signed shareholder agreements;

•	execution and delivery of Non-Competition and Non-Solicitation Agreements from all directors of Columbia Trust;

•	receipt of required regulatory approvals for the merger and the bank merger;

•	absence of any order, injunction, or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization;

•	accuracy of the representations and warranties of Columbia Trust and AmericanWest, except those that would not have or be reasonably likely to have a material adverse effect on Columbia Trust or AmericanWest;

•	the filing and effectiveness of a Form S-4 with the SEC in connection with the issuance of AmericanWest common stock in the merger; and

•	performance in all material respects by Columbia Trust and AmericanWest of all obligations required to be performed by either of them under the merger agreement.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

We may decide not to complete the merger (Page 54)

Columbia Trust and AmericanWest, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Columbia Trust have voted to approve the principal terms of the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach cannot be or is not cured within 30 days of notice of the breach and the breach would be reasonably likely to result in a material adverse effect with respect to the non-breaching party;

•	failure to complete the merger by June 30, 2006;

•	if Columbia Trust has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continued discussion with such third party for more than 10 business days;

•	an acquisition proposal that is publicly disclosed has been commenced, publicly proposed or communicated to Columbia Trust which contains a proposal as to price and Columbia Trust has not rejected such proposal within 10 business days; or

•	failure of the Columbia Trust shareholders to approve the principal terms of the merger or the final denial of a required regulatory approval.

AmericanWest, without the consent of Columbia Trust, can terminate:

•	if Columbia Trust’s board of directors fails to make its recommendation to shareholders, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to AmericanWest’s interests.

Columbia Trust, without the consent of AmericanWest, can terminate:

•	if the fairness opinion of Davidson is withdrawn prior to Columbia Trust’s special shareholders meeting.

Under some circumstances, either Columbia Trust or AmericanWest will be required to pay a termination fee to the other if the merger agreement is terminated (Page 55)

Under some circumstances, either AmericanWest or Columbia Trust may owe to the other party a termination fee in the amount of $1,000,000 if the merger agreement is terminated.

The merger agreement requires Columbia Trust to pay a termination fee of $1,000,000 to AmericanWest:

•	if AmericanWest terminates as a result of (i) Columbia Trust’s failure to obtain shareholder approval, (ii) the failure of Columbia Trust’s board to recommend the merger to its shareholders or if Columbia Trust’s board withdraws or modifies its recommendation in a manner adverse to AmericanWest’s interests or (iii) as a result of a breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days;

•	if, after a third party acquisition proposal for Columbia Trust has been publicly disclosed, or any person or entity has publicly disclosed its intention to make an acquisition proposal and Columbia Trust has determined to pursue such proposal, the agreement is terminated:

•	by either party after June 30, 2006;

•	by either party as a result of Columbia Trust’s failure to obtain shareholder approval;

•	by either party, if Columbia Trust has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continues discussion with such third party for more than 10 business days or an acquisition proposal that is publicly disclosed has been commenced, publicly proposed or communicated to Columbia Trust which contains a proposal as to price and Columbia Trust has not rejected such proposal within 10 business days;

•	by either party as a result of the failure of Columbia Trust’s board of directors to make its recommendation to shareholders, or if Columbia Trust’s board withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the AmericanWest’s interests;

•	by AmericanWest as a result of a material breach by Columbia Trust of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days; or

•	by AmericanWest as a result of material breach by the directors of Columbia Trust of any of the covenants or agreements set forth in the shareholder agreements which goes uncured for 30 days;

provided, however, that in the event (A) 15 business days have elapsed after a bona fide acquisition proposal for the Columbia Trust shall have been publicly disclosed, and (B) Columbia Trust has made no determination as to whether to pursue such acquisition proposal, then upon termination for any of the reasons listed above, Columbia Trust shall pay to AmericanWest a termination fee of $1,000,000.

The merger agreement requires AmericanWest to pay a termination fee of $1,000,000 to Columbia Trust:

•	if Columbia Trust terminates as a result of (i) a material breach by AmericanWest of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days, or (ii) because any regulatory approval is not obtained by March 31, 2006 because AmericanWest or any of its subsidiaries are not or will not be well-capitalized under applicable federal banking laws and regulations.

Comparison of shareholder rights (Page 68)

The conversion of your shares of Columbia Trust common stock into the right to receive shares of AmericanWest common stock in the merger will result in differences between your rights as a Columbia Trust shareholder, which are governed by the Washington Business Corporation Act and Columbia Trust’s articles of incorporation and bylaws, and your rights as a AmericanWest shareholder, which are governed by the Washington Business Corporation Act and AmericanWest’s amended and restated articles of incorporation and bylaws.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF AMERICANWEST

AmericanWest is providing the following information to aid you in your analysis of the financial aspects of the merger. AmericanWest derived the information as of and for the years ended December 31, 2000 through December 31, 2004 from its historical audited consolidated financial statements for these fiscal years. AmericanWest derived the financial information for the nine months ended September 30, 2005 and September 30, 2004 from its unaudited condensed consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited consolidated financial information contained herein is the same historical information that AmericanWest has presented in its prior filings with the Securities and Exchange Commission, or SEC.

The operating results for the nine months ended September 30, 2005 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2005. This information is only a summary, and you should read it in conjunction with AmericanWest’s consolidated financial statements and notes thereto contained in AmericanWest’s 2004 Annual Report on Form 10-K, as amended, which has been incorporated by reference into this document. See the section entitled “Sources of Additional Information” immediately preceding the table of contents and “Where You Can Find More Information” on page 74.

	At or for the Nine Months Ended September 30,		At or for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share data)
Consolidated Statements of Earnings Data:
Interest income	54,148	55,538	74,936	71,248	59,202	53,504	50,042
Interest expense	12,909	10,165	13,959	14,486	15,110	19,080	19,686

Net interest income	41,239	45,373	60,977	56,762	44,092	34,424	30,356
Provision for loan losses	2,365	8,498	13,046	6,324	5,663	2,855	1,643

Net interest income after provision for loan losses	38,874	36,875	47,931	50,438	38,429	31,569	28,713
Noninterest income	4,821	6,069	7,990	6,176	5,384	4,702	4,029
Noninterest expense	29,915	30,124	42,746	35,120	27,560	22,276	21,328

Income before provision for income taxes	13,780	12,820	13,175	21,494	16,253	13,995	11,414
Provision for income taxes	3,875	4,037	3,670	7,508	5,354	4,788	3,379

Net income	9,905	8,783	9,505	13,986	10,899	9,207	8,035

Cash Dividends	—	—	—	—	—	—	—
Historical Per Share Data:
Earnings per share
Basic	0.95	0.86	0.93	1.39	1.13	0.93	0.68
Diluted	0.94	0.84	0.91	1.34	1.10	0.92	0.68
Shareholders’ equity	116,518	104,388	105,075	96,198	81,130	68,206	64,530
Selected Ratios:
Return on average equity(1)	11.94%	11.70%	9.37%	15.87%	15.08%	13.87%	12.73%
Return on average assets(1)	1.25%	1.10%	0.88%	1.47%	1.41%	1.46%	1.44%
Net interest margin to interest earning assets(1)	5.68%	6.25%	6.17%	6.49%	6.20%	5.97%	6.01%
Average equity as a percentage of average assets	10.47%	9.37%	9.36%	9.28%	9.32%	10.54%	11.32%
Non-performing assets as a percentage of total assets	1.79%	2.07%	2.71%	1.95%	2.34%	2.25%	1.39%
Financial Condition Data:
Total assets	1,139,761	1,146,984	1,048,994	1,023,907	917,141	659,341	598,513
Loans	997,297	952,139	927,874	876,390	775,579	587,976	494,087
Cash, cash equivalents and securities	85,810	133,273	63,103	89,021	87,098	40,506	77,712
Deposits	962,987	922,880	894,798	871,125	766,335	532,237	501,426
Borrowings	52,037	102,561	40,933	47,781	64,006	53,601	27,367

(1)	These ratios have been annualized as applicable for the nine month period ended September 30, 2005. No assurances can be given that AmericanWest’s performance for the remaining three months of 2005 will reflect this performance for the entire year.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF COLUMBIA TRUST

The following selected financial data with respect to Columbia Trust’s statements of financial position as of September 30, 2004 and 2003 and its statements of income for the fiscal years ended September 30, 2004 and 2003 have been derived from the audited financial statements included with this proxy statement/prospectus in Appendix D. The summary financial data at and for the fiscal year ended September 30, 2005 have been derived from Columbia Trust’s unaudited financial statements. The selected ratios and Per Share Data have not been audited. This selected financial information should be read in conjunction with such financial statements and the notes thereto.

	At or for the Years ended September 30,
	2005	2004	2003
	(unaudited)
	(dollars in thousands except per share data)
Summary of Operations:
Interest income	$11,432	$9,461	$8,598
Interest expense	3,330	2,493	2,460
Net interest income	8,102	6,968	6,138
Provision for loan losses	422	654	636
Net interest income after provision for loan losses	7,680	6,314	5,502
Noninterest income	815	746	771
Noninterest expense	6,713	5,367	4,265
Income before Federal income taxes	1,782	1,693	2,008
Federal income taxes	549	594	681
Net income	1,233	1,099	1,327
Cash dividends	—	—	—

Per Share Data:
Net income—basic	1.62	1.50	1.84
Net income—diluted	1.53	1.40	1.77
Book value	$19.23	$17.93	$16.63

Balance Sheet Summary:
Total assets	$208,913	$189,062	$158,850
Total deposits	179,175	161,033	132,288
Investments	25,375	15,051	15,613
Loans, net of deferred fees	157,861	150,718	126,776
Allowance for loan losses	2,515	2,309	1,761
Total shareholders’ equity	14,917	13,638	12,243

Selected Ratios:
Return on average assets	0.62%	0.63%	0.90%
Return on average equity	8.64%	8.73%	11.56%
Net interest margin	4.39%	4.32%	4.51%
Non-performing loans to total loans	2.85%	2.02%	0.21%
Non-performing assets to total assets	2.18%	1.61%	0.81%
Allowance for loan losses to non-performing loans	55.91%	75.76%	654.80%
Shareholders’ equity to assets	7.14%	7.21%	7.71%

UNAUDITED COMPARATIVE PER SHARE DATA FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2005 AND THE YEAR ENDED DECEMBER 31, 2004

The following table summarizes unaudited per share information for AmericanWest and Columbia Trust on a historical basis, a pro forma combined basis for AmericanWest and an equivalent pro forma combined basis for Columbia Trust. It has been assumed for purposes of the pro forma financial information provided below that (1) for the nine-month period ended September 30, 2005, the merger was completed on January 1, 2005 for income statement purposes, and on September 30, 2005 for balance sheet purposes and (2) for the year ended December 31, 2004, the merger was completed on January 1, 2004 for income statement purposes, and on December 31, 2004 for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of AmericanWest and Columbia Trust at and for the fiscal year ended December 31, 2004 and September 30, 2004, respectively, which are incorporated by reference into this document, and the unaudited consolidated financial statements of AmericanWest at and for the nine-month period ended September 30, 2005, are incorporated by reference into this document. The following pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger with Columbia Trust. The exchange ratio has been estimated to be 1.8896 per share by dividing the consideration for each share of Columbia Trust common stock, or $45.70, by the average closing price of AmericanWest’s common stock for the five consecutive trading-days ending December 16, 2005. This assumption is for illustration only and the exchange ratio in the merger will most likely be different. AmericanWest’s book value per share as of December 31, 2004 includes the shares anticipated to be issued by AmericanWest in this merger transaction. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income per share of the combined company is computed by dividing the pro forma net income available to holders of the combined company’s common stock by the pro forma weighted average number of shares outstanding for the periods presented. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common stock outstanding at the end of the period presented. Columbia Trust equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts of AmericanWest by the exchange ratio of 1.8896 per share, the derivation of which is discussed above.

	Nine-Months Ended September 30, 2005	Year Ended December 31, 2004
AmericanWest—Historical
Historical per common share:
Income per share from continuing operations
Basic	$0.95	$0.93
Diluted	0.94	0.91
Cash dividends declared per common share	—	—
Book value per share	11.11	10.23

Columbia Trust—Historical
Historical per common share:
Income per share from continuing operations
Basic	$1.15	$1.58
Diluted	1.07	1.49
Cash dividends declared per common share	—	—
Book value per share	19.23	17.96

AmericanWest Pro Forma Combined
Unaudited pro forma per AmericanWest common share:
Income per share from continuing operations
Basic	$0.97	$0.98
Diluted	0.94	0.94
Cash dividends declared per common share	—	—
Book value per share	12.07	11.27

Columbia Trust Pro Forma Equivalent
Unaudited pro forma per Columbia Trust common share:
Income per share from continuing operations
Basic	1.83	$1.85
Diluted	1.78	1.78
Cash dividends declared per common share	—	—
Book value per share	22.81	21.30

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for AmericanWest common stock on the Nasdaq National Market System on November 29, 2005, the last trading day prior to the announcement of the signing of the merger agreement. [•], 2006 was the last practical trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Closing Sales Price
	AmericanWest	Columbia Trust(1)	Columbia Trust Equivalent(2)
Price per share:
November 29, 2005	$23.09	$38.00	$43.63
[•], 2006	[•]	[•]	[•]

(1)	There are no publicly available quotations of Columbia Trust common stock, and the market price per share as of the respective dates represent the most recent sale prices known to Columbia Trust.

(2)	The equivalent price per share data for Columbia Trust common stock has been determined by multiplying the last reported sale price of a share of AmericanWest common stock on each of these dates by an exchange ratio of 1.8896 which is a quotient of (i) $45.70, or the consideration for each share of Columbia Trust common stock, divided by (ii) the average closing price of AmericanWest common stock over the five consecutive trading-days ending on December 16, 2005 and [•], 2006, respectively. This assumption is for illustration only and the exchange ratio in the merger will most likely be different.

You should obtain current market quotations for AmericanWest common stock. The market price of AmericanWest common stock will probably fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of AmericanWest common stock is subject to fluctuation, the value of the shares of AmericanWest common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

AmericanWest

AmericanWest common stock is listed on the Nasdaq National Market System under the symbol “AWBC.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of AmericanWest common stock as reported on the Nasdaq National Market System.

Quarter Ended	High	Low
2003:
First quarter	$18.99	$15.03
Second quarter	$18.60	$15.35
Third quarter	$20.20	$16.05
Fourth quarter	$23.45	$18.51

2004:
First quarter	$23.80	$18.28
Second quarter	$19.99	$16.45
Third quarter	$19.22	$16.01
Fourth quarter	$22.59	$18.65

2005:
First quarter	$20.55	$17.85
Second quarter	$20.88	$17.54
Third quarter	$23.97	$19.83
Fourth quarter	[•]	[•]

As of [•], 2006, there were [•] outstanding shares of AmericanWest common stock held by approximately [•] holders of record.

AmericanWest paid 10% stock dividends on February 14, 2003 and February 20, 2004. AmericanWest has not paid a cash dividend since 1994.

The timing and amount of future dividends, if any, will depend upon earnings, cash requirements, the financial condition of AmericanWest and its subsidiaries, applicable government regulations and other factors deemed relevant by the AmericanWest board of directors.

Columbia Trust

Columbia Trust common stock is not publicly traded on Nasdaq or any other exchange. Columbia Trust common stock has occasionally been sold or transferred in private transactions. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Columbia Trust common stock in such transactions known to Columbia Trust management. Due to the limited information available and the absence of any trading market, such transactions may not accurately reflect the actual market value of Columbia Trust common stock.

Quarter Ended	High	Low
2003:
First quarter	$25.00	$25.00
Second quarter	$28.00	$28.00
Third quarter	$28.00	$28.00
Fourth quarter	$30.00	$30.00

2004:
First quarter	$30.00	$30.00
Second quarter	$30.00	$30.00
Third quarter	$32.00	$32.00
Fourth quarter	$34.00	$32.00

2005:
First quarter	$40.00	$32.00
Second quarter	$39.00	$32.00
Third quarter	$39.00	$33.00
Fourth quarter	[•]	[•]

As of December 6, 2005, there were 773,542 outstanding shares of Columbia Trust common stock held by approximately 411 holders of record.

Columbia Trust has not paid cash dividends since its incorporation.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in the common stock of AmericanWest and Columbia Trust as a combined company to the extent you receive AmericanWest common stock in exchange for your shares of Columbia Trust common stock. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” on page 22, you should carefully consider the matters described below in determining whether to approve the principal terms of the merger agreement.

Risks Related to the Merger

The merger exchange ratio will not be determined until the time of the merger because the AmericanWest average price used to calculate the merger exchange ratio will not be determined until five business days prior to the effective date.

The merger exchange ratio depends on the average closing price of AmericanWest common stock over a 20 consecutive trading-day period ending on the fifth business day prior to the closing of the merger, referred to as the average price, which will not be known until after the special meeting of Columbia Trust shareholders. As a result, if you elect to receive shares of common stock of AmericanWest, you will not know the number of shares of AmericanWest common stock you will receive in the merger at the time you vote on the proposal to approve the merger agreement.

If AmericanWest is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of Columbia Trust’s operations will depend primarily on AmericanWest’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that AmericanWest will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that AmericanWest’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If AmericanWest has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, AmericanWest may experience greater than expected costs or difficulties relating to the integration of the business of Columbia Trust, and/or may not realize expected cost savings from the merger within the expected time frame.

Shares eligible for future sale could have a dilutive effect.

Shares of AmericanWest common stock eligible for future sale, including those that may be issued in the acquisition of Columbia Trust and any other offering of AmericanWest common stock for cash, could have a dilutive effect on the market for AmericanWest common stock and could adversely affect its market price.

As of October 31, 2005, there were 15,000,000 shares of AmericanWest common stock authorized, of which approximately 10,465,875 shares were outstanding, excluding 40,500 shares of unvested restricted stock. An estimated [•] additional shares will be issued to Columbia Trust shareholders in the merger, based on the closing price of AmericanWest common stock on [•], 2006 and the number of shares of Columbia Trust common stock outstanding on [•], 2006.

Columbia Trust’s directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that Columbia Trust’s directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Columbia Trust shareholders generally. See “The Merger—Interests of Certain Persons in the Merger.” Columbia Trust’s board of directors was aware of these interests and considered them when it recommended approval of the merger agreement.

Risks Related to AmericanWest Following Completion of the Merger

Unless otherwise specified, references to “we,” “our” and “us” in this subsection means AmericanWest and its subsidiaries on a consolidated basis.

Our business is subject to interest rate risk, and variations in interest rates may negatively affect our financial performance.

As is true for any banking services provider, unfavorable changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. In addition, while an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. We have no control of these factors. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

We face strong competition from financial services companies and other companies that offer banking services, which could negatively affect our business.

We conduct our banking operations primarily in central and eastern Washington and Northern Idaho. Increased competition in that market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios and our results of operations and financial condition may otherwise be adversely affected.

Changes in economic conditions, in particular an economic slowdown in Washington, could materially and negatively affect our business.

Our business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in Washington, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans. The State of Washington and certain local governments in our market area presently face fiscal challenges the long-term impact of which on the State’s or the local economy cannot be predicted.

A downturn in the real estate market could negatively affect our business.

A significant downturn in the real estate market, especially in those markets served by AmericanWest, could negatively affect our business because a significant portion (approximately 62% as of September 30, 2005) of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

Substantially all of our real property collateral is located in central and eastern Washington. Real estate values could be affected by, among other things, an economic slowdown, an increase in interest rates, drought and other natural disasters particular to Washington.

In addition, large concentrations in a single loan type can result in increased risk. We have significant concentrations of credit in commercial real estate loans.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We currently depend heavily on the services of our president and chief executive officer, Robert M. Daugherty, and a number of other key management personnel. The loss of Mr. Daugherty’s services or that of other key personnel could materially and adversely affect our results of operations and financial condition. Our success also depends in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because the banking business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could (i) make compliance much more difficult or expensive, (ii) restrict our ability to originate, broker or sell loans or accept certain deposits, (iii) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (iv) otherwise adversely affect our business or prospects for business.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the ordinary course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Only a limited trading market exists for our common stock which could lead to price volatility.

Our common stock was designated for quotation on the Nasdaq National Market in May, 1995 and trading volumes since that time have been modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares.

Our allowance for credit losses may not be adequate to cover actual losses.

In accordance with accounting principles generally accepted in the United States, we maintain an allowance for loan losses to provide for loan defaults and non-performance and a reserve for unfunded loan commitments, which when combined, we refer to as the allowance for credit losses. Our allowance for credit losses may not be adequate to cover actual credit losses, and future provisions for credit losses could materially and adversely affect our operating results. Our allowance for credit losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for credit losses. While we believe that our allowance for credit losses is adequate to cover current losses, we cannot assure you that we will not further increase the allowance for credit losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and AmericanWest and Columbia Trust intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of AmericanWest’s and Columbia Trust’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond AmericanWest’s and Columbia Trust’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with the volatility of the global financial markets;

•	any adverse change in our credit rating;

•	competition from other financial services companies in our markets; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page 18 and in AmericanWest’s reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to AmericanWest or Columbia Trust or any person acting on behalf of AmericanWest or Columbia Trust are expressly qualified in their entirety by the cautionary statements above. Neither AmericanWest nor Columbia Trust undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE SPECIAL MEETING OF COLUMBIA TRUST SHAREHOLDERS

This proxy statement/prospectus constitutes the proxy statement of Columbia Trust Bancorp, which we refer to as Columbia Trust, for use at the special meeting of Columbia Trust’s shareholders to be held on [•], 2006, at [•], at [•] [a.m./p.m.], and any adjournments thereof.

At the special meeting, the shareholders of Columbia Trust will consider and vote upon a proposal to approve the principal terms of an Agreement and Plan of Merger dated as of November 29, 2005, which is included as Appendix A.

Pursuant to the merger agreement, Columbia Trust will merge with and into AmericanWest, and subsequently Columbia Trust Bank will merge with and into AmericanWest Bank. We expect to complete the merger of Columbia Trust with and into AmericanWest during the last half of the first quarter of 2006 and the subsequent merger of Columbia Trust Bank with and into AmericanWest Bank as soon thereafter as integration of operations permit.

When we complete the merger, for each share of Columbia Trust common stock you own, you may elect to receive merger consideration in the form of cash or shares of AmericanWest common stock, subject to proration and adjustments as described in “The Merger—Consideration to be Received in the Merger.”

All information contained in this proxy statement/prospectus with respect to Columbia Trust has been supplied by Columbia Trust. All information contained in this proxy statement/prospectus with respect to AmericanWest has been supplied by AmericanWest.

This proxy statement/prospectus is first being mailed to shareholders of Columbia Trust on or about [•], 2006.

Record Date

The close of business on [•], 2006 was the record date for determining Columbia Trust shareholders entitled to receive notice of and to vote at the special meeting.

Voting

On the record date, there were [•] shares of Columbia Trust common stock outstanding held by [•] holders of record. Each holder of Columbia Trust common stock is entitled to one vote for each share of Columbia Trust common stock in that holder’s name on Columbia Trust’s books as of the record date on any matter submitted to the vote of the Columbia Trust shareholders at the special meeting. The approval of the plan of merger will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Columbia Trust common stock. Authorization to adjourn the special meeting, if necessary, to solicit additional proxies requires the favorable vote of a majority of the shares represented at the special meeting. As of the record date, shareholders holding [•]% of Columbia Trust’s common stock have agreed to vote in favor of the merger. See “The Merger Agreement—Shareholder Agreements.”

Shares of Columbia Trust common stock that are not represented in person or by proxy at the special meeting shall not be counted in determining whether a quorum is present and shall not be deemed present at the special meeting. Proxies submitted by any shareholder that are unmarked as to any matter shall be voted in favor of the merger in accordance with the recommendation of the board of directors of Columbia Trust. Abstentions and broker non-votes are counted towards a quorum, but abstentions and broker non-votes are the equivalent of “against” votes with respect to the approvals of the merger and authority to vote for adjournments to solicit additional proxies.

Adjournments

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders a majority of the shares of Columbia Trust common stock present in person or represented by proxy at the special meeting, whether or not a quorum exits. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Columbia Trust’s shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Revocation of Proxies

Any proxy in the form enclosed for Columbia Trust shareholders that is properly completed and returned in time for voting with a choice specified thereon will be voted in accordance with that specification.

Columbia Trust shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the Corporate Secretary of Columbia Trust prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person.

Proxies which do not provide the proxy holders with direction in voting on the merger or with respect to adjournments will be voted in favor of the merger and in favor of granting authority to adjourn the special meeting, in accordance with the recommendation of the board of directors of Columbia Trust, and Columbia Trust shareholders who have provided such proxies will not be eligible to assert their dissenters’ rights.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of Columbia Trust. Columbia Trust will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Columbia Trust, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Columbia Trust will pay printing, postage and mailing costs for preparation and mailing of the proxy statement/prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.

Outstanding Voting Securities

Columbia Trust has only one class of voting securities outstanding, Columbia Trust common stock. Shareholders of record entitled to notice of and to vote at the special meeting have been determined as of the record date, [•], 2006, and, as of such date, [•] shares of Columbia Trust common stock were outstanding, all of which are entitled to vote at the special meeting.

The following table sets forth certain information regarding the beneficial ownership of Columbia Trust common stock, as of December 22, 2005, by: (i) shareholders who have a beneficial ownership of 5% or more; (ii) each Columbia Trust director; and (ii) all Columbia Trust directors and executive officers as a group. There is no person not included below who owns more than 5% of Columbia Trust’s outstanding common stock.

Each of the Columbia Trust directors listed below has agreed to vote his or her shares in favor of the principal terms of the merger agreement, as more fully described in the “The Merger Agreement—Shareholder Agreements.”

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Number of Shares Subject to Vested Stock Options(2)	Percentage of Class(2)
5% Shareholders
Gary Allan	42,000	2,000	5.04%

Directors
Bill Almon	1,667	300	0.23%
Frank Armijo	2,435	500	0.34%
L.H. Butler	8,334	600	1.02%
Carlton M. Cadwell	7,635	4,800	1.43%
Joe F. Farina	1,667	300	0.23%
Robert L. Ferguson	14,790	4,400	2.20%
William N. Lampson	49,383	4,800	6.21%
Bruce A. LePage	46,886	—	5.38%
David MacHugh	6,468	2,800	1.06%
William L. McCurley	7,852	2,800	1.22%
Ed Ray	17,374	4,800	2.54%
Diehl R. Rettig	14,300	4,800	2.19%
Robert M. Tippett	5,400	4,800	1.17%
J.E. Wondrack	26,000	4,800	3.53%

Executive Officers
Martin P. Ottem(3)	12,267	7,400	2.25%
Michelle Bell	1,700	2,860	0.52%
Larry Zylstra	1,500	6,340	0.90%
Paul Durand	1,000	500	0.17%
All Directors and Executive Officers (18 persons)	226,658	57,600	32.59%

(1)	Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same house; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)	Shares subject to options held by directors and executive officers that were exercisable within 60 days after December 22, 2005 (“vested”) are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person.

(3)	Mr. Ottem also serves as a director of Columbia Trust.

THE MERGER

General

The boards of directors of AmericanWest and Columbia Trust have approved the merger agreement providing for the merger of Columbia Trust with and into AmericanWest and the subsequent merger of Columbia Trust Bank with and into AmericanWest Bank. We expect to complete the merger of Columbia Trust with and into AmericanWest during the last half of the first quarter of 2006 and the subsequent merger of Columbia Trust Bank with and into AmericanWest Bank as soon thereafter as integration of operations permit.

Background of the Merger

AmericanWest’s president and chief executive officer, Robert M. Daugherty, and Columbia Trust’s president and chief executive officer, Marty Ottem, have known each other for approximately 12 years, having served together on the Chairman’s Council of Excellence at West One Bank. In addition, each is a member of the board of directors of the Washington Bankers Association and the Western Independent Bankers Association. In late January, 2005, Mr. Daugherty first broached the possibility of a merger of the two companies with Mr. Ottem and expressed an interest in further discussions on the subject at a future date. On several subsequent occasions when they met at various board meetings or conferences, Mr. Daugherty made similar general expressions of interest.

At a luncheon hosted by AmericanWest in Kennewick, Washington, for local business leaders on June 28, 2005, Mr. Daugherty first met Bill Lampson, chairman of the board of directors of Columbia Trust. At that time, he expressed to Mr. Lampson his interest in beginning discussions about a merger between AmericanWest and Columbia Trust.

In September 2005, Craig Eerkes, a member of the board of directors of AmericanWest and a current shareholder and former member of the board of directors of Columbia Trust, approached Mr. Lampson and expressed interest on behalf of AmericanWest to acquire Columbia Trust. They discussed the synergies that would follow from a merger, as well as appropriate merger consideration which would be made up of some combination of common stock and cash. Mr. Lampson then met with Mr. Ottem and Columbia Trust director Diehl R. Rettig to discuss his meeting with Mr. Eerkes. The three of them had been designated on September 15, 2004 by the Columbia Trust board as the members who would initially evaluate and screen any proposed merger or acquisition.

At the regular board of directors meeting of September 27, 2005, Mr. Daugherty presented to AmericanWest’s board several possible acquisition targets, including Columbia Trust. On September 28, 2005, Mr. Daugherty and Mr. Eerkes met again with Mr. Lampson. On October 3, 2005, at a special meeting of the board of directors of AmericanWest Bank, Mr. Daugherty and Mr. Eerkes informed the board of the discussions with Columbia Trust. At this meeting, Mr. Eerkes disclosed to the board that he owned vested options and shares of Columbia Trust common stock and Mr. Ketelsen disclosed to the board that he owned shares of Columbia Trust common stock. The other members of the board unanimously adopted a resolution permitting Mr. Eerkes and Mr. Ketelsen to participate fully in all board discussions concerning this matter and acknowledging that Mr. Eerkes and Mr. Ketelsen would abstain on any vote. Donald H. Swartz, chairman of the board, Mr. Daugherty and Mr. Eerkes were appointed representatives of AmericanWest to continue merger discussions with Columbia Trust.

On October 6, 2005, Mr. Lampson, Mr. Ottem and Mr. Rettig met with Mr. Eerkes, Mr. Daugherty and Mr. Swartz. At that meeting, the parties further discussed possible merger terms and agreed to a two-step process leading to negotiation and execution of a definitive agreement. The first step was an informal “off-site” evaluation of selected information requested by AmericanWest as part of its initial due diligence. If, after that initial evaluation, AmericanWest remained interested in proceeding further, the second step would be an on-site examination of Columbia Trust.

In October, Mr. Daugherty, Mr. Eerkes, Mr. Lampson and Mr. Ottem held several meetings and telephone conversations. On November 3, 2005, AmericanWest presented Mr. Lampson a non-binding letter of interest to formalize its interest to acquire Columbia Trust subject, among other things, to the satisfactory completion of AmericanWest’s due diligence. On November 7, 2005, AmericanWest engaged Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to AmericanWest in connection with the possible acquisition of Columbia Trust.

On November 7, 2005, Mr. Lampson, Mr. Ottem and Mr. Rettig informed the Columbia Trust board of directors of the continuing discussions with AmericanWest and received unanimous approval of the Columbia Trust board to continue exploration of a possible merger of the two companies.

AmericanWest conducted on-site due diligence on November 11 and 12, 2005. On November 14, 2005, at a special meeting of the AmericanWest board, the directors reviewed the due diligence reports and authorized Mr. Daugherty to proceed to negotiate the acquisition of Columbia Trust. On November 15, 2005, AmericanWest presented to the representatives of the Columbia Trust board a revised letter of interest to acquire Columbia Trust. Columbia Trust discussed this letter with its legal counsel and adjustments were made to the letter of interest by mutual agreement. The letter of interest was presented to the full board of directors of Columbia Trust at its November 16, 2005 monthly meeting. After thorough consideration of the letter of interest, the Columbia Trust board unanimously instructed Mr. Lampson, Mr. Ottem and Mr. Rettig to proceed to the negotiation of a definitive agreement and to engage an independent investment banking firm to provide a fairness opinion.

Thereafter, Columbia Trust engaged the firm of D.A. Davidson & Co. to perform due diligence on AmericanWest and to provide an opinion as to the fairness of the transaction, from a financial point of view, to the holders of the common stock of Columbia Trust. Columbia Trust and its representatives worked with AmericanWest and its representatives to complete a definitive merger agreement.

The parties negotiated the terms and conditions of an agreement and plan of merger over the Thanksgiving holiday weekend and the following Monday. D.A. Davidson issued its fairness opinion on November 29, 2005. The respective boards of AmericanWest and Columbia Trust thereafter met separately during the afternoon of November 29, 2005, at which time each board unanimously (with Mr. Eerkes and Mr. Ketelsen of the AmericanWest board abstaining due to their previously disclosed share ownership in Columbia Trust, gave its approval to the agreement and plan of merger, which was executed on that date.

Recommendation of the Columbia Trust Board of Directors and Reasons of Columbia Trust for the Merger

The Columbia Trust board of directors believes the merger is in the best interests of Columbia Trust and the Columbia Trust shareholders. The Columbia Trust board unanimously recommends that Columbia Trust shareholders vote FOR the approval of the plan of merger and the consummation of the transactions contemplated by the merger agreement.

In reaching its determination to approve the plan of merger, the Columbia Trust board consulted with Columbia Trust’s management and its financial and legal advisors, and considered a number of factors. Following is a description of the material factors that the Columbia Trust board believes favor the merger:

•	the Columbia Trust board’s assessment of the business, operations, capital level, asset quality, financial condition and earnings of AmericanWest on an historical and a prospective basis, and of the combined company on a pro forma basis including anticipated cost savings. This assessment was based in part on presentations by Davidson, Columbia Trust’s financial advisor, and its management and the results of the due diligence investigation of AmericanWest conducted by Columbia Trust’s management and financial and legal advisors;

•	the historical stock price performance and liquidity of AmericanWest common stock, and the resulting relative interests of Columbia Trust shareholders and AmericanWest shareholders in the common equity of the combined company;

•	the value to be received by holders of Columbia Trust common stock pursuant to the merger agreement in relation to the historical trading prices of Columbia Trust common stock, as compared to other similar transactions of a comparable nature in the view of the board’s financial advisor;

•	the financial and growth prospects for Columbia Trust and its shareholders of a business combination with AmericanWest as compared to continuing to operate as a stand-alone entity;

•	the information presented by Davidson to the Columbia Trust board with respect to the merger and its opinion that, as of that date, the merger consideration payable to the holders of Columbia Trust common stock was fair from a financial point of view (see “—Opinion of Columbia Trust’s Financial Advisor” on page 32);

•	the Columbia Trust board’s belief that the two companies share a common vision of the importance of customer service and that management and employees of Columbia Trust and AmericanWest possess complementary skills and expertise;

•	the benefits to Columbia Trust and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources to remain competitive over the long term and be able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the employee benefits to be provided to Columbia Trust employees and career opportunities in a larger organization;

•	the expectation that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code (see “—Material United States Federal Income Tax Considerations of the Merger” on page 39);

•	the likelihood of being able to effectively complete the merger; and

•	the Columbia Trust board’s assessment, with the assistance of counsel, concerning the likelihood that AmericanWest would obtain all regulatory approvals required for the merger.

In the course of its deliberations regarding the merger, the Columbia Trust board also considered the following information that the Columbia Trust board determined did not outweigh the benefits to Columbia Trust and its shareholders expected to be generated by the merger:

•	that the directors and officers of Columbia Trust have interests in the merger in addition to their interests generally as Columbia Trust shareholders (see “—Interests of Certain Persons in the Merger” on page 43); and

•	the effect of a termination fee of up to $1 million in favor of AmericanWest, including the risk that the termination fee might discourage third parties from offering to acquire Columbia Trust by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to AmericanWest’s willingness to enter into the merger agreement.

The Columbia Trust board did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors.

Consideration to be Received in the Merger

Columbia Trust shareholders will have the right to elect to receive merger consideration for their shares of Columbia Trust common stock in the form of cash or shares of AmericanWest common stock or a combination of cash and stock. Under the merger agreement, AmericanWest will provide 50% of the merger consideration in AmericanWest common stock and 50% in cash, subject to proration and adjustment.

Each Columbia Trust shareholder may specify a different election with respect to different whole shares owned. For example, if you own 100 Columbia Trust shares, you could make a cash election with respect to 40 shares and a stock election with respect to the other 60 shares. In the event of proration and adjustment, a Columbia Trust shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected. Accordingly, regardless of whether you make a cash election or a stock election, you may nevertheless receive a combination of cash and stock due to proration and adjustment.

Whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be equal to approximately $45.70 per share of Columbia Trust common stock.

Cash Election

The merger agreement provides that each Columbia Trust shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Columbia Trust common stock, an amount in cash equal to approximately $45.70 or the Company Common Stock Value (as described below), subject to proration and adjustment. This cash amount is referred to as “Cash Consideration.”

Stock Election

The merger agreement provides that each Columbia Trust shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Columbia Trust common stock, subject to proration and adjustment, a fraction of a share of AmericanWest common stock equal to approximately $45.70, or the Company Common Stock Value (as described below), divided by the “AmericanWest Measuring Price” which is the average closing price of AmericanWest common stock on the Nasdaq over the 20 consecutive trading-day period ending on the fifth business day prior to the effective time. Such fraction of a share of AmericanWest common stock is referred to as “Stock Consideration” or “Exchange Ratio”.

The “Company Common Stock Value” is the amount obtained by dividing (i) the sum of (A) the aggregate exercise price of all Columbia Trust stock options exercised by the holders after the date the merger agreement was signed and prior to the effective date, (B) the aggregate exercise price of all company stock options having an exercise price of less than $45.70 per share, outstanding immediately prior to the effective date, and (C) $37,750,000, by (ii) the sum of (X) the total number of shares of Columbia Trust common stock outstanding immediately prior to the effective time, and (Y) the total number of shares of Columbia Trust common stock subject to stock options having an exercise price of less than $45.70 per share outstanding immediately prior to the effective date. However, the sum of (A), (B) and (C) above shall in no event exceed $39,858,090.

No fractional shares of AmericanWest common stock will be issued to any holder of Columbia Trust common stock in the merger. For each fractional share that would otherwise be issued, AmericanWest will pay cash in an amount equal to such fraction multiplied by the AmericanWest Measuring Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election

Columbia Trust shareholders who make no election to receive cash or shares of AmericanWest common stock or combination of cash and stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an election. Columbia Trust shares held by such shareholders are referred to as “undesignated shares.” Shareholders not making an election may be paid in cash, AmericanWest common stock or a combination of cash and shares of AmericanWest common stock depending on the result of proration and adjustment described below, the number of valid cash elections and stock elections that have been made by other Columbia Trust shareholders and the number of shares held by Columbia Trust shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements RCW 23B.13 of Chapter 13 of the Washington Business Corporations Act. The shares held by such dissenting Columbia Trust shareholders are sometimes referred to as “dissenting shares.” See “Dissenter’s Rights” beginning on page 71.

Proration and Adjustment

AmericanWest will provide 50% of the merger consideration in AmericanWest common stock and 50% in cash. If the number of shares of Columbia Trust common stock outstanding increases prior to the date of completion of the merger due to the exercise of outstanding options to purchase or receive shares of Columbia Trust common stock, the aggregate number of shares of AmericanWest common stock to be issued in the merger will be increased accordingly. However, the number of shares of Columbia Trust common stock to be converted into the right to receive Cash Consideration (“Cash Election Number”) in the merger will always remain fixed at 50% of the difference between (i) the total number of shares of the Columbia Trust common stock outstanding immediately prior to the effective time and (ii) the sum of (A) the number of dissenting shares, if any, and (B) the number of treasury shares. The number of shares of Columbia Trust common stock to be converted into the right to receive Stock Consideration (“Stock Election Number”) in the merger will always remain fixed at the difference between (i) the total number of shares of the Columbia Trust common stock outstanding immediately prior to the effective time and (ii) the sum of (A) Cash Election Number, (B) the number of dissenting shares, if any, and (C) the number of treasury shares.

The cash and stock elections are subject to proration and adjustment to preserve the limitation described above on the number of shares of AmericanWest common stock to be issued and cash to be paid in the merger. As a result, even if you make a cash election or stock election, you may nevertheless receive a combination of cash and stock consideration.

Adjustment if Cash Pool is Oversubscribed

Stock may be issued to Columbia Trust shareholders who make cash elections if the available $18,875,000 cash pool is oversubscribed. The shares of Columbia Trust common stock for which valid cash elections are made are referred to as the “Cash Election Shares.”

If the number of Cash Election Shares is greater than the Cash Election Number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	a Columbia Trust shareholder making a stock election, no election or an invalid election will receive the Stock Consideration for each share of Columbia Trust common stock as to which he or she made a stock election, no election or an invalid election;

•	all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

-	Cash Election Shares will be deemed converted to Stock Election Shares on a pro rata basis for each record holder of shares of Columbia Trust common stock with respect to those shares, if any, of such record holder that are Cash Election Shares so that the number of Cash Election Shares so converted, when added to the existing Stock Election Shares shall equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration.

-	any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

Adjustment if the Stock Pool is Oversubscribed

If the number of Stock Election Shares exceeds the Stock Election Number, the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	a Columbia Trust shareholder making a cash election, no election or an invalid election will receive the Cash Consideration for each share of Columbia Trust common stock as to which he or she made a cash election, no election or an invalid election;

•	all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

-	Stock Election Shares will be deemed converted to Cash Election Shares on a pro rata basis for each record holder of shares of Columbia Trust common stock with respect to those shares, if any, of such record holder that are Stock Election Shares so that the number of Stock Election Shares so converted, when added to the existing Cash Election Shares shall equal as closely as practicable the Cash Election Number, and all such Stock Election Shares so converted shall be converted into the right to receive Cash Consideration.

-	any remaining Stock Election Shares shall be converted into the right to receive Stock Consideration.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing shares of Columbia Trust common stock who surrenders such certificate, and upon receipt and acceptance of such certificate together with duly executed transmittal materials by American Stock Transfer & Trust Company, as exchange agent, shall be entitled to a certificate representing AmericanWest common stock and/or cash as merger consideration.

Form of Election and Election Deadline

The merger agreement provides that Columbia Trust shareholders will be provided with an election form and other appropriate and customary transmittal materials no less than 40 days prior to the effective time. Each Columbia Trust shareholder will be sent an election form and transmittal materials before the special meeting. Each election form will allow the holder to elect to receive cash, stock or a combination of cash and stock, or to make no election with respect to the consideration to be received.

Holders of Columbia Trust common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the election form. Columbia Trust shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of Columbia Trust common stock as to which the holder has not made a valid election prior to the election deadline, to be set forth in the election form, will be treated as though they had not made an election.

To make a proper election, a holder of Columbia Trust common stock must submit a properly completed election form so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election form. The election deadline will be set forth in the election form, but it is expected to be 5:00 p.m. Pacific Time on the thirtieth (30th) day following the day the election forms were mailed to the holders of Columbia Trust common stock. An election form will be properly completed only if an election is indicated for each share of common stock covered by the election form and is accompanied by certificates representing all shares of Columbia Trust common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), together with duly executed transmittal materials included in the election form.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed election form is properly and timely made at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Columbia Trust common stock, and AmericanWest will cause the return of those certificates to the shareholder who submitted those certificates without charge upon the holder’s request.

Columbia Trust shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to revoke their elections or sell their shares of Columbia Trust common stock during the interval between the election deadline and the date of completion of the merger.

Opinion of Columbia Trust’s Financial Advisor

Columbia Trust’s board of directors retained Davidson on November 17, 2005, on an exclusive basis, to provide financial advisory services in connection with the rendering of a fairness opinion regarding the proposed merger with AmericanWest. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Columbia Trust’s board of directors retained Davidson based upon its reputation and experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions generally.

On November 29, 2005, Davidson presented its fairness opinion to the Columbia Trust board of directors at the meeting during which the directors considered and approved the merger agreement. The Davidson fairness opinion stated that, as of the date of the meeting, the merger consideration to be paid by AmericanWest pursuant to the merger agreement is fair from a financial point of view to the holders of Columbia Trust common stock.

Davidson’s opinion is directed to the Columbia Trust board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote at the special meeting of shareholders with respect to the merger.

Summary of Financial Terms of Proposed Merger

Davidson reviewed the financial terms of the proposed transaction. Based on the $37.75 million that AmericanWest is paying for all of the common stocks and options of Columbia Trust, Davidson calculated an implied transaction value per share of Columbia Trust common stock of $45.70. The aggregate transaction value of $37.75 million includes $35.4 million for all common stock, as well as $2.4 million of value for all outstanding Columbia Trust options to purchase Columbia Trust common stock. The $35.4 million paid to common shareholders will be paid half in AmericanWest common stock and half in cash. Davidson noted that the transaction will be a “fixed value” deal with the number of shares of AmericanWest to be delivered to Columbia Trust to be determined immediately prior to the effective date based on an average share price of AmericanWest. There will also be no collars on the price of AmericanWest common stock. Based upon the implied transaction value to common shareholders and Columbia Trust’s September 30, 2005 financial information, Davidson calculated the following ratios:

Implied value to common shareholders to:

• Book Value	238%

• Tangible Book Value	238%

• Last twelve months EPS	28.7x

• Assets	16.9%

• Premium over tangible book value/core deposits	15.0%

• Premium to weighted avg. Columbia Trust stock trades year-to-date in 2005	32.8%

Review Procedures

In connection with providing this opinion, Davidson:

•	reviewed the merger agreement;

•	reviewed certain publicly available financial statements and regulatory information concerning Columbia Trust and AmericanWest, including research analyst reports on AmericanWest;

•	reviewed certain internal financial statements and other financial and operating data of Columbia Trust and AmericanWest provided to it by managements of Columbia Trust and AmericanWest;

•	discussed the past and current operations, financial condition, and future prospects of Columbia Trust and AmericanWest, as discussed with executive management of each;

•	reviewed securities data of publicly traded financial institutions;

•	reviewed growth and performance data of similar sized banks in the region of Columbia Trust;

•	reviewed financial terms, to the extent available, of certain other bank merger and acquisition transactions; and

•	performed other analyses and reviews, as Davidson deemed appropriate.

In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information listed above that was provided to Davidson or obtained through publicly available sources. Davidson did not assume any responsibility for independent verification of the information. Davidson assumed that the assumptions and estimates of both managements used to build their forecasts were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of Columbia Trust and AmericanWest, and Davidson did not independently verify the validity of the assumptions.

Davidson did not make any independent evaluation or appraisal of the assets and liabilities of Columbia Trust or AmericanWest, nor was Davidson furnished with any appraisals. Davidson did not examine individual loan files of Columbia Trust or AmericanWest. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover future losses.

Davidson’s opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the merger agreement. Davidson provided its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertakings or other actions, which may be imposed or required in the course of obtaining regulatory approval for the merger. Davidson’s opinion is necessarily based upon economic, market and other conditions, and on the information made available to Davidson as of November 29, 2005. No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by Columbia Trust or AmericanWest.

Davidson was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

Overview of AmericanWest

Since common shareholders of Columbia are receiving 50% of their $35.4 million of merger consideration in AmericanWest common stock, Davidson examined AmericanWest’s historical performance, current operations and future prospects. Davidson compared them to a comparable group of twelve public banks with assets between $500 million and $3 billion that were located in Washington and Oregon. For the purpose of the public company analysis, the financial information used by Davidson is at and for the twelve months ended September 30, 2005. Davidson also examined five year averages and compound annual growth rates of AmericanWest versus the peer group using the same operating measures. The comparable group includes the following:

Cascade Bancorp Columbia Bancorp Heritage Financial Corp. PremierWest Bancorp	Cascade Financial Corp. Columbia Banking System Horizon Financial Corp. Washington Banking Co.	CityBank Frontier Financial Corp. Pacific Continental Corp. West Coast Bancorp

	Current AmericanWest	Current Peer Median	AmericanWest 5 Year Average	Peer 5 Year Average
Return on Average Assets	1.25%	1.46%	1.29%	1.45%
Return on Average Equity	11.9%	16.7%	13.2%	14.4%
Net Interest Margin	5.68%	5.18%	6.10%	5.18%
Efficiency Ratio	63.4%	54.0%	55.8%	57.6%
Loan Growth	10.6%	18.2%	15.0%	12.5%
Deposit Growth	10.2%	19.1%	17.1%	13.4%
Equity/Assets	10.2%	9.3%	9.8%	10.3%
Net charge-offs/Loans	0.68%	0.07%	0.52%	0.22%
Loan Loss Reserves/Loans	1.61%	1.44%	1.50%	1.49%
NPAs/Assets	1.79%	0.15%	2.13%	0.57%

Davidson noted that AmericanWest recently had its Memorandum of Understanding and Supervisory Directive lifted by the FDIC and Washington DFI. The regulatory agreements were based on significant credit issues and weaknesses in the compliance controls, operations and training. The new management team at AmericanWest came aboard, in large part, to address these regulatory issues. The new team has improved operating results dramatically since joining in late 2004.

Davidson looked at AmericanWest’s current pricing multiples compared to the median of the peer group provided above. The table below summarizes the current pricing multiples using stock prices from November 18, 2005.

	AmericanWest	Peer Company Median
Price to book value	206%	231%
Price to tangible book value	235%	253%
Deposit Premium	12.9%	15.1%
Price to Last Twelve Months’ Earnings	22.7x	16.1x
Price to 2005 Earnings (1)	18.2x	15.3x
Price to 2006 Earnings (1)	14.4x	14.0x
Price to assets	21.1%	21.2%
Weekly Average Share Volume	210,575	75,148

(1)	IBES estimates as of November 18, 2005.

AmericanWest trades at a discount to the comparable company median on price to book value, price to tangible book value, and deposit premium, but trades at a significant premium on Last Twelve Months and 2005 price to earnings ratios. AmericanWest trades at peer levels on price to assets and price to 2006 earnings.

Currently, Columbia Trust and AmericanWest pay no cash dividends.

Valuation Methods

In connection with providing this opinion, Davidson performed a variety of financial analyses, which are summarized in the following sections. The information provided in these sections is not a complete description of the analyses that Davidson used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances.

While Davidson provided the board of directors of Columbia Trust with the results of the various analyses that follow, Davidson believes that all of its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by the analyses, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, or including other discrete analyses or factors could create an incomplete view of the evaluation process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary descriptions. With respect to the comparable company analysis and bank acquisition transaction analysis, no company or transaction utilized as a comparison is identical to Columbia Trust, AmericanWest, or the merger, and such analyses necessarily involve complex considerations concerning the differences in financial characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned.

In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Columbia Trust, AmericanWest, the combined company and Davidson.

We list below the summary analyses presented by Davidson to Columbia Trust’s board of directors on November 29, 2005:

•	Pro Forma Merger Analysis

•	Comparable Company Analysis

•	Analysis of Bank Acquisition Transactions

•	Discounted Dividend Analysis

The following table summarizes the material valuation methodologies and range of values used to support the fairness conclusion:

Methodology	Range of Values
Comparable Company Analysis	$20.7 to $36.1 Million

Bank Acquisition Transactions	$23.6 to $40.5 Million

Discounted Dividend Analysis	$27.1 to $40.5 Million

Pro Forma Merger Analysis

Davidson reviewed projections prepared by the management of Columbia Trust for year-end 2005 and 2006. In addition, Davidson reviewed published research analyst estimates for AmericanWest for 2005 and 2006.

Based on trailing twelve months financial information as of September 30, 2005 and general transaction assumptions, the transaction would be modestly dilutive to AmericanWest earnings per share. AmericanWest management has indicated that there will be revenue enhancements and cost savings in the transaction and based on reasonable assumptions, this would result in an EPS-accretive transaction. The earnings projections furnished to Davidson by Columbia Trust were prepared for internal purposes only and not intended for public disclosure. The projections assume that there will be no substantial shift in future economic, financial market, competitive and regulatory conditions, all of which are difficult or impossible to predict and largely beyond the control of both parties to this merger. With respect to all financial projections prepared by Columbia Trust’s and AmericanWest’s management used by Davidson in its analysis, Davidson assumed that such projections reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Columbia Trust and AmericanWest and that such performances will be achieved. Davidson expressed no opinion as to such financial projections or the assumptions on which they were based.

Actual results achieved by the combined company following the merger may vary from this and other forecasts, and the variations may be material. Like all forward-looking statements, this analysis produces results that are inherently uncertain.

Comparable Company Analysis

Using publicly available information, Davidson compared financial information of Columbia Trust based on various measures of earnings performance, operating efficiency, capital adequacy and asset quality of certain banks. Davidson examined two universes of comparable companies. The first group included fourteen representative banks with assets under $500 million that were located in Washington, Oregon, Idaho and Montana and were publicly-traded on the Over-The-Counter Bulletin Board or on NASDAQ. For the purpose of the public company analysis, the financial information used by Davidson was as of and for the twelve months ended September 30, 2005. They include the following:

Baker Boyer Bancorp Evergreen Bancorp Merchants Bancorp Oregon Pacific Bancorp Town Center Bancorp	Citizens Bancorp Home Valley Bancorp Mountain Bank H.C. Pacific Financial Corp. United Financial Corp.	Cowlitz Bancorp. Idaho Bancorp Northwest Bancorp Siuslaw Financial Group

The second group included 44 private banks with assets between $100 and $300 million in Washington, Oregon and Idaho. For the purpose of the private company analysis, the financial information used by Davidson is at and for the twelve months ended June 30, 2005. For purposes of the analysis, Columbia Trust’s results are for the twelve months ended June 30, 2005.

Davidson’s analysis showed the following concerning Columbia Trust’s financial performance:

	Columbia Trust	Public Company Median	Private Company Median
Return on Average Assets	0.62%	1.10%	1.21%
Return on Average Equity	8.3%	12.7%	11.9%
Net Interest Margin	4.68%	4.74%	5.06%
Efficiency Ratio	76.7%	66.6%	64.1%
YTD Loan Growth	12.9%	16.5%	18.9%
YTD Deposit Growth	9.2%	12.9%	13.2%
Equity/Assets	7.5%	8.4%	10.4%
Net Charge-offs/Loans	0.11%	0.06%	0.11%
Loan Loss Reserves/Loans	1.65%	1.23%	1.25%
NPAs/Assets	0.83%	0.13%	0.39%

Davidson then examined five year averages and compound annual growth rates of Columbia Trust versus the two peer groups using the same operating measures:

	Columbia Trust	Public Company Median	Private Company Median
Return on Average Assets	0.79%	1.00%	1.01%
Return on Average Equity	8.8%	10.3%	10.4%
Net Interest Margin	4.58%	4.81%	4.95%
Efficiency Ratio	68.2%	66.9%	69.0%
CAGR Loan Growth	15.2%	16.5%	19.4%
CAGR Deposit Growth	14.4%	12.6%	15.2%
Equity/Assets	8.9%	9.3%	10.5%
Net Charge-offs/Loans	0.12%	0.20%	0.18%
Loan Loss Reserves/Loans	1.52%	1.28%	1.30%
NPAs/Assets	0.64%	0.51%	0.55%

Columbia Trust is not publicly traded. The common stock of Columbia Trust trades privately on a limited basis. From January 1, 2005 through November 28, 2005, just over 18,000 shares have traded at a weighted average price of $34.42 (with the last trade at $35.00).

Davidson also examined various measures of market performance, including, but not limited to, price to earnings, book value, deposit premium and assets and took the median multiples of the bank universe and applied those to Columbia Trust’s results. These trading results were compared to the consideration that Columbia Trust shareholders were to receive in the merger. Davidson noted that the market places significantly greater weight on multiples of earnings and book value. The data reflects share prices as of November 18, 2005.

	Columbia Trust Merger Value	Public Company Median
Price to Last Twelve Months’ Earnings	28.7x	16.8x
Price to Book Value	238%	194%
Deposit Premium	15.0%	10.5%
Price to assets	16.9%	17.3%

Davidson then applied the comparable company medians to Columbia Trust’s actual results at September 30, 2005, and it imputed the following value for Columbia Trust:

	Public Company Median	Columbia Trust Result	Imputed Value
Price to Last Twelve Months’ Earnings	16.8x	$1.232 million	$20.7 million
Price to Book Value	194%	$14.9 million	$28.9 million
Deposit Premium	10.5%	$136.3 million	$29.2 million
Price to assets	17.3%	$208.9 million	$36.1 million

The above values do not impute a takeover premium.

Analysis of Bank Acquisition Transactions

Davidson reviewed other bank merger and acquisition transactions to further confirm its opinion. Davidson examined all bank acquisitions in Washington, Oregon, Idaho, Montana and Wyoming that had been announced between January 1, 2003 and November 29, 2005 with the seller’s assets between $50 million and $2 billion. The transactions included:

Buyer	Seller
UCBH Holdings, Inc.	Pacifica Bancorp, Inc.
Glacier Bancorp, Inc.	Thompson Falls Holding Company
Cowlitz Bancorporation	AEA Bancshares, Inc.
Venture Financial Group	Washington Commercial Bancorp
Riverview Bancorp, Inc.	American Pacific Bank
Glacier Bancorp, Inc.	Citizens Bank Holding Company
Glacier Bancorp, Inc.	First National Banks – West Co.
Intermountain Community Bancorp	Snake River Bancorp
Columbia Banking System, Inc.	Bank of Astoria
Cascade Financial Corporation	Issaquah Bancshares, Inc.
Heartland Financial USA, Inc.	Rocky Mountain Bancorporation, Inc.
Pacific Financial Corporation	BNW Bancorp, Inc.
Riverview Bancorp, Inc.	Today’s Bancorp, Inc.
Glacier Bancorp, Inc.	Pend Oreille Bancorp

Davidson reviewed the multiples of transaction value for common shareholders at announcement to latest twelve months’ earnings, book value, deposits and assets. Davidson applied those multiples to Columbia Trust’s comparable financial information at and for the latest twelve months ending September 30, 2005. Davidson noted that the market places significantly greater weight on multiples of earnings and book value.

	Merger Median	Columbia Trust Result	Imputed Value
Price to Last Twelve Months’ Earnings	19.2x	$1.232 million	$23.7 million
Price to Book Value	220%	$14.9 million	$32.8 million
Deposit Premium	17.2%	$136.3 million	$38.3 million
Price to assets	19.4%	$208.9 million	$40.5 million

Discounted Dividend Analysis

Using a discounted dividend stream analysis, Davidson examined the value of Columbia Trust by adding the present value of estimated dividendable earnings, using management’s assumptions and guidance, for calendar years 2005 through 2009 and an estimated terminal value for Columbia Trust’s stock assuming a sale at the end of 2010. The terminal value was then estimated by applying a range of multiples of 16 to 20 times estimated 2010 earnings. Davidson then discounted the dividend stream and terminal value using discount rates of between 10% and 14%. These rates were chosen to reflect different assumptions regarding required rates of return to holders or prospective buyers of Columbia Trust common stock. The analysis provided three valuation ranges, based on the various discount rates. The 10% discount rate produced a range of $32.4 million to $40.5 million, the 12% discount rate produced a range of $29.7 million to $37.0 million, and the 14% discount rate produced a range of $27.1 million to $33.9 million.

Relationship of Davidson to Columbia Trust and AmericanWest

Columbia Trust agreed to pay Davidson $90,000 of which $45,000 has already been paid, for its financial advisory service and for rendering its fairness opinion. Columbia Trust has also agreed to reimburse Davidson for its reasonable out-of-pocket expenses incurred in connection with its engagement. Columbia Trust also agreed to indemnify Davidson, its affiliates, directors, officers, agents, managers, members, attorneys, shareholders, employees and controlling persons against certain expenses and liabilities in connection with its engagement.

Davidson acts as a market maker in AmericanWest common stock. In the ordinary course of Davidson’s business, Davidson and its affiliates may actively trade securities of Columbia Trust or AmericanWest for their own and for the accounts of customers, and may, therefore, at any time hold a long or short position in such securities.

Reasons of AmericanWest for the Merger

The merger will enable AmericanWest to expand and strengthen its community banking presence in the Columbia Basin. During its deliberation regarding the approval of the merger agreement, the board of directors of AmericanWest considered a number of factors, including, but not limited to, the following:

•	the reputation of Columbia Trust for community banking and financial services;

•	the compatibility of the merger with the long-term community banking strategy of AmericanWest;

•	addition of complementary branches which expand AmericanWest’s Columbia Basin footprint and the increase in the number of locations from which to offer financial products and services to the combined customer bases of AmericanWest and Columbia Trust;

•	the ability of the combined company to offer a broader array of products and services to Columbia Trust’s customers;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	AmericanWest management’s prior record of integrating acquired financial institutions.

AmericanWest based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of Columbia Trust. Actual savings in some or all of these areas could be higher or lower than currently expected.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any restrictions or conditions that would have a material adverse effect on AmericanWest or any of its subsidiaries or reduce the benefit of the merger to AmericanWest to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement. Under the terms of the merger agreement, AmericanWest and Columbia Trust have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger.

The merger of AmericanWest and Columbia Trust is subject to prior approval by the Federal Reserve Board, or the FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA. An application for approval of the merger with the FRB was filed on or about [•]. The merger of Columbia Trust Bank with and into AmericanWest Bank is subject to the receipt of prior approval from the Federal Deposit Insurance Corporation, or FDIC, and the Washington Department of Financial Institutions, or WDFI. An application with the FDIC was filed on or about [•]. An application with the WDFI was filed on or about [•].

Material United States Federal Income Tax Considerations of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to Columbia Trust shareholders who exchange their shares of Columbia Trust common stock for shares of AmericanWest common stock or cash or a combination thereof in the merger. This discussion addresses only Columbia Trust shareholders who hold their shares of Columbia Trust common stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular Columbia Trust shareholder in light of that shareholder’s individual circumstances or to a Columbia Trust shareholder who is subject to special rules, such as, without limitation:

•	a partnership, subchapter S corporation or other pass through entity;

•	a foreign person, foreign entity or U.S. expatriate;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or pension fund;

•	an insurance company;

•	a trader in securities that elects mark-to-market;

•	a dealer in securities or foreign currencies;

•	a shareholder who received his or her shares of Columbia Trust common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	a shareholder who may be subject to the alternative minimum tax provisions of the Code;

•	a shareholder whose functional currency is not the U.S. dollar;

•	a shareholder who exercises dissenters’ rights; and

•	a shareholder who holds Columbia Trust common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service, referred to as the IRS. In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

Columbia Trust shareholders should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

In the opinion of Sullivan & Cromwell LLP, counsel to AmericanWest, and Keller Rohrback L.L.P., counsel to Columbia Trust, the merger will qualify as reorganization within the meaning of Section 368(a) of the Code and each of AmericanWest and Columbia Trust will be a party to the reorganization within the meaning on Section 368(b) of the Code.

Exchange of Columbia Trust Common Stock for Cash

A Columbia Trust shareholder will generally recognize capital gain or loss on the difference between the cash received and the adjusted basis of Columbia Trust common stock and such gain or loss will be long-term capital gain or loss if the Columbia Trust shareholder’s holding period is more than one year. Gain or loss must be calculated separately on separate blocks of Columbia Trust common stock. Long-term capital gain recognized by a Columbia Trust shareholder who is an individual is taxed at a maximum rate of 15% (as opposed to rates up to 35% for short term capital gain).

Exchange of Columbia Trust Common Stock for AmericanWest Common Stock

•	A Columbia Trust shareholder who receives shares of AmericanWest common stock in exchange for shares of Columbia Trust common stock will not recognize gain or loss, except with respect to any cash received instead of fractional share interests in AmericanWest common stock;

•	the aggregate tax basis of the AmericanWest common stock received in the merger will be the same as the aggregate tax basis of the Columbia Trust common stock for which it is exchanged, less any tax basis attributable to fractional share interests in AmericanWest common stock for which cash is received; and

•	the holding period of AmericanWest common stock received in exchange for shares of Columbia Trust common stock will include the holding period of the Columbia Trust common stock for which it is exchanged.

Exchange of Columbia Trust Common Stock for AmericanWest Common Stock and Cash

•	A Columbia Trust shareholder who receives part cash and part AmericanWest common stock in exchange for shares of Columbia Trust common stock generally will recognize gain, but not loss (calculated separately on separate blocks of Columbia Trust common stock), equal to the lesser of (1) the excess, if any, of the fair market value of the AmericanWest common stock and the amount of cash received by the shareholder (excluding cash received in lieu of fractional shares, which will be taxed as discussed below) over that shareholder’s adjusted tax basis in the Columbia Trust common stock exchanged in the merger or (2) the amount of cash received by the shareholder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below);

•	the gain recognized by a Columbia Trust shareholder in the merger generally will constitute capital gain, unless, as discussed below, the shareholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder’s gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of current and accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•	any capital gain recognized by a Columbia Trust shareholder generally will constitute long-term capital gain (taxed at a maximum rate of 15% in the case of an individual, as opposed to rates up to 35% for short-term capital gain) if the shareholder’s holding period for the Columbia Trust common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•	the aggregate tax basis of the shares of AmericanWest common stock received by a Columbia Trust shareholder in exchange for Columbia Trust common stock in the merger will be the same as the aggregate tax basis of the shareholder’s Columbia Trust common stock exchanged therefor (less any tax basis attributable to cash received in lieu of a fractional share in AmericanWest common stock), decreased by the amount of cash received by the shareholder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•	the holding period of the shares of AmericanWest common stock received by a Columbia Trust shareholder in the merger will include the holding period of the shareholder’s Columbia Trust common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend

In general, the determination of whether gain recognized by a Columbia Trust shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Columbia Trust shareholder’s deemed percentage stock ownership interest in AmericanWest. For purposes of this determination, a Columbia Trust shareholder will be treated as if the shareholder first exchanged all of its Columbia Trust common stock solely for AmericanWest common stock (instead of the combination of AmericanWest common stock and cash actually received) and then AmericanWest immediately redeemed a portion of that AmericanWest common stock in exchange for the cash the shareholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Columbia Trust shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a Columbia Trust shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Columbia Trust shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Columbia Trust shareholder’s deemed percentage stock ownership of AmericanWest common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of AmericanWest that the Columbia Trust shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by AmericanWest and (2) the percentage of the outstanding voting stock of AmericanWest actually and constructively owned by the shareholder immediately after the deemed redemption by AmericanWest. In applying the foregoing tests, a shareholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the shareholder, including stock owned by other persons and stock subject to an option held by such shareholder or by other persons. Because the constructive ownership rules are complex, each Columbia Trust shareholder should consult its own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received in Lieu of a Fractional Share

To the extent that a Columbia Trust shareholder receives cash in lieu of a fractional share of common stock of AmericanWest, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Columbia Trust common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Columbia Trust common stock is more than one year as of the date of the merger.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger, unless a Columbia Trust shareholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Columbia Trust shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.

Reporting Requirements

A Columbia Trust shareholder will be required to retain records pertaining to the merger and will be required to file with such Columbia Trust shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR COLUMBIA TRUST SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. COLUMBIA TRUST SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Accounting Treatment

The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing AmericanWest’s consolidated financial statements, AmericanWest will establish a new accounting basis for Columbia Trust’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. AmericanWest will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Columbia Trust as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. AmericanWest will determine the fair value of Columbia Trust’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against the combined company’s earnings following completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Columbia Trust board of directors, you should be aware that some members of Columbia Trust management have certain interests in the transactions contemplated by the merger agreement, as described below, that are different from or in addition to the interests of shareholders generally and that may create potential conflicts of interest. The Columbia Trust board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Stock Ownership

As of December 22, 2005, the directors, executive officers and principal shareholders (5%) of Columbia Trust, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options) a total of 328,258 shares of Columbia Trust common stock, representing 38.68% of all outstanding shares of Columbia Trust common stock and options to purchase Columbia Trust common stock which were exercisable within 60 days of December 22, 2005. The directors and executive officers of Columbia Trust will receive the same consideration in the merger for their shares as the other shareholders of Columbia Trust, plus AmericanWest common stock with respect to their options.

Stock Options/Restricted Stock Awards.

At the effective date of the merger, Columbia Trust options to purchase Columbia Trust common stock held by each Columbia Trust employee and each Columbia Trust director will be converted into options to purchase AmericanWest common stock. As of the date of the merger agreement, the officers and other employees of Columbia Trust held options to acquire a total of 50,820 shares of Columbia Trust common stock and the non-employee directors of Columbia Trust held options acquire a total of 47,800 shares of Columbia Trust common stock. The total value of stock payable with respect to such options (net of the exercise prices payable by the option holders) is estimated at $2,398,844. All the Columbia Trust options will be immediately and fully exercisable as a result of the merger.

Pursuant to the terms of the Columbia Trust Bank Restricted Stock Award Plan, at the effective date of the merger restricted stock awards issued to employees of Columbia Trust will be fully earned and will be converted into shares of AmericanWest common stock. As of the date of the merger agreement, employees of Columbia Trust held restricted stock awards to acquire a total of 14,000 shares of Columbia Trust common stock. The total value of the stock payable with respect to such stock awards is estimated at $639,800.

Columbia Trust Change of Control Obligations

Columbia Trust is a party to an employment agreement with its president and chief executive officer, Martin P. Ottem, which generally provides that in the event of a change of control, a change of control payment in an amount equal to 24 months of Ottem’s base compensation will be paid to Ottem after completion of the merger, together with other benefits to which Ottem would have been entitled under his employment agreement during such 24 month period. Columbia Trust is also a party to a Change of Control Agreement with Russ Prince, which generally provides that in the event, following the merger, he is not offered a two-year employment agreement for a comparable position with AmericanWest Bank that he has with Columbia Trust Bank, Prince would be entitled to receive in a lump sum a change of control payment in an amount equal to two times the total compensation paid to him for the prior 12 months, or if he had not been employed for 12 months prior to the effective date of the change of control, a payment in an amount determined by dividing the total compensation received by Prince for the full months of employment preceding the effective date by the number of full months of employment and multiplying the quotient by 24. Paul Durand, Jeff Lindberg and Larry Zylstra have Change of Control Agreements similar to that of Prince; provided, however, that the change of control payment, if a two year contract is not offered, is in an amount equal to one times the total compensation paid to the employee for the prior 12 months. Each of the Change of Control Agreements contains a non-compete provision of one year following termination of employment. It is anticipated that Prince, Durand, Lindberg and Zylstra will all be offered the required contracts. If that occurs, the estimated aggregate cash payment under these agreements upon completion of the merger is approximately $260,000 for Ottem only. If all contracts were paid upon completion of the merger (including Ottem), the estimated cash payment would be $815,000.

Split Dollar Insurance Agreements

Columbia Trust is a party to certain Split Dollar Insurance Agreements with Michelle Bell, Larry Zylstra and Martin P. Ottem. Columbia Trust is the owner of the insurance policy and possesses all incidents of ownership except for the right of the employee to designate a beneficiary. The employee death benefit to Bell is $500,000 and provides that in the event of a change of control the agreement cannot be terminated except (i) by mutual agreement of the parties, (ii) the suicide of the insured on or before June 20, 2006 or (iii) on June 1, 2025. The policy on the life of Zylstra is identical except that the death benefit is $300,000 and may only be terminated (i) by the mutual agreement of the parties, (ii) the suicide of the insured on or before June 20, 2006 or (iii) on June 1, 2011. The policy on Ottem has a death benefit payment of $300,000, contains no change of control and terminates on the earliest to occur of the mutual agreement of the parties, the suicide of the insured on or before June 20, 2006, or June 1, 2025.

Insurance

For a period of three years from the effective date, AmericanWest has agreed to use its commercially reasonable efforts to cause the persons serving as officers and directors of Columbia Trust immediately prior to the effective date of the merger to be covered by the current policies of the directors and officers liability insurance maintained by Columbia Trust for a period of three years after the effective date of the merger with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the effective date; provided, however, in no event shall AmericanWest be required to pay on an annual basis more than 200% of the current amount paid on an annual basis by Columbia Trust. In the event AmericanWest is unable to maintain or obtain the insurance called for, AmericanWest shall use its commercially reasonable efforts to obtain as much comparable insurance as is available within the price restriction.

Employee Benefits

AmericanWest has agreed to provide those employees of Columbia Trust who continue as employees of AmericanWest or any of its subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of AmericanWest and its subsidiaries.

One director of Columbia Trust is expected to become a director of AmericanWest.

Restrictions on Resales by Affiliates

The shares of AmericanWest common stock to be issued to Columbia Trust shareholders in the merger will be registered under the Securities Act of 1933, or the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Columbia Trust. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include Columbia Trust directors, executive officers and major shareholders. Any subsequent transfer of AmericanWest common stock by an affiliate of Columbia Trust must be either permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act.

Method of Effecting the Acquisition

AmericanWest may at any time change the method of effecting the acquisition of Columbia Trust and its subsidiaries. However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the common stock of Columbia Trust, as provided for in the merger agreement; (ii) adversely affect the tax treatment of Columbia Trust’s shareholders as a result of receiving the merger consideration; (iii) prevent or materially impede or delay completion of the transactions contemplated by the merger agreement; or (iv) otherwise be prejudicial to the interests of Columbia Trust shareholders.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by AmericanWest and Columbia Trust. Subject to applicable law, this date will be no later than the tenth day after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless changed at the election of AmericanWest under some circumstances or extended by mutual agreement of the parties.

We anticipate that the merger of Columbia Trust with and into AmericanWest will be completed during the last half of the first quarter of 2006 and that the subsequent merger of Columbia Trust Bank with and into AmericanWest Bank will take effect as soon thereafter as integration of operations permit. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. See “The Merger—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Consummation of the Merger.”

Treatment of Options

Columbia Trust’s stock option plans provide for acceleration of vesting for outstanding options, effective upon shareholder approval of the merger. Upon approval of the principal terms of the merger at the special meeting of shareholders, any outstanding options, whether vested or unvested immediately prior to the special meeting of shareholders, will become fully vested and exercisable at the effective time. Prior to the effective time, any vested option holder exercising his or her options will thereafter participate in the merger along with all other shareholders.

At the effective time, Columbia Trust’s stock options then outstanding will be converted into a fully vested option to acquire a number of shares of AmericanWest’s common stock equal to the product of (x) the number of Columbia Trust’s common stock subject to the stock option and (y) the Stock Consideration (defined above), at an exercise price per share equal to (A) the exercise price of the stock option divided by (B) the Stock Consideration.

Declaration and Payment of Dividends

Holders of Columbia Trust common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to AmericanWest common stock into which their shares have been converted until they surrender their Columbia Trust stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Columbia Trust of shares of Columbia Trust common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of Columbia Trust common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of AmericanWest common stock.

No Fractional Shares

No fractional shares of AmericanWest common stock will be issued to any shareholder of Columbia Trust upon completion of the merger. For each fractional share that would otherwise be issued, AmericanWest will pay cash in an amount equal to the fraction of a share of AmericanWest common stock which the holder would otherwise be entitled to receive, multiplied by the average closing price of AmericanWest common stock over a twenty trading-day period ending on the fifth business day prior to the closing of the merger. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

None of AmericanWest, Columbia Trust, the exchange agent or any other person will be liable to any former shareholder of Columbia Trust for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Columbia Trust stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against AmericanWest with respect to that lost certificate.

For a description of AmericanWest common stock and a description of the differences between the rights of the holders of Columbia Trust common stock, on the one hand, and the holders of AmericanWest common stock, on the other hand, see “Description of AmericanWest Capital Stock” and “Comparison of Shareholders’ Rights.”

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement by and between AmericanWest and Columbia Trust, which is dated as of November 29, 2005. The merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of AmericanWest and Columbia Trust as to, among other things:

•	corporate organization and existence;

•	capitalization;

•	the corporate organization and existence of any subsidiaries;

•	corporate power and authority;

•	governmental and third-party approvals required to complete the merger;

•	availability, accuracy and compliance with generally accepted accounting principles of financial reports, in the case of Columbia Trust, and of reports and filings with the Securities and Exchange Commission, in the case of AmericanWest, and absence of material adverse effect since the date of the last amended financial statements;

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	absence of material litigation;

•	compliance with laws;

•	no broker’s or finder’s fees, except as contemplated by the merger agreement; and

•	proper and accurate maintenance of books and records.

In addition, the merger agreement contains further representations and warranties of Columbia Trust as to, among other things:

•	validity of, and the absence of defaults under, certain contracts;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	interest rate risk management instruments, such as swaps and options;

•	insurance coverage;

•	trust business;

•	transactions with affiliates;

•	condition and title to real and personal property;

•	intellectual property;

•	the receipt of the opinion of Davidson, Columbia Trust’s financial advisor, as to the fairness, from a financial point of view, of the merger consideration to Columbia Trust’s shareholders; and

•	the inapplicability of takeover statutes to Columbia Trust, the merger agreement and the transactions contemplated thereby.

Conduct of Business of AmericanWest Pending the Merger

Prior to the effective time of the merger, except as expressly contemplated by the merger agreement, AmericanWest has agreed that it will not:

•	take any action that would adversely affect the ability of AmericanWest to perform any of its material obligations under the merger agreement or knowingly take any action intended or reasonably likely to result in its representations and warranties set forth in the merger agreement becoming untrue in any material respect, any of the conditions to the consummation of the merger not being satisfied or a material violation of the merger agreement;

•	take any action that would prevent or impede the merger from qualifying as a tax-free reorganization; and

•	take or make any commitment to take any such prohibited action.

Conduct of Business of Columbia Trust Pending the Merger

Prior to the effective time, except as expressly contemplated by the merger agreement, Columbia Trust has agreed that, without the consent (or, in certain cases, failure to respond) of AmericanWest, it will not, and will not permit its subsidiaries, to, among other things:

Ordinary Course of Business

•	conduct its business other than in the ordinary course and it will use its best efforts to preserve its assets intact;

•	take any action that would adversely affect or delay the ability of Columbia Trust to perform any of its obligations under the merger agreement; or

•	take any action that could be expected to have a material adverse effect on Columbia Trust.

Capital Stock

•	issue, sell or otherwise permit to become outstanding any additional shares or rights to acquire shares or enter into any agreement with respect to the foregoing; or

•	permit additional shares of stock to become subject to grants of employee or director options, rights to acquire shares or similar stock-based employee rights.

Dividends and Stock Repurchases

•	make, declare or pay any dividend or make any other distribution on, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

Compensation

•	enter into, amend or renew any employment, consulting, severance, termination or similar agreements or increase in any manner, including by granting new stock options, the compensation or benefits of any of its employees or directors, except for:

•	normal increases for employees, who are not officers, made in the ordinary course of business consistent with past practice, provided that no increase shall result in an annual adjustment of more than 3%;

•	other changes required by applicable law; or

•	satisfaction of preexisting contractual obligations.

Hiring

•	hire any person as an employee of Columbia Trust, or any of its subsidiaries, or promote any employee except:

•	to satisfy preexisting contractual obligations; or

•	to fill any vacancy with a new employee whose base salary and bonus do not exceed $50,000.

Benefit Plans

•	enter into, establish, adopt, terminate or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any related trust agreement, in respect of any director, officer, employee or consultant of Columbia Trust or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except for:

•	as may be required by applicable law; or

•	in satisfaction of preexisting contractual obligations.

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan, as defined in the merger agreement; or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or

•	forgive any loans to directors, officers or employees of Columbia Trust or any of its subsidiaries.

Dispositions and Acquisitions

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that together with all other such transactions is not material to Columbia Trust, or any of its subsidiaries; or

•	acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, each in the ordinary course of business consistent with past practice, all or any portion of the assets, business, deposits or property of any entity except in the ordinary course of business consistent with past practice and in a transaction that together with all other such transactions is not material to Columbia Trust or any of its subsidiaries.

Capital Expenditures

•	make any capital expenditures other than in the ordinary course of business and not to exceed $25,000 individually or $100,000 in the aggregate.

Amendments to Governing Documents

•	amend Columbia Trust’s articles of incorporation or bylaws, or the equivalent documents of any of its subsidiaries.

Accounting

•	implement or adopt any change in Columbia Trust’s accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines.

Contracts

•	enter into, renew, terminate or make payment not then required under any contract that calls for aggregate annual payments of $25,000 or more which is not terminable at will or with 90 days or less notice without payment of a premium or penalty, other than loans or other transactions made in the ordinary course of the banking business.

Settlement of Claims

•	enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of any action, suit, proceeding or investigation that Columbia Trust, or any of its subsidiaries, is or becomes a party to, which settlement, agreement or action involves payment, individually or for all such settlements, in excess of $25,000 and/or would impose any material restriction on the business of Columbia Trust, or any of its subsidiaries, or create precedent for claims reasonably likely to be material to Columbia Trust, or any of its subsidiaries.

Adverse Actions

•	knowingly take any action that is intended or is reasonably likely to result in:

•	any of Columbia Trust’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect;

•	any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	a material violation of any provision of the merger agreement except as may be required by applicable law.

Risk Management

•	except as required by law or regulation, implement or adopt any material change to interest rate or other risk management policies, fail to follow existing policies or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

Indebtedness

•	incur any indebtedness for borrowed money (other than deposits and federal funds borrowings); and

•	assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual or entity.

Loans

•	make any loan or loan commitment (other than a renewal or extension of an existing loan) to any person or entity or any affiliate or immediate family member of such person exceeding $500,000, without submitting at least four business days prior to taking such action complete loan package information to AmericanWest for review with a right to comment within two full business days prior to taking such action.

Investments

•	make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or entity, other than in the ordinary course of business in individual amounts not to exceed $250,000, except:

•	Columbia Trust, or any of its subsidiaries may purchase investment securities if it requests in writing, describing in detail the investment securities to be purchased and the price thereof, that AmericanWest consent to the making of any such purchase, and within five business days AmericanWest has approved such request in writing or has not responded in writing to such request.

Tax

•	settle any material audit, make or change any material tax election or method of tax accounting, file any amended tax return, request any private letters or similar rulings from any tax authority or take any action which could materially adversely affect the tax position of Columbia Trust or any of its subsidiaries, or of AmericanWest after the merger.

USA Patriot Act

•	take or omit to take any action that may result individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or Columbia Trust’s policies and procedures with respect to the foregoing.

Commitments

•	agree to take or make any commitment to take any of these prohibited actions.

Additional Covenants

Columbia Trust and AmericanWest have agreed to:

•	use their reasonable best efforts to take all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement;

•	consult each other before issuing any press releases with respect to the merger or the merger agreement;

•	afford the other party access to certain information and personnel and keep any information so obtained confidential;

•	obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

•	notify each other of any circumstance that is reasonably likely to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

•	use reasonable efforts to have the merger qualify as a “reorganization” under section 368(a) of the Internal Revenue Code, or the Code.

Columbia Trust has further agreed to:

•	convene a shareholders’ meeting to vote on the merger within 45 days after the delivery of this proxy statement/prospectus and recommend to its shareholders that they approve the merger;

•	cooperate with AmericanWest to identify persons or entities who may be deemed to be affiliates of Columbia Trust, within the meaning of Rule 145 promulgated under the Securities Act, and use its reasonable best efforts to cause each person or entity so identified to deliver an affiliate agreement to AmericanWest prior to the Columbia Trust shareholders’ meeting;

•	refrain from initiating, encouraging or soliciting any takeover proposals or offers or engage in any negotiations concerning, or provide any confidential information to, any person with respect to, a merger or other similar transaction involving all or substantially all of its assets or more than 10% of its outstanding equity securities; provided, however, that Columbia Trust and its board may take actions required of them by law or directors’ fiduciary duties;

•	take all necessary corporate and other action to approve the merger;

•	allow AmericanWest to participate in any meetings or interviews with employees called by Columbia Trust to discuss the merger;

•	cause itself and Columbia Trust Bank to take all necessary actions to adopt and approve the merger of Columbia Trust Bank with and into AmericanWest Bank;

•	make accounting entries or adjustments as AmericanWest shall direct, provided that Columbia Trust shall not be required to take such actions more than one day prior to the effective time of the merger and no such adjustment shall require any filings with any governmental authority or violate any law;

•	take all commercially reasonable action pursuant to certain insurance policies, listed in the merger agreement, in order to preserve all material rights which could reasonably be expected to give rise to a claim; and

•	assist AmericanWest in obtaining any required consents from third-party vendors and their cooperation in order to ensure a smooth transition after the merger.

AmericanWest has further agreed to:

•	file a registration statement, of which this proxy statement/prospectus is a part, in connection with the issuance of AmericanWest common stock in the merger and use reasonable efforts to cause it to become effective;

•	within fifteen days following the effective time of the merger, file with the SEC a registration statement on Form S-8 covering shares of AmericanWest common stock to be issued upon the exercise of stock options assumed by AmericanWest;

•	list on Nasdaq shares of its common stock to be issued in the merger;

•	following the effective time of the merger, indemnify present and former directors and officers of Columbia Trust in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that Columbia Trust is permitted to indemnify its directors and officers;

•	provide, for three years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Columbia Trust on terms and conditions comparable to those provided by Columbia Trust; provided, however, that AmericanWest is not required to spend on an annual basis more than 200% of the current amount spent by Columbia Trust to procure such insurance coverage; and

•	provide former employees of Columbia Trust who continue as employees of AmericanWest with employee benefit plans substantially comparable, in the aggregate, to those provided to similarly situated employees of AmericanWest.

Conditions to Consummation of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the principal terms of the merger by two-thirds of all outstanding shares of Columbia Trust common stock;

•	receipt of required regulatory approvals for the merger and the bank merger, including approval from the FRB, FDIC and WDFI, without restrictions or conditions that would have a material adverse effect on AmericanWest or any of its subsidiaries or reduce the benefit of the merger to AmericanWest or Columbia Trust to the extent that the party would not have entered into the merger agreement had it known such restrictions or conditions would be imposed prior to entering into the merger agreement;

•	effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated by the SEC and not withdrawn;

•	approval for quotation on Nasdaq of the shares of AmericanWest common stock that are to be issued to Columbia Trust shareholders upon completion of the merger;

•	absence of any order, injunction, decree, statute, rule, regulation or judgment issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code;

•	accuracy of the representations and warranties of the other party in all material respects as of the effective date, as defined in the merger agreement, and, except to the extent those representations and warranties speak as of some other date, they shall be true and correct as of such date, provided, however, that those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

•	performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Columbia Trust’s obligation to effect the merger is subject to satisfaction, or waiver, of the condition that Davidson has not withdrawn its fairness opinion prior to the date of Columbia Trust’s special shareholders’ meeting.

AmericanWest’s obligation to effect the merger is subject to satisfaction, or waiver, of the following conditions:

•	AmericanWest shall have received executed Non-Competition and Non-Solicitation Agreements from all directors of Columbia Trust;

•	Columbia Trust will have prepared and submitted to AmericanWest a summary of all professional service fees Columbia Trust incurred in connection with the merger;

•	Columbia Trust shall have used its best efforts to obtain each of the material consents required to be obtained pursuant to Columbia Trust’s agreements with third parties;

•	Columbia Trust shareholders who have signed shareholder agreements shall have performed all material obligations under such agreements; and

•	Columbia Trust shall have updated and made current the disclosure schedule relating to the merger agreement.

We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before June 30, 2006, either AmericanWest or Columbia Trust may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Nonsolicitation

Under the terms of the merger agreement, Columbia Trust has agreed that its officers or directors shall not, and that it shall direct the employees, agents and representatives of its subsidiaries to not, directly or indirectly solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Columbia Trust has agreed that it shall not, and that it shall direct the employees, agents and representatives of its subsidiaries to not, negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless Columbia Trust’s board of directors determines in good faith that (i) the takeover proposal, if consummated, would result in a transaction more favorable to holders of Columbia Trust common stock than the merger, and (ii) considering the advice of counsel, it has a fiduciary duty to act on the competing proposal.

Termination of the Merger Agreement

Columbia Trust and AmericanWest, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Columbia Trust have voted to approve the principal terms of the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach cannot be or is not cured within 30 days of notice of the breach and the breach would be reasonably likely to result in a material adverse effect with respect to the non-breaching party;

•	failure to complete the merger by June 30, 2006;

•	if Columbia Trust has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continued discussion with such third party for more than 10 business days;

•	an acquisition proposal that is publicly disclosed has been commenced, publicly proposed or communicated to Columbia Trust which contains a proposal as to price and Columbia Trust has not rejected such proposal within 10 business days; or

•	failure of the Columbia Trust shareholders to approve the principal terms of the merger or the final denial of a required regulatory approval.

AmericanWest, without the consent of Columbia Trust, can terminate:

•	if Columbia Trust’s board of directors fails to make its recommendation to shareholders, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to AmericanWest’s interests.

Columbia Trust, without the consent of AmericanWest, can terminate:

•	if the fairness opinion of Davidson is withdrawn prior to Columbia Trust’s special shareholders meeting.

Waiver and Amendment to the Merger Agreement

At any time prior to the closing of the merger, AmericanWest and Columbia Trust, by action taken or authorized by their respective boards of directors, may, if legally allowed, waive any provision in the merger agreement that benefited the waiving party.

Subject to compliance with applicable law and the ability of the parties to change the method of effecting the merger, AmericanWest and Columbia Trust may amend the merger agreement by an agreement in writing authorized by their respective boards of directors at any time prior to the closing of the merger. However, after any approval of the principal terms of the merger by Columbia Trust shareholders, there may not be, without further approval of those shareholders, any amendment to the merger agreement that reduces the aggregate value of the consideration to be delivered to the Columbia Trust shareholders, other than as contemplated by the merger agreement.

Termination Fee

Under certain conditions, either AmericanWest or Columbia Trust may owe to the other party a termination fee in the amount of $1,000,000 if the merger agreement is terminated.

The merger agreement requires Columbia Trust to pay a termination fee of $1,000,000 to AmericanWest:

•	if AmericanWest terminates as a result of (i) Columbia Trust’s failure to obtain shareholder approval, (ii) the failure of Columbia Trust’s board to recommend the merger to its shareholders or if Columbia Trust’s board withdraws or modifies its recommendation in a manner adverse to AmericanWest’s interests or (iii) as a result of a breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days after the giving of written notice of the breach, if the breach would be reasonably likely, individually or in the aggregate with other breaches, to have a material adverse effect with respect to Columbia Trust;

•	if, after a third party acquisition proposal for Columbia Trust has been publicly disclosed, or any person or entity has publicly disclosed its intention to make an acquisition proposal and Columbia Trust has determined to pursue such proposal, the agreement is terminated:

•	by either party after June 30, 2006;

•	by either party as a result of Columbia Trust’s failure to obtain shareholder approval;

•	by either party, if Columbia Trust has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continues discussion with such third party for more than 10 business days or an acquisition proposal that is publicly disclosed has been commenced, publicly proposed or communicated to Columbia Trust which contains a proposal as to price and Columbia Trust has not rejected such proposal within 10 business days;

•	by either party as a result of the failure of Columbia Trust’s board of directors to make its recommendation to shareholders, or if Columbia Trust’s board withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the AmericanWest’s interests;

•	by AmericanWest as a result of a material breach by Columbia Trust of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days; or

•	by AmericanWest as a result of material breach by the directors of Columbia Trust of any of the covenants or agreements set forth in the shareholder agreements which goes uncured for 30 days;

provided, however, that in the event (A) 15 Business Days have elapsed after a bona fide acquisition proposal for the Columbia Trust shall have been publicly disclosed, and (B) Columbia Trust has made no determination as to whether to pursue such acquisition proposal, then upon termination for any of the reasons listed above, Columbia Trust shall pay to AmericanWest a termination fee of $1,000,000.

The merger agreement requires AmericanWest to pay a termination fee of $1,000,000 to Columbia Trust:

•	if Columbia Trust terminates as a result of (i) a breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days, after the giving of written notice of the breach, if the breach would be reasonably likely, individually or in the aggregate with other breaches, to have a material adverse effect with respect to Columbia Trust, or (ii) because any regulatory approval is not obtained by March 31, 2006 because AmericanWest or any of its subsidiaries are not or will not be well-capitalized under applicable federal banking laws and regulations.

Nasdaq Listing

The approval for quotation on Nasdaq of the shares of AmericanWest common stock to be issued in the merger is a condition to the parties’ obligation to complete the merger.

Expenses

The merger agreement provides that each of AmericanWest and Columbia Trust will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Shareholder Agreements

Bill Almon, Frank Armijo, L.H. Butler, Carlton M. Cadwell, Joe F. Farina, Robert L. Ferguson, William N. Lampson, Bruce A. LePage, David MacHugh, William L. McCurley, Martin P. Ottem, Ed Ray, Diehl R. Rettig, Robert M. Tippett and J.E. Wondrack, in their capacities as shareholders of Columbia Trust, have separately entered into shareholder agreements with AmericanWest in which they have agreed to vote all shares of Columbia Trust common stock that each owned as of the date of their respective agreements, and that each subsequently acquires, in favor of the principal terms of the merger and the transactions contemplated therein. As of the record date, these shareholders owned, in the aggregate, [•] shares of the common stock of Columbia Trust, allowing them to exercise approximately [•]% of the voting power of Columbia Trust common stock.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution of the merger agreement, all directors of Columbia Trust entered into non-competition and non-solicitation agreements with AmericanWest. The Columbia Trust directors who are parties to the non-competition and non-solicitation agreements are prohibited from, for a period of twenty-four months following the effective time, engaging, having ownership interest or participating in the financing, operation, management or control of any person, firm, corporation or other entity in or business that engages in any activity closely associated with commercial banking or the operation of an institution the deposits of which are insured by the FDIC. This restriction extends to the geographic area of Franklin, Benton and Yakima counties in the State of Washington. In addition, for a period of twenty-four months from the effective date of the merger, these Columbia Trust directors shall not solicit the business of existing customers of AmericanWest and its affiliates for any purpose with respect to an activity closely associated with commercial banking or the operation of an institution the deposits of which are insured by the FDIC, or solicit the existing employees of AmericanWest and its affiliates to resign or apply for or accept employment with any other business or enterprise. These Columbia Trust directors have also agreed not to disclose or use confidential information of Columbia Trust, its subsidiaries or their affiliates except for the benefit of AmericanWest.

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If Columbia Trust fails to receive a sufficient number of votes to approve the plan of merger as set forth in the merger agreement, Columbia Trust may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to approve the plan of merger. Columbia Trust currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the plan of merger. If approval of the proposal to adjourn the Columbia Trust special meeting for the purpose of soliciting additional proxies is submitted to shareholders for approval, such approval requires the affirmative vote of holders of a majority of the votes of the outstanding shares of Columbia Trust common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, that are voted for or against the proposal to adjourn the special meeting.

The Columbia Trust board of directors unanimously recommends that Columbia Trust’s shareholders vote FOR the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the plan of merger.

INFORMATION ABOUT AMERICANWEST

Company History

AmericanWest is a Washington corporation registered as a bank holding company, under the Bank Holding Company Act of 1956, as amended, or BHCA. AmericanWest is headquartered in Spokane, Washington. At September 30, 2005, AmericanWest had total assets of approximately $1.1 billion, net loans of approximately $1.0 billion, deposits of approximately $1.0 billion and shareholders’ equity of $0.1 billion. AmericanWest was founded in 1983 and trades on NASDAQ under the symbol of AWBC.

AmericanWest’s principal business is to serve as a holding company for its subsidiary bank, AmericanWest Bank. AmericanWest Bank, a Washington state-chartered bank, operates in Eastern and Central Washington and Northern Idaho. It offers a full range of financial services to commercial and consumer customers, including industrial and agricultural enterprises, government entities, not-for-profit entities, and individuals. These services include short-term and medium-term loans, revolving credit lines, inventory and accounts receivable financing, mortgages, equipment leases, savings programs, checking accounts, personal loans, and bank credit cards, as well as a variety of account access programs such as debit cards, online banking and online bill payment. AmericanWest Bank’s services are primarily directed to the communities in which its financial centers are located and are targeted at the needs of commercial, private banking and consumer customers in these communities.

Limitations on Dividends

The principal source of AmericanWest’s cash revenues is dividends received from its subsidiary bank. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below the minimum applicable regulatory capital requirements.

Employees

As of September 30, 2005, AmericanWest and AmericanWest Bank combined had 429 full-time equivalent employees, none of whom is covered by a collective bargaining agreement. Following the mergers and consolidations in the early part of this decade, management focused on acculturating its employees while acknowledging and respecting the heritage of each bank and how it has shaped what AmericanWest is today. All employees now operate under a unified organization, which management believes has been a positive transition. Renewed focus on employee training programs, on internal marketing and communication systems, and on consistent and equitable salary structures will further improve employee relations.

Business Strategy

AmericanWest Bank pursues a profit-based growth strategy, the key components of which include:

•	Increasing market share in existing communities through hands-on participation and active engagement in each community.

•	Expanding the markets served through new products and services to serve a wider audience.

•	Providing service to the Bank’s customers that is based on finding solutions and providing accurate, timely and intelligent answers.

•	Expanding the markets served through de novo branching and acquisitions.

Increasing market share in existing communities through hands-on participation and active engagement in each community. AmericanWest Bank’s management believes the Bank is engaged in each community as a hands-on partner focused on improving quality of life. The Bank’s position as a local, community bank sends a powerful message that distinguishes it immediately in the minds of customers, prospects and community leaders. Its smaller size makes it more adaptable than national or large-scale regional banks. The Bank extends a certain financial flexibility to its customers that can only come from local leadership and commitment. This commitment is evident not only through the services offered, but also through active participation in causes that contribute to the quality of life, especially in the areas of housing, healthcare, youth and education.

Expanding the markets served through new products and services to serve a wider audience. Since its formation, AmericanWest Bank has focused primarily on commercial banking to small and medium-sized businesses, with limited retail banking services to consumers. To further management’s belief that the Bank can continue to gain market share by expanding its retail product offerings for consumers and businesses, in June, 2005 the Bank introduced a more complete line of retail financial products and services that will help consumers use, save and manage their money, in both their personal and business lives.

Providing service to the Bank’s customers that is based on finding solutions and providing accurate, timely and intelligent answers. This service model applies to the Bank’s service internally as well as service to customers. AmericanWest Bank’s overall focus is on offering customers greater value than the larger regional and national banks. The Bank is more responsive and innovative. The Bank’s customers and communities trust it for their banking needs because they know it as a local provider of banking products and services that is helping them achieve their financial goals. To increase market share and profitability, the Bank places a strong emphasis on moving from a transactional (order-taking) environment to a relationship banking culture where service is based on recommending additional products and services that can benefit a customer, thereby providing better service.

Expanding the markets served through de novo branching and acquisitions. AmericanWest intends to expand its presence in the Pacific Northwest by opening new branches and acquiring other financial institutions. Management considers a variety of criteria in evaluating potential branch expansion, including the demographics and short and long-term growth prospects for the location, the management and other resources needed to integrate the branch into the Bank’s existing operations, the degree to which the branch would enhance the geographic diversity of the Bank or would enhance the presence in an existing market, and the estimated cost of opening and operating the branch as compared to the cost of acquiring an existing office and deposit base. AmericanWest Bank has recently received regulatory approval for a de novo branch in Coeur d’Alene, Idaho, and an application for regulatory approval of a de novo branch in Sandpoint, Idaho is pending.

In addition to internal growth, there may be attractive opportunities to grow AmericanWest through carefully selected acquisitions of other financial institutions or their branches within or adjacent to the Bank’s market area. AmericanWest’s ability to make future acquisitions depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval, compliance with applicable capital requirements and, in the case of cash acquisitions, on its cash assets or ability to acquire cash. AmericanWest may need to obtain additional debt and/or equity capital in pursuing an acquisition strategy. Its access to capital markets or the costs of this capital could be impacted by economic, financial, competitive and other conditions beyond its control. Further, acquisition candidates may not be available in the future on favorable terms. Therefore, no assurance can be made that additional acquisitions will occur.

Products and Services

AmericanWest Bank offers a traditional array of deposit products, including non-interest checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. The Bank provides loans to individual borrowers for a variety of purposes, including secured and unsecured personal loans, home equity and personal lines of credit. Commercial lending (including agricultural lending) has been and remains the primary focus of the Bank’s lending activities although its strategy is to significantly increase its consumer loan portfolio. Real estate loans for construction, purchase and refinancing of residential owner-occupied and rental properties are offered, with a variety of fixed and adjustable rate options and terms.

Market Area

AmericanWest Bank branches are located in the three largest metropolitan areas in Eastern and Central Washington; Spokane, Yakima and the Tri-Cities area comprised of Pasco, Kennewick and Richland, and in suburban and rural communities in Eastern and Central Washington and Northern Idaho. Counting the two branches in Coeur d’Alene and Sandpoint, Idaho, which AmericanWest expects to have operating in temporary facilities in the first quarter of 2006 and two non-branch operations facilities, AmericanWest Bank has forty-four locations throughout Eastern and Central Washington and Northern Idaho.

Competition

AmericanWest competes primarily with large national and regional banks, as well as credit unions, savings and loans, mortgage companies, and other financial institutions. Management believes there are three key differentiators that distinguish it from its bank competition: (1) it is committed to a local, community banking model; (2) its smaller size makes it more adaptable; and (3) it puts customer service first. Management believes that its competitive position has been strengthened by the consolidation of past years in the banking industry, which resulted in many community banks that were previously owned locally becoming part of large national or regional banks. The Company’s strategy, by contrast, is to remain closely tied to a community banking model with strong local connections.

Properties

AmericanWest’s main office is located in downtown Spokane, which is leased by AmericanWest. About 8,200 square feet is used for the Administrative Offices. In addition, the Bank leases approximately 9,000 square feet for its Data Processing Center located near the Spokane Airport.

Not including the two new locations in Coeur d’Alene and Sandpoint, Idaho, where operations have not yet commenced, there are a total of forty branch or lending office locations, of which thirty-two are in Eastern and Central Washington. They are located in: Chewelah, Colfax, Colville, Davenport, Dayton, Ephrata, Kennewick, Kettle Falls, Latah, Liberty Lake, Mabton, Moses Lake, Mt. Spokane, Naches, Oaksdale, Palouse, Prosser, Pullman (2), Spokane (5), Sunnyside, Tekoa, Uniontown, Waitsburg, Walla Walla (2) and Yakima (2). The remaining eight branches are in Northern Idaho and are located in: Hayden, Kellogg, Lewiston, Moscow, Orofino, St. Maries (2) and Wallace.

Legal Proceedings

In the opinion of management, the ultimate liability, if any, resulting from known, actual or potential claims or lawsuits currently pending or threatened will not have a material effect on the financial position or results of operations of AmericanWest.

INFORMATION ABOUT COLUMBIA TRUST

Columbia Trust is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Columbia Trust is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, Columbia Trust Bank. Columbia Trust Bank is headquartered in Pasco, Washington, and conducts business from its head office and three branch offices located in Kennewick, Yakima and Sunnyside, Washington, and from a loan production office located in Ellensburg, Washington. As of September 30, 2005, Columbia Trust had total assets of approximately $208.9 million, total loans of approximately $157.9 million, total deposits of approximately $179.2 million and shareholders’ equity of approximately $14.9 million.

Columbia Trust Bank is a Washington state-chartered commercial bank. Columbia Trust Bank engages primarily in the business of providing commercial, real estate, agricultural, private and professional banking services to commercial and individual customers in Benton, Franklin and Yakima Counties, including short-term and medium-term loans, revolving credit facilities, residential and commercial construction lending, mortgage lending, various savings programs, checking accounts, installment and personal loans, and bank credit cards.

Business Strategy

Since its organization in 1996, Columbia Trust Bank has pursued a measured growth strategy. Columbia Trust Bank has capitalized on market opportunities created by failures of larger banking organizations to focus on local customers following mergers and on the strength and experience of its management team. Columbia Trust Bank has grown its assets to approximately $208.9 million in nine years, with corresponding growth in revenues and earnings, by differentiating its level of service and by being disciplined and focused in its marketing activities.

Columbia Trust Bank has always prioritized timely local decision-making and emphasized the highest level of personal banking service. Columbia Trust Bank strives to attract and retain the most dedicated and experienced banking professionals in the market and has built its business model around relationship managers that remain directly involved in all aspects of customer relationships.

Columbia Trust Bank invests a considerable amount of management and officer time in developing and maintaining referral networks, particularly with professional firms and existing customers. Targets include small-to medium sized businesses that are generally privately held and not in higher-risk industries requiring specialized knowledge.

Products and Services

Columbia Trust Bank provides its customers a traditional array of deposit products, including non-interest checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. In addition, the Bank offers specialized loans for its business and commercial customers, including working capital and term financing, commercial and standby letter of credit financing, real estate construction loans and Small Business Administration loans for qualified businesses. Commercial lending (including agricultural lending) is the primary focus of Columbia Trust Bank’s lending activities and a significant portion of its loan portfolio consists of commercial loans.

Real estate loans are also available for construction, purchase and refinancing of residential owner-occupied and rental properties, with a variety of fixed and adjustable rate options and terms.

Columbia Trust Bank provides loans to individual borrowers for a variety of purposes, including secured and unsecured personal loans, home equity and personal lines of credit.

Market Area

Columbia Trust Bank primarily accepts deposits and makes loans within Franklin, Benton and Yakima Counties, and generates home loans through its loan production office in Ellensburg, Washington. Due to this market focus, Columbia Trust is more dependent on, and exposed to, changes in the local economy than competitors who serve a number of geographic markets.

Competition

The community banking business is highly competitive. Columbia Trust Bank competes primarily with other commercial banks, as well as savings and loan associations, finance companies and credit unions. Columbia Trust Bank’s major commercial bank competitors are super-regional diversified financial institutions headquartered outside the state of Washington, such as Bank of America, Wells Fargo Bank, U.S. Bank and Key Bank, and larger Washington state chartered banks. These larger financial institutions have competitive advantages over Columbia Trust in that they have higher lending limits and are able to offer statewide facilities and services that Columbia Trust Bank does not offer. To a lesser extent, Columbia Trust Bank also competes with several locally headquartered community banks.

Facilities

Columbia Trust operates out of its main office in Pasco, Washington, its branches in Kennewick, Sunnyside and Yakima, and a loan production office in Ellensburg, Washington. Columbia Trust owns its Pasco, Kennewick and Sunnyside facilities. Columbia Trust leases its Yakima facility. The lease was effective on July 12, 2004 and expires on July 12, 2009, with two 5-year options to extend. The Ellensburg office was leased pursuant to a lease effective July 22, 2005 and expires on July 22, 2007.

Employees

As of November 30, 2005, Columbia Trust and its subsidiaries had a total of 72 full-time equivalent employees. None of Columbia Trust’s employees is covered by a collective bargaining agreement. Management believes relations with its employees are good.

Legal Proceedings

There are no threatened or pending legal proceedings against Columbia Trust which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business or financial position of Columbia Trust.

REGULATION AND SUPERVISION

The following is a summary of certain statutes and regulations affecting Columbia Trust, AmericanWest and their subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

General

The banking and financial services business in which Columbia Trust and AmericanWest engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC, and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Federal Reserve Board, or the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affects interest rates charged on loans and paid on deposits. Indirectly such actions may also impact the ability of non-bank financial institutions to compete with the banks. The nature and impact of any future changes in monetary policies cannot be predicted.

The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the Washington legislature and by various bank regulatory agencies and other professional agencies. Changes in the laws, regulations or policies that impact Columbia Trust and AmericanWest cannot necessarily be predicted, but they may have a material effect on Columbia Trust’s and AmericanWest’s business and earnings.

Ba nk Holding Company Regulation

As a bank holding company, AmericanWest is registered with and subject to regulation by the FRB under the Bank Holding Company Act, or BHCA. In accordance with FRB policy, AmericanWest is expected to act as a source of financial strength to its subsidiary bank, AmericanWest Bank, and to commit resources to support the Bank in circumstances where it might not otherwise do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution; or (ii) any assistance provided by the FDIC to such a commonly controlled institution. Under the BHCA, AmericanWest is subject to periodic examination by the FRB. AmericanWest is also required to file with the FRB periodic reports of its operations and such additional information regarding AmericanWest and its subsidiaries as the FRB may require. Pursuant to the BHCA, AmericanWest is required to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, it would own or control, directly or indirectly, more than 5 percent of such bank.

Under the BHCA, AmericanWest may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” AmericanWest is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5 percent of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking as to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, businesses or companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this filing, AmericanWest does not operate as a financial holding company.

The BHCA and regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

AmericanWest’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which AmericanWest and AmericanWest Bank conduct business. For example, these include limitations on the ability of AmericanWest Bank to pay dividends to AmericanWest and AmericanWest’s ability to pay dividends to its shareholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10 percent of such subsidiary’s capital stock and surplus on an individual basis or 20 percent of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The FRB has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

As a Washington corporation, AmericanWest is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

Bank Regulation

Columbia Trust Bank and AmericanWest Bank are extensively regulated under both federal and state law.

As a Washington state-chartered bank with deposits insured by the FDIC, each bank is subject to the supervision and regulation of the WDFI and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Each bank’s deposits are insured to a maximum of $100,000 per depositor by the FDIC, and each bank pays semiannual deposit insurance premium assessments to the FDIC.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the Office of the Comptroller of the Currency, or OCC, the FDIC and FRB promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act aims to restore the credibility lost as a result of recent high profile corporate scandals by addressing, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The Nasdaq National Market has adopted corporate governance rules intended to allow shareholders to more easily and effectively monitor the performance of companies and directors. The principal provisions of the Sarbanes-Oxley Act, many of which have been interpreted through regulations released in 2003, provide for and include, among other things: (i) the creation of an independent accounting oversight board; (ii) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iii) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (iv) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement; (v) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies such as AmericanWest and how they interact with a company’s independent auditors; (vi) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (vii) requirements that companies disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the SEC) and, if not, disclose the reasons why the audit committee does not have a financial expert; (viii) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension fund blackout periods; (ix) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on non-preferential terms and in compliance with other bank regulatory requirements; (x) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; (xi) a range of enhanced penalties for fraud and other violations; and (xii) expanded disclosure and certification relating to an issuer’s disclosure controls and procedures and internal controls over financial reporting.

As a result of the Sarbanes-Oxley Act, and its implementing regulations, AmericanWest has incurred substantial cost to interpret and ensure compliance with the law and its regulations. Columbia Trust is not a “public company” pursuant to the Sarbanes-Oxley Act, as it is neither a reporting company pursuant to the Securities Exchange Act of 1934 nor is its common stock registered pursuant to the Securities Exchange Act of 1934. Thus, Columbia Trust has not been subject to the provisions of the Sarbanes-Oxley Act; however, the federal bank regulators have encouraged non-public companies to follow many of the corporate governance guidelines imposed by the Sarbanes-Oxley Act. If Columbia Trust were to stay independent and, as a result of issuing more capital, conducting one or more merger transactions, or otherwise, the number of its shareholders of record were to exceed 500, then Columbia Trust would be required to register its common stock under the Exchange Act of 1934 and would become subject to the Sarbanes-Oxley Act and the related regulations, and would incur substantial costs of compliance. AmericanWest and Columbia Trust cannot be certain of the effect, if any, of the foregoing legislation on their businesses. Future changes in the laws, regulation, or policies that impact AmericanWest and Columbia Trust cannot necessarily be predicted and may have a material effect on their respective business and earnings.

USA Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the Patriot Act, designed to deny terrorists and others the ability to obtain access to the United States financial system, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including Columbia Trust and AmericanWest Bank, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers. The Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FRB, the OCC and other federal banking agencies to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or the Bank Merger Act. Columbia Trust and AmericanWest Bank have augmented systems and procedures to accomplish this. Columbia Trust and AmericanWest believe that the cost of compliance with the Patriot Act is not likely to be material to Columbia Trust or AmericanWest.

DESCRIPTION OF AMERICANWEST CAPITAL STOCK

AmericanWest is authorized to issue 15,000,000 shares of common stock, no par value per share. AmericanWest common stock is listed for trading on the Nasdaq National Market under the symbol “AWBC.” Each share of AmericanWest common stock has the same relative rights and is identical in all respects with every other share of AmericanWest common stock. The following summary is not a complete description of the applicable provisions of the AmericanWest Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

Common Stock

Voting Rights. The holders of AmericanWest common stock possess exclusive voting rights in AmericanWest. Each holder of AmericanWest common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of AmericanWest common stock. Holders of shares of AmericanWest common stock are not entitled to cumulate votes for the election of directors.

Dividends. The holders of AmericanWest common stock are entitled to such dividends as the AmericanWest board of directors may declare from time to time out of funds legally available therefor. Dividends from AmericanWest depend upon the receipt by AmericanWest of dividends from its subsidiaries because AmericanWest has no source of income other than dividends from its subsidiaries.

Liquidation. In the event of liquidation, dissolution or winding up of AmericanWest, the holders of shares of AmericanWest common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of AmericanWest.

Other Characteristics. Holders of AmericanWest common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of AmericanWest common stock which may be issued. Therefore, the board of directors of AmericanWest may authorize the issuance and sale of shares of common stock of AmericanWest without first offering them to existing shareholders of AmericanWest. AmericanWest common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of AmericanWest common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

COMPARISON OF SHAREHOLDERS’ RIGHTS

AmericanWest is a Washington corporation and, accordingly, the rights of shareholders of AmericanWest are governed by the Washington Business Corporation Act, or the WBCA, as well as the articles of incorporation and bylaws of AmericanWest. Columbia Trust is also a Washington corporation, and its shareholders’ rights are governed by the WBCA, as well as its articles of incorporation and bylaws.

As a result of the merger, certain of Columbia Trust’s shareholders will become shareholders of AmericanWest. The following is a summary of material differences between the rights of an AmericanWest shareholder under the WBCA and under AmericanWest’s Articles of Incorporation and Bylaws, and the rights of a Columbia Trust shareholder under the WBCA and under Columbia Trust’s Articles of Incorporation and Bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See “Where You Can Find More Information.”

Board of Directors

AmericanWest. AmericanWest’s Articles of Incorporation provide that its board of directors shall consist of a single class of not less than five nor more than 25 directors. The current number of directors is set at seven. Cumulative voting is not permitted in the election of directors.

Columbia Trust. Columbia Trust’s Articles of Incorporation provide that its board of directors shall consist of not less than five nor more than 25 directors, divided into three classes. The current number of directors is set at 14. Cumulative voting is not permitted in the election of directors.

Removal of Directors

AmericanWest. AmericanWest’s Bylaws provide that one or more directors may be removed, with cause, only at a special meeting of AmericanWest’s shareholders called for that purpose. At such meeting a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not remove the director.

Columbia Trust. Columbia Trust’s Bylaws provide that one or more directors may be removed, with or without cause, at a special meeting called for that purpose by the affirmative vote of at least 60% of the Columbia Trust’s outstanding shares of common stock.

Vacancies on the Board of Directors

AmericanWest. The Articles of Incorporation and Bylaws of AmericanWest provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to hold office for a term expiring at the next shareholder meeting at which directors are elected. Under RCW 23B.08.100 of the WBCA, because not prohibited by the Articles of Incorporation, vacancies on the board of directors may also be filled by majority vote of the shareholders.

Columbia Trust. Columbia Trust’s Articles of Incorporation and Bylaws provide that a vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the affirmative vote of 60% of the remaining members of the board of directors for the unexpired portion of the term. Under RCW 23B.08.100 of the WBCA, because not prohibited by the Articles of Incorporation, vacancies on the board of directors may also be filled by majority vote of the shareholders.

Special Meetings of Shareholders and Action Without a Meeting

AmericanWest. The Bylaws of AmericanWest provide that special meetings of shareholders may be called by the chairman of the board, chief executive officer or president, or by the written request of holders of not less than a majority of all the shares of AmericanWest entitled to vote at the meeting. This restriction on the calling of special shareholders’ meetings may deter hostile takeovers of AmericanWest by making it more difficult for a person or entity to obtain immediate control of AmericanWest between one annual meeting and the next. Under Washington law, because the Articles of Incorporation do not provide otherwise, subject to certain exceptions, any proposed merger of AmericanWest with another company, in which AmericanWest is not the surviving corporation, requires approval by holders of two-thirds (2/3) of the outstanding shares of AmericanWest common stock. AmericanWest’s Articles of Incorporation and Bylaws are silent on whether shareholders may act without a meeting. Therefore, under Washington law, AmericanWest’s shareholders may act without a meeting, provided the action is taken by all shareholders entitled to vote on the action.

Columbia Trust. The Bylaws of Columbia Trust provide that special meetings of shareholders may be called by the president, the board of directors, or at the request of shareholders holding 10% of the shares entitled to vote at the meeting. Under Washington law, because the Articles of Incorporation do not provide otherwise, subject to certain exceptions, any proposed merger of Columbia Trust requires approval by holders of two-thirds (2/3) of the outstanding shares of Columbia Trust common stock. Shareholders of Columbia Trust may take any action that may be taken at a meeting, without a meeting, if the consent for such action is set forth in writing and signed by all the shareholders entitled to vote on such action.

Indemnification of Officers and Directors and Limitation of Liability

AmericanWest. Pursuant to AmericanWest’s Bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of AmericanWest or otherwise) by reason of the fact that he or she is or was a director or officer of AmericanWest or a director or officer of another corporation at the request of AmericanWest, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board may, at any time, approve indemnification of any other person which the AmericanWest board has power to indemnify under the WBCA.

Columbia Trust. Columbia Trust’s Articles of Incorporation provide that the directors of Columbia Trust shall not be personally liable for monetary damages to Columbia Trust or its shareholders for conduct as directors, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310 of the WBCA, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the WBCA is amended to authorize further eliminating or limiting personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the WBCA. Any repeal or modification of the above indemnification provisions by shareholders will not adversely affect any right or protection of a director of Columbia West existing at the time of the repeal or modification.

Amendment of Articles of Incorporation and Bylaws

AmericanWest. Amendments to AmericanWest’s Articles of Incorporation are governed by RCW 23B.10.020 and RCW 23B.10.030 of the WBCA. For public companies like AmericanWest, an amendment to the Articles of Incorporation must be approved by holders of a majority of the outstanding shares of AmericanWest common stock, except for certain limited amendments that can be effected by the board of directors without shareholder approval. AmericanWest’s Bylaws may be amended by approval of the board of directors or by the holders of a majority of the outstanding shares of AmericanWest.

Columbia Trust. Amendments to Columbia Trust’s Articles of Incorporation are governed by RCW 23B.10.020 and RCW 23B.10.030 of the WBCA. For a non-public company like Columbia Trust, an amendment to the Articles of Incorporation must be approved by holders of two-thirds (2/3) of the outstanding shares of Columbia Trust common stock, subject to certain limited amendments that can be effected by the board of directors without shareholder approval. Columbia Trust’s Bylaws may be amended or replaced, or new Bylaws may be adopted, either by affirmative vote of 60% of the board of directors or by the affirmative vote of a majority of shareholders.

Potential Anti-Takeover Provisions

The WBCA prohibits a “target corporation” (as defined below), with certain exceptions, from engaging in certain “significant business transactions” (as defined below) with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an “acquiring person”) for a period of five years after the acquiring person acquired its securities, unless the significant business transaction or acquisition of securities is approved by a majority of the members of the target corporation’s board of directors before the date of the acquisition of the target corporation’s securities. A “significant business transaction” includes, among other transactions:

•	a merger or consolidation with an acquiring person;

•	sales or other dispositions of assets to an acquiring company, in one or more transactions having an aggregate market value equal to five percent or more of all assets or outstanding shares of the target corporation or representing five percent or more of the earning power or net income of the target corporation;

•	the issuance or redemption of stock to or from the acquiring person;

•	termination of five percent or more of the employees of the target corporation employed in Washington state as a result of the acquiring person’s acquisition of 10% or more of the shares of the target corporation over the five-year period following the share acquisition by the acquiring person; or

•	allowing the acquiring person to receive any benefit from the corporation, other than proportionately as a shareholder.

“Target corporations” include all domestic corporations with securities registered under the Securities Exchange Act of 1934, as amended. A corporation with securities registered under the Securities Exchange Act of 1934, as amended, may not “opt out” of this statute. AmericanWest is, therefore, subject to the statute. Such provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of AmericanWest, even though such an attempt might be beneficial to AmericanWest and its shareholders.

DISSENTER’S RIGHTS

In accordance with RCW 23B.13, Chapter 13 of the WBCA, Columbia Trust’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Columbia Trust common stock.

Columbia Trust shareholders electing to exercise dissenter’s rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. Columbia Trust and AmericanWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Columbia Trust shareholder in order to dissent from the merger and perfect the shareholder’s dissenter’s rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.

A shareholder who wishes to assert dissenter’s rights must (i) deliver to Columbia Trust before the vote is taken by Columbia Trust shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Columbia Trust at the following address prior to the special meeting of the shareholders:

Columbia Trust Bancorp

3945 West Court Street

P.O. Box 2606

Pasco, Washington 99302

Attn: Michelle Bell, Secretary

or deliver such notice at the special meeting of shareholders prior to the vote being taken by Columbia Trust shareholders.

A shareholder who wishes to exercise dissenter’s rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Columbia Trust a notice of the name and address of each person on whose behalf the record shareholder asserts dissenter’s rights. A beneficial shareholder may assert dissenter’s rights directly by submitting to Columbia Trust the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Columbia Trust prior to the vote being taken by Columbia Trust shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenter’s rights. In addition, any shareholder electing to exercise dissenter’s rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Columbia Trust common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenter’s rights.

If the merger is effected, AmericanWest as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenter’s rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (iv) set a date by which AmericanWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

A shareholder wishing to exercise dissenter’s rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenter’s rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, AmericanWest shall pay each dissenter with properly perfected dissenter’s rights AmericanWest’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Columbia Trust shares prior to the public announcement of the merger, AmericanWest may elect to withhold the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by AmericanWest on its principal bank loans or, if none, at a rate that is fair and equitable.

A dissenter who is dissatisfied with AmericanWest’s estimate of the fair value or believes that interest due is incorrectly calculated may notify AmericanWest of the dissenter’s estimate of the fair value and amount of interest due. If AmericanWest does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then AmericanWest must, within 60 days, petition a court to determine the fair value.

In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Columbia Trust who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for AmericanWest by Witherspoon, Kelley, Davenport & Toole, P.S.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from AmericanWest’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Columbia Trust and subsidiaries as of and for the two years ended September 30, 2004 included in this proxy statement/prospectus have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report accompanying such financial statements.

WHERE YOU CAN FIND MORE INFORMATION

AmericanWest files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document filed by AmericanWest at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is http://www.sec.gov.

This document incorporates the following documents filed by AmericanWest by reference:

•	AmericanWest’s annual report on Form 10-K/A for the year ended December 31, 2004.

•	AmericanWest’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

•	AmericanWest’s current reports on Form 8-K, filed on January 3, 2005; January 28, 2005; January 31, 2005; February 3, 2005; March 21, 2005; April 26, 2005; May 4, 2005; June 7, 2005; July 22, 2005; July 27, 2005; September 2, 2005; October 31, 2005; and November 30, 2005.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibits thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

All documents filed by AmericanWest pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the Columbia Trust special meeting are also deemed to be incorporated by reference into and are made a part of this document from the date of filing of those documents.

You can find additional information on Columbia Trust at the Internet site of the FDIC at http://www.fdic.gov.

You should rely only on the information contained in, delivered with or referred to in this document. Neither Columbia Trust nor AmericanWest have authorized anyone to provide you with information that is different.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

In addition, AmericanWest has filed a registration statement on Form S-4 to register with the SEC the AmericanWest common stock to be issued to Columbia Trust’s shareholders in the merger, and this document constitutes a prospectus for AmericanWest common stock as well as a proxy statement of Columbia Trust. This proxy statement/prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the merger and the securities offered hereby, reference is made to the registration statement and the exhibits filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC mentioned above.

You may request a copy of any of these filings at no cost by writing or telephoning AmericanWest at the address and phone number set forth below:

AmericanWest Bancorporation 41 West Riverside Avenue Suite 400 Spokane, Washington 99201 Attention: Diane L. Kelleher	Columbia Trust Bancorporation 3945 West Court Street P.O. Box 2606 Pasco, Washington 99302 Attention: Michelle Bell

EXECUTION COPY

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of November 29, 2005

by and between

AmericanWest Bancorporation

and

Columbia Trust Bancorp

ARTICLE I CERTAIN DEFINITIONS

1.01.	Certain Definitions	A-1

ARTICLE II THE MERGER

2.01.	The Merger	A-7
2.02.	Effective Date and Effective Time	A-7

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Effect on Capital Stock	A-8
3.02.	Conversion of Company Common Stock	A-8
3.03.	Election and Proration Procedures	A-9
3.04.	Rights as Shareholders; Stock Transfers	A-11
3.05.	No Fractional Shares	A-11
3.06.	Exchange Procedures	A-11
3.07.	Anti-Dilution Provisions	A-13
3.08.	Dissenters’ Rights	A-13
3.09.	Company Stock Options	A-13

ARTICLE IV
ACTIONS PENDING ACQUISITION

4.01.	Forbearances of the Company	A-14
4.02.	Forbearances of Parent	A-16

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01.	Disclosure Schedules	A-17
5.02.	Standard	A-17
5.03.	Representations and Warranties of the Company	A-17
5.04.	Representations and Warranties of Parent	A-26

ARTICLE VI
COVENANTS

6.01.	Reasonable Best Efforts	A-29
6.02.	Shareholder Approval	A-29
6.03.	Registration Statement	A-29
6.04.	Press Releases	A-30
6.05.	Access; Information	A-30
6.06.	Affiliates	A-31
6.07.	[Reserved.]	A-32
6.08.	Acquisition Proposals	A-32
6.09.	Nasdaq Listing	A-32
6.10.	Regulatory Applications	A-32
6.11.	Indemnification	A-33
6.12.	Benefit Plans	A-33

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6.13.	Non-Competition and Non-Solicitation Agreements	A-34
6.14.	Notification of Certain Matters	A-34
6.15.	Human Resources Issues	A-35
6.16.	Assistance with Third-Party Agreements	A-35
6.17.	Bank Merger	A-35
6.18.	Shareholder Agreements	A-36
6.19.	Additional Agreements	A-36
6.20.	Pre-Closing Adjustments	A-36
6.21.	Tax Treatment of the Merger	A-36
6.22.	Preservation of Insurance Claims	A-36

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.	Conditions to Each Party’s Obligation to Effect the Merger	A-37
7.02.	Conditions to Obligation of the Company	A-37
7.03.	Conditions to Obligation of Parent	A-38

ARTICLE VIII
TERMINATION

8.01.	Termination	A-39
8.02.	Effect of Termination and Abandonment	A-40

ARTICLE IX
MISCELLANEOUS

9.01.	Survival	A-42
9.02.	Waiver; Amendment	A-42
9.03.	Counterparts	A-42
9.04.	Governing Law, Jurisdiction and Venue	A-42
9.05.	Expenses	A-42
9.06.	Notices	A-42
9.07.	Entire Understanding; No Third Party Beneficiaries	A-43
9.08.	Effect	A-43
9.09.	Severability	A-43
9.10.	Enforcement of the Agreement	A-43
9.11.	Enforcement of Confidentiality Agreement	A-44
9.12.	Enforcement Proceedings	A-44
9.13.	Interpretation	A-44

EXHIBIT A	Form of Shareholder Agreement
EXHIBIT B	Form of Non-Competition and Non Solicitation Agreement
EXHIBIT C	Form of Company Affiliate Agreement
EXHIBIT D	Form of Agreement of Merger

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AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2005 (this “Agreement”), by and between Columbia Trust Bancorp, a Washington corporation (the “Company”), and AmericanWest Bancorporation, a Washington corporation (“Parent”).

RECITALS

A. The Company. The Company is a Washington corporation having its principal place of business in Pasco, Washington.

B. Parent. Parent is a Washington corporation, having its principal place of business in Spokane, Washington.

C. Board Action. The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger of the Company with and into Parent (the “Merger”) and the merger of Columbia Trust Bank, a Washington banking corporation (“Company Bank”) with and into AmericanWest Bank, a Washington banking corporation (“Parent Bank”) (the “Bank Merger”).

D. Intentions of the Parties. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E. Shareholder Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto, (collectively, the “Shareholder Agreements”) pursuant to which he or she has agreed, solely in his or her capacity as a shareholder of the Company, among other things, to vote his or her shares in favor of the principal terms of the Merger.

F. Non-Competition Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each director of the Company is entering into a non-competition and non-solicitation agreement with Parent in the form of Exhibit B hereto (collectively, the “Non-Competition and Non-Solicitation Agreements”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” means the agreement of merger to be filed with the Washington Secretary of State substantially in the form attached hereto as Exhibit D.

“ALLL” means the allowance for loan and lease losses, as determined in accordance with GAAP and regulatory accounting principles or RAP.

“Bank Insurance Fund” means the Bank Insurance Fund maintained by the FDIC.

“Bank Merger” has the meaning set forth in the Recitals to this Agreement.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.) as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m).

“BOLI” has the meaning set forth in Section 5.03(m).

“Business Combination” has the meaning set forth in Section 3.07.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in Section 3.02(a).

“Cash Election” has the meaning set forth in Section 3.03(a).

“Cash Election Number” has the meaning set forth in Section 3.03(c).

“Cash Election Shares” has the meaning set forth in Section 3.03(d).

“CIC Agreements” has the meaning set forth in Section 6.12(f).

“Code” has the meaning set forth in the Recitals to this Agreement.

“Combination Cash Election” has the meaning set forth in Section 3.03(a).

“Combination Stock Election” has the meaning set forth in Section 3.03(a).

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. Section 2901 et seq.), as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliates” has the meaning set forth in Section 6.06.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Bank” has the meaning set forth in the Recitals to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company By-Laws” means the By-Laws of the Company.

“Company Common Stock” means the common stock, $0.50 par value per share, of the Company.

“Company Common Stock Value” has the meaning set forth in Section 3.02(a).

“Company Disclosure Schedule” has the meaning set forth in Section 5.01.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.03(x).

“Company Loan Property” has the meaning set forth in Section 5.03(o).

“Company Meeting” has the meaning set forth in Section 6.02.

“Company Statutory Trust I” has the meaning set forth in Section 5.03(c).

“Company Stock Options” means, collectively or individually, the options to acquire Company Common Stock issued under the any of the Company’s Stock Option Plans.

“Company Stock Option Plans” means, collectively or individually, each of the Company Bank 1996 Employee Stock Option Plan and the Company Bank 1998 Non-Employee Director Stock Option Plan.

“Company Subsidiary” has the meaning set forth in Section 5.03(c).

“Costs” has the meaning set forth in Section 6.11(a).

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Dissenters’ Shares” has the meaning set forth in Section 3.01(c).

“Dissenting Shareholder” means any holder of Dissenters’ Shares.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Election” has the meaning set forth in Section 3.03(a).

“Election Deadline” has the meaning set forth in Section 3.03(b).

“Election Form” has the meaning set forth in Section 3.03(a).

“Election Form Record Date” has the meaning set forth in Section 3.03(a).

“Employees” has the meaning set forth in Section 5.03(m).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1010 et seq.), as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m).

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.06(a).

“Exchange Ratio” has the meaning set forth in Section 3.09(a).

“Failing Party” has the meaning set forth in Section 8.02(b).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“In-the-Money Company Stock Options” has the meaning set forth in Section 3.02(a).

“Indemnified Party” has the meaning set forth in Section 6.11(a).

“Insurance Amount” has the meaning set forth in Section 6.11(b).

“Insurance Policies” has the meaning set forth in Section 5.03(s).

“Knowledge” of the Company, any Company Subsidiary, Parent or any Parent Subsidiary, as the case may be, means (i) to the actual knowledge of any director and (ii) to the actual knowledge after reasonable investigation of any executive officer of the Company, the Company Subsidiaries, Parent or the Parent Subsidiaries, as the case may be, or any employee of the Company, the Company Subsidiaries, Parent or Parent Subsidiaries, as the case may be, with primary responsibility for the subject matter as to which knowledge is at issue.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Mailing Date” has the meaning set forth in Section 3.03(a).

“Material Adverse Effect” means, with respect to Parent or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of either Parent or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and (d) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.02(a).

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Stock Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Competition and Non-Solicitation Agreements” has the meaning set forth in the Recitals to this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Bank” has the meaning set forth in the Recitals to this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, no par value per share, of Parent.

“Parent Disclosure Schedule” has the meaning set forth in Section 5.01.

“Parent Measuring Price” means the average closing price of Parent Common Stock on the Nasdaq over the 20 consecutive day trading period ending on the fifth Business Day prior to the Effective Time, as reported on the website at http://www.nasdaq.com.

“Parent Statutory Trust I” has the meaning set forth in Section 5.04(c).

“Parent Subsidiary” has the meaning set forth in Section 5.04(c).

“PBGC” has the meaning set forth in Section 5.03(m).

“Pension Plan” has the meaning set forth in Section 5.03(m).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Regulatory Filings” has the meaning set forth in Section 5.03(g).

“Rights” means, with respect to any Person, one or more the stock options, stock appreciation rights, restricted stock awards, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.04(g).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder” means director of the Company.

“Shareholder Agreements” has the meaning set forth in the Recitals to this Agreement.

“Stock Consideration” has the meaning set forth in Section 3.02(a).

“Stock Election” has the meaning set forth in Section 3.03(a).

“Stock Election Number” has the meaning set forth in Section 3.03(c).

“Stock Election Shares” has the meaning set forth in Section 3.03(d).

“Subsidiary” has the meanings ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any taxing authority including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the Company or any Company Subsidiary in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Third Party Intellectual Property Right” has the meaning set forth in Section 5.03(x).

“Treasury Shares” has the meaning set forth in Section 3.01(d).

“Trust Instrument” has the meaning set forth in Section 5.03(t).

“Trust Relationship” has the meaning set forth in Section 5.03(t).

“Undesignated Shares” has the meaning set forth in Section 3.03(a).

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107 56).

“WBCA” means the Washington Business Corporation Act.

“WDFI” means the Washington State Department of Financial Institutions.

ARTICLE II

THE MERGER

2.01. The Merger. (a) The Combination. At the Effective Time, the Company shall merge with and into Parent, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a Washington corporation. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after the Company’s shareholders have approved the principal terms of the Merger) change the method of effecting the acquisition of the Company and the Company Subsidiaries (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company or any Company Subsidiary with Parent or any of its existing Subsidiaries, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the “Merger Consideration”), (ii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

(b) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Parent immediately after the Effective Time shall be those of Parent as in effect immediately prior to the Effective Time.

(c) Directors and Officers of Parent. Except that the Parent Board shall be increased by one, such vacancy to be filled by a director of the Company selected by the Parent Board, the directors and officers of Parent immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

(d) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 23B.11.060 of the WBCA, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

2.02. Effective Date and Effective Time. On such date as Parent selects (and promptly provides notice thereof to Company), which shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Parent, on the last Business Day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five Business Days of such month, on the last Business Day of the succeeding month or, if such tenth day occurs in March 2006, then on the first Business Day in April 2006), or on such earlier or later date as may be agreed in writing by the parties, the Agreement of Merger shall be filed with the Washington Secretary of State, in accordance with all appropriate legal requirements together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon such filing. The date of such filing is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Effect on Capital Stock. Subject to the other provisions of this Article III, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of Parent Common Stock:

(a) Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Parent, and shall not be affected by the Merger;

(b) Company Common Stock. Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters’ Shares and Treasury Shares, as defined below) shall be converted into the right to receive either Parent Common Stock or cash as provided in Section 3.02(a);

(c) Dissenter’s Shares. All shares of Company Common Stock as to which a shareholder has taken the actions required by Section 23B.13 of the WBCA relating to dissenters’ rights (“Dissenters’ Shares”) shall not be converted into or represent a right to receive Parent Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares, at which time such shares shall either be converted into cash or Parent Common Stock pursuant to Section 3.08; and

(d) Cancellation of Certain Shares. Any shares of Company Common Stock held by Parent or any Parent Subsidiary, or Company or any Company Subsidiary, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall be cancelled and retired at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

3.02. Conversion of Company Common Stock.

(a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters’ Shares and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 3.03, either (i) cash (the “Cash Consideration”) in an amount equal to the Company Common Stock Value (defined below) or (ii) a number of shares of Parent Common Stock (the “Stock Consideration”) equal to the Company Common Stock Value divided by the Parent Measuring Price (together, the “Merger Consideration”). “Company Common Stock Value” as calculated immediately prior to the Effective Time by Parent shall mean an amount equal to (i) the sum of (x) $37,750,000 plus (y) the aggregate exercise price of all Company Stock Options exercised by the holders after the date hereof and prior to the Effective Date, plus (z) the aggregate exercise price of all In-the-Money Company Stock Options (as defined below) outstanding immediately prior to the Effective Time, divided by (ii) the sum of (x) the total number of shares of Company Common Stock outstanding (which number includes restricted stock awards outstanding at the Effective Date) immediately prior to the Effective Time plus (y) the total number of shares of Company Common Stock subject to such In-the-Money Company Stock Options outstanding immediately prior to the Effective Time, rounded to the nearest cent. For the avoidance of doubt, the aggregate consideration for all of the Company Common Stock and Company Stock Options, in each case outstanding immediately prior to the Effective Time, shall be $37,750,000 if no Company Stock Options are exercised between the execution of this Agreement and the Effective Date, and up to a maximum of $39,858,090 if all holders of Company Stock Options exercise their options at or before the Effective Date, it being hereby agreed between Parent and Company that the difference between the final aggregate consideration paid and $37,750,000, if any, will be equal to the increase in the Company’s shareholders’ equity attributable to the exercise of Company Stock Options between the execution of this Agreement and the Effective Date. “In-the-Money Company Stock Options” shall mean those Company Stock Options having an exercise price of less than $45.70 per share. A shareholder may elect to receive a combination of cash and Parent Common Stock in exchange for his or her shares of Company Common Stock; provided, however, that with respect to each individual share of Company Common Stock held, a shareholder must elect to receive either all cash or all Parent Common Stock.

(b) At the Effective Time of the Merger, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time of the Merger and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Merger, certificates representing shares of Company Common Stock are properly presented in accordance with Article III of this Agreement to the Exchange Agent (as defined in Section 3.03), such certificates shall be cancelled and exchanged for certificates representing the number of whole shares of Parent Common Stock into which such shares were converted, if any, and/or a check representing the amount of cash, if any, into which the Parent Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock.

3.03. Election and Proration Procedures.

(a) Election Forms and Types of Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent selected by Parent (the “Exchange Agent”)) in such form and substance as designated by Parent (the “Election Form”) shall be mailed at Parent’s expense no less than 40 days prior to the Effective Time of the Merger or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of a date of Parent’s choice which is at least three Business Days prior to the Mailing Date (the “Election Form Record Date”). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the Election Form Record Date and prior to the Election Deadline (as defined in Section 3.03(b)), and the Company shall promptly provide or cause to be provided to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder’s shares of Company Common Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s shares of Company Common Stock, or (iii) Parent Common Stock in exchange for a specified number of shares of Company Common Stock (a “Combination Stock Election”) and cash in exchange for a specified number of shares of Company Common Stock (a “Combination Cash Election”). Any shares of Company Common Stock (other than Dissenters’ Shares or Treasury Shares) with respect to which the holder (or indirectly the beneficial owner) shall not have submitted to the Exchange Agent an effective, properly completed Election Form, which was received prior to the Election Deadline, shall be deemed to be “Undesignated Shares” (each an “Undesignated Share”) hereunder.

(b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Pacific Time on the 30th day following the Mailing Date (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly and timely made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election

Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger (the “Cash Election Number”) shall be equal to 50% of the difference between (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) the sum of (A) the number of Dissenters’ Shares, if any, and (B) the number of Treasury Shares. The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger (the “Stock Election Number”) shall be equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger less the sum of (i) the Cash Election Number, (ii) the number of Dissenters’ shares, if any, and (iii) the number of Treasury Shares.

(d) Payment and Proration. As promptly as practicable but not later than five Business Days after the Effective Time of the Merger, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) In the event that the aggregate number of shares of Company Common Stock in respect of which Cash Elections and Combination Cash Elections have been made (collectively, the “Cash Election Shares”) exceeds the Cash Election Number, all shares in respect of which Stock Elections and Combination Stock Elections have been made (the “Stock Election Shares”) and all Undesignated Shares in respect of which Stock Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

(A) Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Cash Election Shares, so that the number of Cash Election Shares so converted, when added to the existing Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests); and

(B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

(ii) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

(A) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the existing Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Stock Election Shares so converted shall be converted into the right to receive Cash Consideration; and

(B) the remaining Stock Election Shares shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

(iii) In the event that neither clause (i) nor clause (ii) of this Section 3.03(d) is applicable, on a pro-rata basis, Undesignated Shares shall be deemed Stock Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Undesignated Shares shall be deemed Cash Election Shares and (A) all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (B) all Stock Election Shares and all Undesignated Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

(e) Calculations. Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

3.04. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

3.05. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Parent Measuring Price. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

3.06. Exchange Procedures.

(a) Exchange Agent. No later than the Effective Time of the Merger, Parent shall deposit with the Exchange Agent certificates representing the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

(b) Exchange of Certificates and Cash. After completion of the allocation procedure set forth in Section 3.03, each holder of a certificate formerly representing shares of Company Common Stock (other than Dissenters’ Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing Parent Common Stock and/or cash into which the shares of Company Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such certificate representing shares of Company Common Stock upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.06, each certificate representing shares of Company Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive cash and/or Parent Common Stock, as the case may be, upon such surrender. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Company Common Stock for exchange as provided in this Article III. If any certificate for shares of Company Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c) Affiliates. Certificates surrendered for exchange by any person constituting an “affiliate” of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.

(d) No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) Voting and Dividends. Former shareholders of record of the Company shall not be entitled to vote after the Effective Time of the Merger at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Common Stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.06, each certificate theretofore representing shares of Company Common Stock (other than Dissenters’ Shares and Treasury Shares) shall from and after the Effective Time of the Merger represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Company Common Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(f) Unclaimed Portion of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of cash, shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon; provided that subject to applicable state escheat law or unclaimed property law, any holder of a certificate formerly representing shares of Company Common Stock later surrenders such certificate (or customary affidavits and indemnification regarding a loss or destruction of such certificate) to the Parent shall, upon acceptance thereof, be entitled to receive a certificate representing Parent Common Stock and/or cash into which the shares of Common Stock shall have been converted pursuant to this agreement as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled and any unpaid dividends and distributions on Parent Common Stock to which owner is entitled.

(g) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

3.07. Anti-Dilution Provisions. In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the amount of Cash Consideration and Stock Consideration per share shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

3.08. Dissenters’ Rights. (a) Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of Company Common Stock, as provided in Section 23B.13 of the WBCA, shall not be entitled to Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger under the WBCA, and shall be entitled to receive only the payment provided for by Section 23B.13 of the WBCA with respect to such Dissenters’ Shares.

(b) If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Common Stock of such Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted at Parent’s discretion into the right to receive the Cash Consideration or the Stock Consideration.

3.09. Company Stock Options. (a) At the Effective Time, each Company Stock Option shall be converted into a fully vested option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Company Common Stock subject to the Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio (defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Common Stock of such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Company Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time. For purposes of this Agreement, the “Exchange Ratio” shall be equal to the fraction having a numerator equal to the Company Common Stock Value and having a denominator equal to the Parent Measuring Price.

(b) Within fifteen (15) days following the Effective Time, Parent will prepare and file with the SEC a Registration Statement on Form S-8 covering shares of Parent Common Stock to be issued upon the exercise of stock options assumed by Parent pursuant to this Section 3.09.

(c) At or prior to the Effective Time, the Company, Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.09. The Company shall take all actions necessary to ensure that, from and after the Effective Time, Parent will not be required to deliver Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options after the Effective Time.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Parent, the Company will not, and will not permit any of the Company Subsidiaries to:

(a) Ordinary Course. Conduct the business of the Company or any of the Company Subsidiaries other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, any Company Subsidiary, Parent or any Parent Subsidiary to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on the Company or any of the Company Subsidiaries.

(b) Capital Stock. Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Company Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, renew, make any new grants of awards under, amend or otherwise modify any employment, consulting, severance, termination or similar agreements or arrangements with, or grant any new stock options to, any director, officer or employee of the Company or any of the Company Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees who are not officers in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law or (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(d) of the Company Disclosure Schedule.

(e) Hiring. Hire any person as an employee of the Company or any of the Company Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or any of the Company Subsidiaries; provided, that no person may be hired without the consent of Parent who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

(f) Benefit Plans. Enter into, establish, adopt, terminate or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of the Company Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan; or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or forgive any loans to directors, officers or employees of the Company or any of the Company Subsidiaries.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to the Company or any of the Company Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or any of the Company Subsidiaries.

(i) Capital Expenditures. Except as set forth in Section 4.01(i) of the Company Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the Company Articles or Company By-Laws or the equivalent organizational documents of any of the Company Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l) Contracts. Except as set forth in Section 4.01(l) of the Company Disclosure Schedule, enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 90 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

(m) Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company or any of the Company Subsidiaries is or becomes a party on or after the date of this Agreement, which settlement, agreement or action involves payment by the Company or any of the Company Subsidiaries of an amount, individually or for all such settlements, that exceeds $25,000 and/or would impose any material restriction on the business of the Company or any of the Company Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company or any of the Company Subsidiaries.

(n) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

(o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the FDIC or the WDFI, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits and Federal Funds borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Loans. Make any loan or loan commitment (other than a renewal or extension of an existing loan) to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 without submitting at least four Business Days prior to take such action complete loan package information to the chief credit officer of Parent for review with a right of comment within two full Business Days prior to taking such action.

(r) Investments. Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $250,000, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person; provided, however, that in the case of investment securities, the Company or any of the Company Subsidiaries may purchase investment securities if, within five Business Days after the Company or any of the Company Subsidiaries requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to the making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(s) Taxes. Settle any material audit, make or change any material tax election or method of tax accounting, file any amended Tax Return, request any private letter or similar ruling from any taxing authority, take any action which would have a Material Adverse Effect on the tax position of the Company, any of the Company Subsidiaries or their respective successors after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

(t) USA Patriot Act. Take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or the Company’s policies and procedures with respect to the foregoing.

(u) Commitments. Agree or commit to do any of the foregoing.

4.02. Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of Parent Subsidiary not to:

(a) Ordinary Course. Take any action reasonably likely to have an adverse effect on Parent’s ability to perform any of its material obligations under this Agreement.

(b) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(c) Tax-Free Reorganization. Take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules. At least one Business Day prior to the date hereof, the Company shall have delivered to Parent a schedule (the “Company Disclosure Schedule”) and Parent shall have delivered to Company a schedule (the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.03 and 5.04 or to one or more of its covenants contained in Article IV.

5.02. Standard. No representation or warranty of the Company or Parent contained in Section 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03. Representations and Warranties of the Company. Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. The Company Bank is a Washington state-chartered banking corporation and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. Company Statutory Trust I is duly organized, validly existing and in good standing under the laws of the state of Washington. Each of the Company and Company Subsidiaries is duly qualified to do business and is in good standing in the State of Washington and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of the Company and Company Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Company has made available to Parent a complete and correct copy of each of the Company’s and Company Subsidiaries’ articles of incorporation and by-laws, each as amended to date.

(b) Company Capital Stock. The authorized capital stock of the Company consists solely of 2,000,000 shares of Company Common Stock, of which 773,542 shares are issued and outstanding. No shares of the Company Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). No more than 98,620 shares of Company Common Stock are issuable upon exercise of Company Stock Options or other Rights. There are up to an additional 24,400 shares of Company Common Stock available for issuance under the Company Stock Option Plans. Section 5.03(b) of the Company Disclosure Schedule sets forth for each Company Stock Option and each other Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the vesting schedule, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code if such Right is a Company Stock Option, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Rights that are currently exercisable and the exercise price per share. Except as set forth above, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement.

(c) Subsidiaries. The Company has two Subsidiaries: the Company Bank and Columbia Trust Statutory Trust I (the “Company Statutory Trust I”) (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”). The Company owns all the issued and outstanding equity securities of the Company Bank and all the issued and outstanding common stock of the Company Statutory Trust I. No equity securities of any Company Subsidiary are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities. There are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities. All the equity securities of each of Company Subsidiaries owned by the Company are fully paid, nonassessable and owned free and clear of any Liens.

(i) Except as set forth in Section 5.03(c)(i) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of the Company Subsidiaries.

(ii) Each of the Company Subsidiaries has been duly organized and is validly existing in good standing under the laws of the State of Washington, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of the Company and the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject in the case of this Agreement to the receipt of any required approval of the principal terms of the Merger by the holders of two-thirds of the outstanding shares of Company Common Stock, the Company’s board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Violations.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger or the Bank Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the WDFI, (B) filings with the SEC, and state securities authorities and the approval of the principal terms of the Merger by the holders of two-thirds of the outstanding shares of the Company Common Stock and (C) the filing of an executed Agreement of Merger substantially in the form of Exhibit D hereto with the Washington Secretary of State pursuant to the WBCA. As of the date hereof, the Company is not aware of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or any Company Subsidiary or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities. (i) The Company’s audited consolidated financial statements at and for the fiscal years ended September 30, 2004 and 2003 and unaudited consolidated financial statements at and for the fiscal year ended September 30, 2005 (including the related notes and schedules thereto, if any), fairly present the financial position of the Company on a consolidated basis as of such dates and the results of operations, retained earnings, changes in stockholders’ equity and cash flows, as the case may be, of the Company on a consolidated basis for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved. For each fiscal period subsequent to September 30, 2005, each of the Company’s consolidated balance sheets will fairly present the financial position of the Company as of its date, and each of the consolidated statements of income, consolidated changes in shareholders’ equity and consolidated cash flows or equivalent statements (including any related notes and schedules thereto) will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company, on a consolidated basis, for the periods set forth therein, in each case in accordance with GAAP during the periods involved, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. The books and records of each of the Company and the Company Subsidiaries have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal and accounting requirements. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), except with respect to outstanding trust preferred securities as disclosed on the Company Disclosure Schedule.

(ii) Each of the Company and the Company Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since September 30, 2004 with (A) the Federal Reserve Board, (B) the FDIC, (C) the WDFI and (D) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports and statements required to be filed by it since September 30, 2004, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of Washington and the rules and regulations of the Federal Reserve Board, the FDIC, the WDFI or any other Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed.

(iii) Since September 30, 2004, neither the Company nor any Company Subsidiary has incurred any liability other than in the ordinary course of business consistent with past practice.

(iv) Since September 30, 2004, (A) each of the Company and the Company Subsidiaries has conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company or any Company Subsidiary.

(h) Litigation. Except as set forth in Section 5.03(h) of the Company Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against the Company or any Company Subsidiary and, to the Company’s Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and there are no facts (including, but not limited to, any facts of a nature similar to those set forth in the counterclaims against Company Bank in Columbia Trust Bank v. Cervantes Orchards & Vineyards LLC currently pending before the Yakima County Superior Court, No. 05-2-01435-0) which could reasonably give rise to such litigation, claim or other proceeding.

(i) Regulatory Matters. (i) Except as set forth in Section 5.03(i) of the Company Disclosure Schedule, none of the Company, any Company Subsidiary, nor any of the Company’s or the Company Subsidiaries’ property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Regulatory Authorities”). Each of the Company and the Company Subsidiaries has paid all assessments made or imposed by any Regulatory Authority.

(ii) The Company and the Company Subsidiaries have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of the Company and the Company Subsidiaries:

(i) to its Knowledge, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all fair lending laws and other laws relating to discriminatory business practices;

(ii) has adopted such procedures and policies as are, in the reasonable judgment of Company management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of the Company or any Company Subsidiary, is in such compliance;

(iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s or any Company Subsidiary’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iv) has received, since September 30, 2004, no notification or communication from any Governmental Authority (A) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s or any Company Subsidiary’s Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth in Section 5.03(k) of the Company Disclosure Schedule, to the Knowledge of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is (or would be if the Company were a registrant under the Exchange Act) a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K with respect to such entity or (ii) that materially restricts the conduct of business by the Company or by any Company

Subsidiary. Neither the Company nor any Company Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or by any Company Subsidiary is currently outstanding. Section 5.03(k) of the Company Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transactions contemplated hereby.

(l) No Brokers. The Company Board has received the written opinion of D.A. Davidson & Co. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Except for the fees and related costs paid or to be paid to D.A. Davidson & Co., no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans. (i) All benefit and compensation plans, contracts, policies (including bank owned life insurance policies, or “BOLI”) or arrangements covering current or former employees of the Company and any Company Subsidiary (collectively, the “Employees”) and current or former directors of the Company and any Company Subsidiary including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are set forth in Section 5.03(m) to the Company Disclosure Schedule and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

(ii) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA, the Code and other applicable law. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and neither the Company nor any Company Subsidiary is aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or any Company Subsidiary, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor any Company Subsidiary has incurred, nor do they expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any

Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any Company Subsidiary has provided, nor is either required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(vi) Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any Benefit Plan. Any Benefit Plan may be amended or terminated at any time by the Company or any Company Subsidiary, as the case may be, at any time without incurring any liability thereunder.

(vii) There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of expense incurred therefor for the most recent fiscal year. Except as set forth in Section 5.03(m)(vii) to the Company Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (E) result in any payment under any Benefit Plans which would not be deductible under Sections 162(m) or 280G of the Code.

(n) Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either the Company or any Company Subsidiary the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such Company Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to the Company’s or any Company Subsidiary’s Knowledge, threatened, nor is the Company or any Company Subsidiary aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters. Except as disclosed in the Company Disclosure Schedule: (i) to the Knowledge of the Company and the Company Subsidiary, each of the Company and the Company Subsidiaries has complied at all times with applicable Environmental Laws; (ii) to the Knowledge of the Company and the Company Subsidiary, no real property (including buildings or other structures) currently or formerly owned or operated by either of the Company or any Company Subsidiary, or any property in which the Company or any Company Subsidiary has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) to the Knowledge of the Company and the Company Subsidiary, neither the Company nor any Company Subsidiary could be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) to the Knowledge of the Company and the Company Subsidiary, neither the Company nor any Company Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any Company Subsidiary has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Knowledge of the Company and the Company Subsidiary, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving either of the Company or any Company Subsidiary, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against either of the Company or any Company Subsidiary, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to either of the Company or any Company Subsidiary, and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company and each Company Subsidiary, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes owed by the Company and each Company Subsidiary have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or any Company Subsidiary.

(ii) The Company has made available to Parent true and correct copies of the Tax Returns filed by the Company and each Company Subsidiary for each of the three most recent tax years ended on or before September 30, 2005.

(iii) Neither the Company nor any Company Subsidiary has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

(iv) Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any Company Subsidiary.

(vi) As of the date hereof, neither the Company nor any Company Subsidiary has reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii) All Taxes that the Company or any Company Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii) Neither the Company nor any Company Subsidiary has been a party to any distribution during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(ix) The Company and each Company Subsidiary has complied with all Tax information reporting requirements and has retained all necessary documentation in its files to permit continued compliance with information reporting requirements.

(x) There are no liens on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(xi) Neither the Company nor any predecessor to the Company has made with respect to the Company or any predecessor of the Company any consent under Section 341 of the Code.

(xii) Neither the Company nor any Company Subsidiary has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)). Neither the Company nor any Company Subsidiary has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. Neither the Company nor any Company Subsidiary has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(q) Risk Management Instruments. Neither the Company nor any Company Subsidiary is a party to nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) and neither the Company nor any Company Subsidiary owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Books and Records. The books and records of the Company and each of the Company Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and each of the Company Subsidiaries.

(s) Insurance. Section 5.03(s) to the Company Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by the Company and each of the Company Subsidiaries (“Insurance Policies”). The Company and each of the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company and each of the Company Subsidiaries reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and each of the Company Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(t) Trust Business. Except as set forth in Section 5.03(t) to the Company Disclosure Schedule, to the Knowledge of the Company (i) each of the relationships between the Company Bank and another Person which constitutes part of the business conducted by the Trust Department of the Company Bank (whether the Company Bank acts or has acted as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity) (the “Trust Relationships”) is governed by a written agreement, contract, indenture, instrument of trust or other similar document (the “Trust Instruments”) and all of the Trust Instruments that are presently in effect are in the possession of the Company Bank and have been made, or are, available to Parent and no Trust Instrument has been amended except by an instrument in writing; (ii) each Trust Relationship has been conducted, operated and managed by the Company in accordance with the terms of the governing Trust Instrument and applicable law; and (iii) the accountings for each Trust Relationship are correct in all material respects and accurately reflect the assets of such Trust Relationships.

(u) Transactions With Affiliates. Except as disclosed in the Company Disclosure Schedule, Company Bank has not entered into any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(v) Real Property. (i) Section 5.03(v) to the Company Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased or subleased in whole or in part by the Company or any Company Subsidiary and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

(ii) Each of the leases referred to in the Company Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or any Company Subsidiary or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or any Company Subsidiary the foregoing representation is based on the Knowledge of the Company and the Company Subsidiaries.

(w) Title. Each of the Company and each Company Subsidiary has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company’s financial statements dated as of and for the fiscal year ended September 30, 2004 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(x) Intellectual Property.

(i) Each of the Company and each Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Company or any Company Subsidiary.

(ii) Except as is not reasonably likely to have a Material Adverse Effect with respect to the Company or any Company Subsidiary: (A) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or such Company Subsidiary is a party and pursuant to which the Company or such Company Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or any Company Subsidiary (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company or any Company Subsidiary, are threatened by any Person; and (C) neither the Company nor any Company Subsidiary knows of any valid grounds for any bona fide claims (I) against the use by the Company or any Company Subsidiary of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or any Company Subsidiary’s license or legally enforceable right to use any Third-Party Intellectual Rights.

(y) Fairness Opinion. Prior to the date of this Agreement, Company has received an opinion from D.A. Davidson & Co. to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of Company is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date this Agreement is executed by Company and shall be confirmed in writing as of the date of the Proxy Statement.

(z) State Takeover Laws, Articles of Incorporation. Each of the Company and Company Subsidiaries has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from (i) any applicable state takeover laws, including, but not limited to, WBCA Ch. 23B.19, as amended, and (ii) any takeover-related provisions of each of Company’s and Company Subsidiaries’ Articles of Incorporation.

5.04. Representations and Warranties of Parent. Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Washington. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock. (i) As of November 15, 2005, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 10,461,357 shares are issued and outstanding as of the date hereof.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, and subject to any required approval of such issuance by the holders of the outstanding shares of Parent Common Stock entitled to vote thereon in accordance with the applicable law, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be issued (x) pursuant to an effective registration statement or applicable exemption under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

(c) Subsidiaries. Parent has two subsidiaries: Parent Bank and AmericanWest Statutory Trust I (the “Parent Statutory Trust I”) (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”). Each Parent Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries. Parent Bank has its deposits insured by the Bank Insurance Fund in the manner and to the fullest extent provided by law.

(d) Corporate Power. Each of Parent and the Parent Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject in the case of this Agreement to receipt of any required approval of the principal terms of the Merger by the holders of the outstanding shares of Parent Common Stock entitled to vote thereon in accordance with the applicable law, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). As of the date hereof, no approval of Parent’s shareholders of the Agreement is required.

(f) Regulatory Approvals; No Violations. (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC and the WDFI, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock in the Merger and (E) the filing of the Agreement of Merger with the Washington Secretary of State pursuant to the WBCA. As of the date hereof, Parent does not have Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or any Parent Subsidiary or to which Parent’s or any Parent Subsidiary’s properties are subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any Parent Subsidiary or (C) require any consent or approval under any such material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “SEC Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and the Parent Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements that will not be material in amount or effect.

(ii) Since December 31, 2004, (A) each of the Parent and the Parent Subsidiaries has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), would reasonably be expected to have a Material Adverse Effect with respect to Parent or any Parent Subsidiary.

(h) Litigation. Except as disclosed in the Parent’s Disclosure Schedule, no material litigation, claim or other proceeding before any court or Governmental Authority is pending against Parent or any Parent Subsidiary and, to Parent’s and each of Parent Subsidiaries’ Knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i) No Brokers. Except for a fee to be paid to Keefe, Bruyette & Woods, Inc., no action has been taken by Parent that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(j) Regulatory Matters. (i) Except as disclosed in Parent’s Disclosure Schedule, none of Parent, any Parent Subsidiary, nor any of Parent’s or any Parent Subsidiary’s property is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Each of the Parent and the Parent Subsidiaries has paid all assessments made or imposed by any Regulatory Authority.

(ii) Parent and Parent Subsidiaries have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance With Laws. Each of Parent and any Parent Subsidiary:

(i) to its Knowledge, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all fair lending laws and other laws relating to discriminatory business practices;

(ii) has adopted such procedures and policies as are, in the reasonable judgment of Parent management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of Parent or any Parent Subsidiary, is in such compliance;

(iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s or any Parent Subsidiary’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iv) has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that Parent or any Parent Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s or any Parent Subsidiary’s Knowledge, do any grounds for any of the foregoing exist).

(l) Books and Records. The books and records of the Parent and each of the Parent Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Parent and each of the Parent Subsidiaries.

ARTICLE VI

COVENANTS

6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02. Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company By-Laws, as applicable, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”) within 45 calendar days after delivery of the Proxy Statement as defined in Section 6.03. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. Subject to fiduciary obligations under applicable law, the Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

6.03. Registration Statement. (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the “Proxy Statement”) and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents, and the Company and its counsel will cooperate with and assist Parent and its counsel in the preparation of the Proxy Statement. The Company agrees to cooperate with Parent and Parent’s counsel, financial advisor and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

(b) Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04. Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and neither shall issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05. Access; Information. (a) Each of the Company and Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as the other party may reasonably request and, during such period, the Company shall, as promptly as is reasonably practicable, furnish to Parent all information concerning its business, properties and personnel as Parent may reasonably request.

(b) Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent’s respective representatives shall have the right, subject to the notice provision set forth in Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way adversely impact Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c) The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

(d) Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request.

(e) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, the Company, Company Subsidiaries, Parent and Parent Subsidiaries (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such “tax treatment” or “tax structure”. For the purposes of this Section 6.05(f), “tax treatment” and “tax structure” shall have the meaning set forth in Section 1.6011-4(c)(7) & (8) of the United States Treasury Regulations.

6.06. Affiliates. The Company shall cooperate with Parent to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being “Company Affiliates”). The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, prior to the Company Meeting, a written agreement (which agreement shall be substantially in the form of Exhibit C). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

6.07. [Reserved.]

6.08. Acquisition Proposals. The Company agrees that its officers or directors shall not, and that it shall direct and use its best efforts to cause any of the Company Subsidiaries and the Company Subsidiaries’ employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors shall, and that the Company shall direct and use its reasonable best efforts to cause any of the Company Subsidiaries and any of the Company Subsidiaries’ employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s shareholders than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

6.09. Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on Nasdaq the shares of Parent Common Stock to be issued to the holders of Company Common Stock in the Merger.

6.10. Regulatory Applications. (a) Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 45 days after the date hereof; provided, however, that any request to the Federal Reserve Board for a waiver shall be made in accordance with the policies of the Federal Reserve Bank of San Francisco. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the other party or any of its subsidiaries to any third party or Governmental Authority.

6.11. Indemnification. (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company and the Company Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the WBCA, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the WBCA, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.

(b) For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended on an annual basis by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

6.12. Benefit Plans. (a) From and after the Effective Time, Parent shall provide former employees of the Company or the Company Bank who remain as employees of Parent or any Parent Subsidiary with pension and welfare benefits under employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent or its Subsidiaries, as the case may be. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company or the Company Bank are eligible to participate to take into account for purposes of eligibility and vesting thereunder except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or any Parent Subsidiary to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.

(b) If employees of the Company or the Company Bank become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company or the Company Bank, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) If Parent determines that one or more Benefit Plans of the Company or any Company Subsidiary should be amended, modified or terminated prior to the Effective Time, the Company or any Company Subsidiary, as the case may be, shall take, or cause to be taken, all actions reasonably requested by Parent to so amend, modify or terminate and, if reasonably necessary or appropriate, obtain applicable determination letters or other required approvals from the IRS and/or the Department of Labor, as appropriate, in connection with such action.

(d) Effective as of no later than the day immediately preceding the Effective Date, the Company shall terminate the 401(k) Plan unless Parent provides written notice to the Company that the 401(k) Plan shall not be terminated. If the 401(k) Plan is terminated pursuant to the previous sentence, Parent will offer the Plan participants an election to roll-over their Plan accounts into the Parent’s 401(k) Plan, or the 401(k) Plan may distribute its nets assets to participants, former participants and beneficiaries in accordance with the 401(k) Plan and applicable laws. If the 401(k) Plan is terminated pursuant to the first sentence of this Section 6.12(d), the Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Effective Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require.

(e) Employees of Company and Company Bank will also participate in the employee stock option plan(s) of Parent and Parent Bank to a comparable extent and at a comparable level to those similarly situated employees of Parent and Parent Bank. Employees of Company and Company Bank will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Time.

(f) As of the Effective Time, Parent shall assume and honor and cause Parent Bank to assume and to honor in accordance with their terms the agreements of the Company and/or Company Bank with respect to any benefits or payments or restricted stock plan awards triggered by a change of control of the Company or Company Bank set forth in Section 6.12(f) of the Company Disclosure Schedule (the “CIC Agreements”). Parent acknowledges and agrees that the Merger will constitute a merger, sale or a change of control of Company and Company Bank for all purposes under the CIC Agreements. The provisions of this Section 6.12(f) are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any such agreement.

6.13. Non-Competition and Non-Solicitation Agreements. Each director of the Company shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Competition and Non-Solicitation Agreement substantially in the form of Exhibit B hereto.

6.14. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.15. Human Resources Issues. The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed. Additionally, prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.16. Assistance with Third-Party Agreements. (a) The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of the Company’s leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent’s timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

(b) Without limiting Section 6.16(a), the Company shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the Company’s and the Company Subsidiaries’ data and other files and records to Parent’s production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests on or after the Effective Time of the Merger. Among other things, the Company shall:

(i) cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use commercially reasonable efforts to have the Company’s and the Company Subsidiaries’ outside contractors continue to support both the conversion effort and their needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

(v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

Parent agrees that all actions taken pursuant to this Section 6.16 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

6.17. Bank Merger. The Company and the Company Bank shall, at the request of Parent (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all agreements and other documents necessary or desirable to permit the Bank Merger at such time following consummation of the Merger as, in Parent’s sole discretion, is appropriate; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither the Company nor the Company Bank shall take any action that would prevent performance of the agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger; provided, however, that Parent and Parent Bank may at any time prior to the time the Bank Merger becomes effective change the method of effecting the combination of Parent Bank with the Company Bank if and to the extent Parent or Parent Bank deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to the holders of the Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

6.18. Shareholder Agreements. Each Shareholder, as a shareholder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a Shareholder Agreement substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company Meeting and to certain representations and covenants.

6.19. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or Parent Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Company and the Company Subsidiaries, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.20. Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company and any of the Company Subsidiaries shall make such accounting entries or adjustments, including additions to their ALLL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company and any of the Company Subsidiaries (including its review of the information provided to it pursuant to Sections 6.05 and 6.15) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.21. Tax Treatment of the Merger. Parent and the Company intend that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause this Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause this Agreement to fail to so qualify; and (iii) take the position for all purposes that this Agreement so qualifies.

6.22. Preservation of Insurance Claims. The Company will take, and will cause its Company Subsidiaries to take, all commercially reasonable action (including, without limitation, the making of claims and the giving of notices) pursuant to any of the insurance policies listed in Section 5.03(s) of the Company Disclosure Schedule in

order to preserve all material rights thereunder with respect to all matters which could reasonably be expected to give rise to a claim thereunder prior to the Effective Time, and in any event, upon the reasonable request of Parent. The Company will, and will cause its Company Subsidiaries to, provide Parent with proof of such claim or notice in a form satisfactory to Parent.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals. The principal terms of the Merger shall have been duly approved by the affirmative vote of two-thirds of all the outstanding shares of Company Common Stock. In addition, in the event that there are any exceptions set forth in Section 5.03(m)(vii) of the Company Disclosure Schedule that relate to Section 280G of the Code, any compensation payments that are contingent upon a change in control of the Company, shall have been (i) described in an information sheet and (ii) put to a vote of the Company’s shareholders, both in accordance with the shareholder approval requirements of Section 280G of the Code and its applicable regulations thereunder.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and Parent Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against Parent, any Parent Subsidiary, the Company or any Company Subsidiary brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq.

7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) Opinion of the Company’s Counsel. The Company shall have received the opinion of Keller Rohrback L.L.P., as counsel to the Company, dated the Effective Time, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Keller Rohrback L.L.P., may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by Parent that this opinion is only addressed to, and solely for the benefit of, the Company.

(d) Fairness Opinion. Parent’s financial advisor, D.A. Davidson & Co., shall not have withdrawn its fairness opinion described in Section 5.03(y), prior to the date of the Company’s special shareholders’ meeting to consider the transactions contemplated hereby.

7.03. Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Company Disclosure Schedule. The Company Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Company Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time of the Merger; such update of the Company Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03.

(c) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(d) Performance of Obligations of the Shareholders. Parent shall have received Shareholder’s Agreements executed and delivered by each Shareholder of the Company as contemplated by Section 6.18, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements.

(e) Non-Competition and Non-Solicitation Agreements. Parent shall have received Non-Competition and Non-Solicitation Agreements executed and delivered by each director of the Company as contemplated by Section 6.13, each of which shall remain in full force and effect.

(f) Consents. The Company shall have used its best efforts to obtain each of the consents listed in Section 5.03(k) of the Company Disclosure Schedule and any consents of the type required to be identified in Section 5.03(k) of the Company Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

(g) Transaction Expenses. The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Merger the Company shall use its best efforts to cause such advisors to submit their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses. The Company shall have accrued and paid the amount of such fees and expenses as calculated above, after Parent has been given an opportunity to review all such bills and calculation of such fees and expenses. The amount of such fees and expenses shall be reasonable and shall in no event exceed $225,000 in the aggregate (exclusive of the reasonable out-of-pocket expenses of such advisors). Parent shall not be liable for any such fees and expenses.

(h) Opinion of Parent’s Counsel. Parent shall have received the opinion of Sullivan & Cromwell LLP, as counsel to Parent, dated the Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.

ARTICLE VIII

TERMINATION

8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by the Company or Parent, respectively, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by the Company or Parent, respectively, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Parent, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 2006 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) such party, (ii) Parent Bank or the Company Bank (if Parent or the Company, respectively, is the party seeking to terminate) or (iii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

(d) No Approval. By the Company or Parent, if the respective Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at the Company Meeting.

(e) Acquisition Proposal. By the Company or Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.08 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 10 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 10 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, whichever is earlier.

(f) Failure to Recommend. At any time prior to the Company Meeting, by Parent if the Company shall have breached Section 6.08 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

(g) No Fairness Opinion. By Company in the event the fairness opinion described in Section 5.03(y) is withdrawn prior to the Company’s special shareholders’ meeting to consider the transactions contemplated hereby.

8.02. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b), (c) or (d) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) under any other provision of this Agreement which expressly survives the termination of this Agreement.

(b) (i) If this Agreement is terminated by the Company pursuant to Section 8.01(b) (if Parent is the breaching party) or because any Regulatory Approval is not obtained by March 31, 2006 because Parent or Parent Bank is not or will not be well-capitalized under applicable federal banking laws and regulations, then upon such termination, Parent shall pay to the Company a termination fee (a “Termination Fee”), representing liquidated damages, of $1,000,000.

(ii) If this Agreement is terminated by Company or Parent as a result of the failure of the other party (the “Failing Party”) to obtain any required approval of its shareholders arising out of or related to the transactions contemplated by this Agreement, then upon such termination, the Failing Party shall pay to the other party a Termination Fee, representing liquidated damages, of $1,000,000.

(c) If this Agreement is terminated by Parent as a result of the Company’s failure to obtain shareholder approval pursuant to Section 8.01(d)(ii) or pursuant to Section 8.01(f) or pursuant to Section 8.01(b) (if the Company or a Shareholder is the breaching party), then upon such termination the Company shall pay to Parent a Termination Fee, representing liquidated damages, of $1,000,000.

(d) Anything in Section 8.02(c) to the contrary notwithstanding, if this Agreement is terminated after a bona fide Acquisition Proposal for the Company shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make an Acquisition Proposal and the Company has determined to pursue such Acquisition Proposal:

(i) by the Company or Parent pursuant to Section 8.01(c) or Section 8.01(d)(ii);

(ii) by the Company or Parent pursuant Section 8.01(e) or Section 8.01(f); or

(iii) by Parent pursuant to Section 8.01(b) (if the Company is the breaching party);

then upon such termination the Company shall pay to Parent a Termination Fee, representing liquidated damages, of $1,000,000; provided, however, that (A) in the event 15 Business Days have elapsed after a bona fide Acquisition Proposal for the Company shall have been publicly disclosed, or any Person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make an Acquisition Proposal and (B) the Company has made no determination as to whether to pursue such Acquisition Proposal, then upon termination for any of the reasons set forth in this Section 8.02(d)(i), (ii) or (iii), the Company shall pay to Parent a Termination Fee, representing liquidated damages, of $1,000,000.

(e) Any Termination Fee that becomes payable to a party pursuant to this Section 8.02 shall be paid within two Business Days of termination by wire transfer of immediately available funds to an account designated by the other party. Payment of a Termination Fee to a party pursuant to this Section 8.02 shall be the sole and exclusive remedy of the party receiving the payment against the paying party with respect to the breach of any covenant or agreement giving rise to such payment. Anything to the contrary in this Agreement notwithstanding, however, a party shall not be required to pay more than one Termination Fee of $1,000,000 to the other party under any circumstance.

(f) The Company and Parent agree that the agreements contained in paragraphs (b), (c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreements the Company and Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the party owing the Termination Fee fails to pay the other party the amounts due under paragraph (b) or (c) or (d) above within the time periods specified in paragraph (e) above, the party owing the Termination Fee shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

ARTICLE IX

MISCELLANEOUS

9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.11, 6.16, 6.17, 6.19 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article IX which shall survive any such termination).

9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

9.04. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington (however, not to the exclusion of any applicable Federal law), without regard to Washington statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Washington and the federal courts of the United States of America located in the Eastern District of the State of Washington solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Washington state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

Columbia Trust Bancorp

3945 West Court Street

P.O. Box 2606

Pasco, WA 99302

Attention: Martin P. Ottem, President/CEO

Telephone: (509) 545-0258

Facsimile: (509) 545-0391

With copies to:

Keller Rohrback, L.L.P.

1201 Third Avenue, Suite 3200

Seattle, Washington 98101-3052

Attention: Glen P. Garrison

Telephone: (206) 623-1900

Facsimile: (206) 623-3384

If to Parent to:

AmericanWest Bancorporation

41 W. Riverside Avenue, Suite 400

Spokane, WA 99201

Attention: R. Blair Reynolds

Telephone: (509) 344-5323

Facsimile: (509) 465-9618

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067-1725

Attention: Stanley F. Farrar

Telephone: (310) 712-6600

Facsimile: (310) 712-8800

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedules and the Parent Disclosure Schedules attached hereto and incorporated herein), and the Shareholder Agreements, the Non-Competition and Non-Solicitation Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements, the Non-Competition and Non-Solicitation Agreements supersede any and all other oral or written agreements heretofore made. Except for Section 6.11 and 6.12(f), nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08. Effect. No provision of this Agreement shall be construed to require the Company, Parent or any Subsidiary, affiliate or director of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.09. Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11. Enforcement of Confidentiality Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(e) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.05(e) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12. Enforcement Proceedings. In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing party.

9.13. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

AMERICANWEST BANCORPORATION

By:	/s/ ROBERT M. DAUGHERTY
Name:	Robert M. Daugherty
Title:	President and Chief Executive Officer

COLUMBIA TRUST BANCORP

By:	/s/ MARTIN P. OTTEM
Name:	Martin P. Ottem
Title:	President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER AGREEMENT

This SHAREHOLDER AGREEMENT (“Shareholder Agreement”) is made and entered into as of November 29, 2005 by and between AmericanWest Bancorporation, a Washington corporation (“AmericanWest”), and the signatory hereto (“Shareholder”).

WHEREAS, AmericanWest and Columbia Trust Bancorp, a Washington corporation (“Columbia Trust”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 29, 2005, pursuant to which Columbia Trust will be merged (the “Merger”) with and into AmericanWest, and Columbia Trust Bank, a Washington banking corporation and a wholly owned subsidiary of Columbia Trust (“Columbia Trust Bank”), will be merged with and into AmericanWest Bank, a Washington banking corporation and a wholly owned subsidiary of AmericanWest (“AmericanWest Bank”), and pursuant to which Shareholder will receive, for each share of Columbia Trust common stock (“Columbia Trust Common Stock”) held, such consideration as set forth in the Merger Agreement for all of Shareholder’s shares of Columbia Trust Common Stock; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, AmericanWest has required that Shareholder, solely in Shareholder’s capacity as a Columbia Trust shareholder, enter into, and Shareholder has agreed to enter into, this Shareholder Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to AmericanWest as follows:

(a) Authority. Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of such Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder’s spouse, if the Shares (as defined below) constitute joint or community property) and constitutes a valid and binding agreement of and is enforceable against Shareholder (and Shareholder’s spouse), as the case may be, in accordance with its terms.

(b) Ownership of Shares. Shareholder is the beneficial owner or record holder of the number of shares of Columbia Trust Common Stock indicated under Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Columbia Trust Common Stock acquired by Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Columbia Trust Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c) No Conflicts. Neither the execution and delivery of this Shareholder Agreement nor the performance by Shareholder of Shareholder’s obligations hereunder will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or the Shares are bound.

2. Voting Agreement and Agreement Not to Transfer.

(a) Shareholder hereby agrees to vote all of the Shares held by Shareholder (i) in favor of the principal terms of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Columbia Trust under the Merger Agreement; and (iii) except with the prior written consent of AmericanWest, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Columbia Trust or Columbia Trust Bank; (B) any sale, lease or transfer of a material amount of the assets of Columbia Trust or Columbia Trust Bank; (C) any change in the majority of the board of directors of Columbia Trust; (D) any material change in the present capitalization of Columbia Trust; (E) any amendment of Columbia Trust’s Articles of Incorporation or the equivalent organizational documents of Columbia Trust Bank; (F) any other material change in the corporate structure or business of Columbia Trust or Columbia Trust Bank; or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to AmericanWest of the transactions contemplated by the Merger Agreement. Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of AmericanWest, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Columbia Trust’s withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Shareholder Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

3. Cooperation. Shareholder agrees that he or she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Columbia Trust or Columbia Trust Bank or the acquisition of voting securities of Columbia Trust or Columbia Trust Bank or any business combination between Columbia Trust or Columbia Trust Bank and any person other than AmericanWest and AmericanWest’s affiliates.

4. Shareholder Capacity. Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of Shareholder’s Shares, and not in his or her capacity as a director of Columbia Trust or Columbia Trust Bank. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Columbia Trust or Columbia Trust Bank, that may be required of Shareholder in the exercise of his or her duties and responsibilities as a director of Columbia Trust or Columbia Trust Bank.

5. Termination. The obligations of Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that if, in the event of such termination, Columbia Trust is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of Section 2(a) hereof shall survive until Columbia Trust pays the specified termination fee to AmericanWest. In addition, if Columbia Trust is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, Columbia Trust’s payment of the termination fee is the sole remedy for any breach of this Shareholder Agreement. The “Termination Date” for any particular provision hereunder shall be the date of termination of Shareholder’s obligations for such provision.

6. Specific Performance. Shareholder acknowledges that damages would be an inadequate remedy to AmericanWest for an actual or prospective breach of this Shareholder Agreement and that the obligations of Shareholder hereto shall be specifically enforceable.

7. Liability. Notwithstanding any breach of this Shareholder Agreement by Shareholder, if the Merger is completed on substantially the same terms as contemplated by the Merger Agreement, no liability will accrue to Shareholder.

8. Miscellaneous.

(a) Definitional Matters.

(i) Unless the context otherwise requires, “person” shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

(ii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Shareholder Agreement.

(b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Shareholder Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Shareholder Agreement.

(d) Assignment. This Shareholder Agreement shall not be assigned without the prior written consent of the other party hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates.

(e) Modifications. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(f) Severability. If any provision of this Shareholder Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Shareholder Agreement, shall not be affected.

(g) Governing Law. This Shareholder Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington without regard to the conflicts of law principles thereof.

(h) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

(i) Validity. The invalidity or unenforceability of any provision of this Shareholder Agreement shall not affect the validity or enforceability of any other provision of this Shareholder Agreement, each of which shall remain in full force and effect.

(j) Counterparts. This Shareholder Agreement may be executed in two or more counterparts or facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to AmericanWest, to:

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Telephone: (509) 344-5323

Facsimile: (509) 465-9681

Attention: R. Blair Reynolds

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Telephone: (310) 712-6610

Facsimile: (310) 712-8800

Attention: Stanley F. Farrar

If to Shareholder, to the address noted on the signature page hereto.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

AMERICANWEST BANCORPORATION

By:
Name:	R. Blair Reynolds
Title:	Senior Vice President and General Counsel

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices:

EXHIBIT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Dated as of November 29, 2005

Between

and

AMERICANWEST BANCORPORATION

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of November 29, 2005, by and between                          (“Director”) and AmericanWest Bancorporation, a Washington corporation (“AmericanWest”).

RECITALS

WHEREAS, Director is a director of Columbia Trust Bancorp, a Washington corporation with its principal place of business in Pasco, Washington (“Columbia Trust”); and

WHEREAS, AmericanWest and Columbia Trust have proposed to enter into the Agreement and Plan of Merger, dated as of the date hereof, by and between AmericanWest and Columbia Trust (the “Merger Agreement”), pursuant to which (i) Columbia Trust will merge with and into AmericanWest, (ii) Columbia Trust Bank, a Washington banking corporation and a wholly owned subsidiary of Columbia Trust (“Columbia Trust Bank”), will merge with and into AmericanWest Bank, a Washington banking corporation and a wholly owned subsidiary of AmericanWest (“AmericanWest Bank”), (iii) these transactions will constitute the sale of all or substantially all of Columbia Trust’s operating assets together with its goodwill pursuant to Washington Business Corporation Act Section 23B.11.060 and (iv) Director will receive such consideration as is set forth in the Merger Agreement for all of Director’s shares of common stock of Columbia Trust; and

WHEREAS, in order to induce AmericanWest to enter into the Merger Agreement and to minimize the risk that AmericanWest will lose the benefit of the goodwill and other assets being acquired, Director has agreed to restrict his activities in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

1.	Non-Competition; Non-Solicitation; Confidentiality.

(a) Definitions. For purposes of this Agreement: “Company” means (i) Columbia Trust and Columbia Trust Bank prior to the Effective Time (as defined in the Merger Agreement), and (ii) at and following the Effective Time “Company” means AmericanWest and its affiliates. For purposes of this Agreement; “Restricted Business” shall mean any activity closely and customarily associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation (but for purposes of clarification and removal of doubt, Restricted Business shall not include investment banking (including bond issues supported by bank or other letters of credit), investment advisory, broker-dealer or similar investment activities); “Restricted Territory” shall mean the geographic area consisting of Franklin, Benton and Yakima counties in the State of Washington; “Client” means any client or prospective client of the Company or its affiliates whose identity became known to Director solely in connection with his relationship with the Company or its affiliates; and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Agreement. Director agrees that for the period commencing on the Effective Date (as defined in the Merger Agreement) and ending on the date that is the 24-month anniversary of the Effective Date, Director shall not, directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or other entity or business that engages in a Restricted Business in a Restricted Territory; provided, that this provision shall not prohibit Director from owning bonds, preferred stock or up to five percent of the outstanding shares of common stock of any such entity if such common stock is publicly traded.

(c) No Solicitation. Director further agrees that he or she shall not, directly or indirectly, during the period commencing on the Effective Date and ending on the date that is the 24-month anniversary of the Effective Date, nor shall he or she cause or induce any corporation, partnership, limited liability company or other entity to: (i) solicit any Client for any purpose with respect to a Restricted Business or Solicit any Client to reduce or refrain from doing any business with the Company or its affiliates, (ii) transact business with any Client that would cause Director to be engaged in a Restricted Business with such Client in a Restricted Territory, (iii) interfere with or damage any relationship between the Company or its affiliates and a Client or (iv) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with, or to act as an agent, consultant, independent contractor or partner in, any other business or enterprise. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not directed at any or all of the Clients or employees of the Company or any of its affiliates. For purposes of subsection (iv) of this Section 1(c), Director shall not be prohibited from soliciting any former employees of the Company or its affiliates who have been terminated by the Company or one of its affiliates.

(d) Confidentiality. Director hereby acknowledges that, as a director of Columbia Trust and/or Columbia Trust Bank, he makes use of, acquires and adds to confidential information of a special and unique nature and value relating to Columbia Trust and Columbia Trust Bank and their respective strategic plans and financial operations (such information, the “Confidential Information”). Director further recognizes and acknowledges that all Confidential Information is the exclusive property of Columbia Trust or Columbia Trust Bank, as the case may be, is material and confidential, and is critical to the successful conduct of the business of Columbia Trust or Columbia Trust Bank, as the case may be. Accordingly, Director hereby covenants and agrees that he will use Confidential Information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.

(e) Separate Covenants. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(f) Reformation. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(g) Specific Performance. Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that AmericanWest shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Director hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of injunctive relief against Director enjoining or restraining any breach or threatened breach of such provisions of this Section 1.

(h) Survival. Any termination of Director’s employment or of this Agreement (or breach of this Agreement by Director or AmericanWest) shall have no effect on the continuing operation of this Section 1.

2.	Miscellaneous.

(a) Amendment; Waiver. This Agreement may not be modified or amended except by a written instrument signed by authorized representatives of both parties and referring specifically to this Agreement. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(b) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts or facsimile counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

(c) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

(d) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington without regard to the conflicts of law principles thereof.

(e) Jurisdiction. Any legal action or proceeding with respect to this Agreement or the Merger Agreement may be brought in the courts of the State of Washington or of the United States of America for the Eastern District of Washington and, by execution and delivery of this Agreement, each of Director and AmericanWest hereby accepts for himself and itself and in respect of his or its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Director and AmericanWest irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2 (e) below, such service to become effective 30 days after such delivery.

(f) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or next-day courier:

if to AmericanWest, at

AmericanWest Bancorporation

41 West Riverside Avenue

Suite 400

Spokane, Washington 99201

Attention: R. Blair Reynolds

Telephone: (509) 344-5323

Facsimile: (509) 465-9681

if to Director, at

Address:

________________________

Telephone:

Facsimile:

Attention:

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

(g) Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof, and (ii) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of AmericanWest or any of its subsidiaries or any entity with or into which AmericanWest or any of its subsidiaries may be consolidated or merged.

(h) Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

3.	Term of Agreement; Termination.

This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

AMERICANWEST BANCORPORATION

By:
	Name:	R. Blair Reynolds
	Title:	Senior Vice President and General Counsel

DIRECTOR

By:
Name:

EXHIBIT C

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Columbia Trust Bancorp, a Washington corporation (“the Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of November 29, 2005 (the “Merger Agreement”), by and between AmericanWest Bancorporation (“AmericanWest”) and the Company, the Company will be merged into AmericanWest (the “Merger”), and that as a result of the Merger, I may be eligible to receive shares of common stock of AmericanWest (“AmericanWest”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

I hereby represent, warrant and covenant to AmericanWest that in the event I receive any AmericanWest Common Stock pursuant to the Merger:

1. I shall not make any sale, transfer or other disposition of the AmericanWest Common Stock in violation of the Act or the Rules and Regulations.

2. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of AmericanWest Common Stock to the extent I believed necessary with my counsel or with counsel for the Company.

3. I have been advised that any issuance of AmericanWest Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval I may be an “affiliate” of the Company, any sale or disposition by me of any of the AmericanWest Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of AmericanWest Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to AmericanWest, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that AmericanWest is under no obligation to register the sale, transfer or other disposition of the AmericanWest Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5. I understand that stop transfer instructions will be given to AmericanWest’s transfer agent with respect to AmericanWest Common Stock and that there will be placed on the certificates for the AmericanWest Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

6. I also understand that unless the transfer by me of my AmericanWest Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, AmericanWest reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of AmericanWest Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of AmericanWest Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of AmericanWest and have been the beneficial owner of the AmericanWest Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations, and AmericanWest has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of AmericanWest and have been the beneficial owner of the AmericanWest Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) AmericanWest shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to AmericanWest, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:

Accepted this      day of                     , 2005

AMERICANWEST BANCORPORATION

By:
Name:
Title:

EXHIBIT D

STATE OF WASHINGTON

SECRETARY OF STATE

ARTICLES OF MERGER OF COLUMBIA TRUST BANCORP WITH AND INTO

AMERICANWEST BANCORPORATION

Pursuant to Section 23B.11.050 of the Revised Code of Washington (“RCW”), the undersigned as the corporations in a merger hereby submit the following information:

1.	The names of the corporations proposing to merge are COLUMBIA TRUST BANCORP (“Columbia Trust”), a Washington corporation, and AMERICANWEST BANCORPORATION (“AmericanWest”), a Washington corporation.

2.	The name of the surviving corporation is AMERICANWEST BANCORPORATION.

3.	Attached hereto as Exhibit A, and incorporated herein by this reference, is the Agreement and Plan of Merger which sets forth the plan of merger under which Columbia Trust will merge with and into AmericanWest.

4.	(a) The merger was duly approved by the shareholders of Columbia Trust pursuant to RCW 23B.11.030.

(b)	The approval of the merger by the shareholders of AmericanWest was not required.

5.	The effective time of these Articles of Merger shall be .m., Pacific Time, on , 2006.

Dated:                     , 2006

COLUMBIA TRUST BANCORP		AMERICANWEST BANCORPORATION

By:		By:
	Martin P. Ottem		Robert M. Daugherty
	President and Chief Executive Officer		President and Chief Executive Officer

APPENDIX B

November 29, 2005

Board of Directors

Columbia Trust Bancorp

3945 West Court Street

Pasco, WA 99301

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (the “Company Common Stock”) of Columbia Trust Bancorp (the “Company”), of the Merger Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and between the Company and AmericanWest Bancorporation (“AmericanWest”). As more fully described in the Merger Agreement, the Company will merge with AmericanWest. The total consideration that the Company will receive is $37.75 million with value of approximately $35.35 million accruing to common shareholders and $2.40 million in value accruing to the holders of Company options (the “Merger Consideration”). The $35.35 million received by shareholders will be paid half in cash and half in AmericanWest common stock. Company shareholders will have the option to choose either cash, stock or a combination of both. Option holders will roll their options into AmericanWest options at a stepped-up value which, in the aggregate, is equal to $2.40 million.

In arriving at our opinion, we reviewed (i) a draft of the Merger Agreement dated November 26, 2005, and exhibits thereto; (ii) certain financial statements and other historical financial and business information about the Company and AmericanWest made available to us from published sources and/or from the internal records of the Company and AmericanWest; (iii) certain financial assumptions and forecasts of the Company and AmericanWest reviewed with management of the Company and AmericanWest regarding the Company’s and AmericanWest’s business, financial condition, results of operations and prospects; (iv) a comparison of certain financial information for the Company and AmericanWest with similar publicly available information for certain other companies, the securities of which are publicly traded; (v) the financial terms of certain other similar transactions recently effected, to the extent publicly available; (vi) the current market environment generally and the banking industry environment in particular; (vii) the pro forma financial impact of the Merger; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In addition, we have had discussions with the management and other representatives and advisors of the Company and AmericanWest concerning the business, financial condition, results of operations and prospects of the Company and AmericanWest.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or

Investment Banking

Davidson Building • 8 Third Street North • Great Falls, MT 59403 • (406) 727-4200 • (800) 332-5915 • Fax (406) 791-7315

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www.dadavidson.com

B-1

Board of Directors

Columbia Trust Bancorp

AmericanWest, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or AmericanWest. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and AmericanWest as to the future financial performance of the Company, AmericanWest or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized.

We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Other than the changes reflected in this letter, we assume that there were no material changes to the Merger Agreement from the draft agreement on November 26, 2005 to the final executed agreement. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

We will receive a fee for rendering this opinion, a portion of which is contingent upon the consummation of the Merger. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company or AmericanWest for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We make a market in the common stock of AmericanWest and publish a research recommendation on AmericanWest’s stock.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission or bank regulatory agencies in connection with the Merger.

Very truly yours,

D.A. Davidson & Co.

Monte W. Giese Managing Director

B-2

APPENDIX C

DISSENTERS’ RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions. As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a.	Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

b.	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

c.	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

d.	An amendment of the articles of incorporation , whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

e.	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)	A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

a.	The proposed corporate action is abandoned or rescinded;

b.	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

c.	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

a.	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

b.	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)	If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights—Notice.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

a.	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

b.	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

c.	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

d.	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

e.	Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1)	A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1)	Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

a.	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

b.	An explanation of how the corporation estimated the fair value of the shares;

c.	An explanation of how the interest was calculated;

d.	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

e.	A copy of this chapter.

RCW 23B.13.260 Failure to take action.

(1)	If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1)	A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1)	A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

a.	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

b.	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

c.	The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1)	If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)	The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)	Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1)	The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

a.	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

b.	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

COLUMBIA TRUST BANCORP AND SUBSIDIARY

INDEPENDENT AUDITOR’S REPORT

and

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004 AND 2003

Note:	These financial statements have not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Columbia Trust Bancorp and Subsidiary

We have audited the accompanying consolidated balance sheets of Columbia Trust Bancorp and Subsidiary as of September 30, 2004 and 2003, and the related statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Trust Bancorp and Subsidiary as of September 30, 2004 and 2003, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Moss Adams LLP

Yakima, Washington

November 12, 2004

COLUMBIA TRUST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	September 30,
	2004	2003
ASSETS
Cash and due from banks	$9,081,649	$6,414,500
Interest bearing deposits	6,872,999	4,392,021
Federal funds sold	1,600,000	501,000
Deposits held with other banks	496,000	794,000
Securities available for sale	13,214,983	14,510,515
Securities held to maturity	1,835,889	1,102,445
Loans receivable, net of allowance for loan losses of $2,309,067 and $1,761,118, respectively	148,408,906	125,014,767
Accrued interest receivable	1,149,275	1,156,259
Federal Home Loan Bank stock	648,800	547,500
Premises and equipment, net	2,944,071	2,837,953
Other real estate owned	—	1,018,350
Investment in life insurance	2,063,511	—
Deferred income tax	555,967	293,860
Other assets	190,017	266,911

Total assets	$189,062,067	$158,850,081

LIABILITIES
Demand deposits	$107,302,771	$82,577,172
Savings deposits	2,298,867	2,092,916
Time deposits	51,431,126	47,618,378
Notes payable	11,000,000	11,000,000
Trust preferred securities	3,000,000	3,000,000
Other liabilities	391,229	318,379

Total liabilities	175,423,993	146,606,845

STOCKHOLDERS’ EQUITY
Common stock, $.50 par value; 2,000,000 shares authorized; 760,465 and 736,050 shares issued and outstanding, respectively	380,233	368,025
Additional paid-in capital	8,047,993	7,745,851
Retained earnings	5,248,534	4,149,360
Unearned compensation	(54,721)	(62,213)
Accumulated other comprehensive income, net of income tax	16,035	42,213

	13,638,074	12,243,236

Total liabilities and stockholders’ equity	$189,062,067	$158,850,081

COLUMBIA TRUST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

	Year Ended September 30,
	2004	2003
INTEREST INCOME
Loans, including fees	$8,809,141	$8,133,942
Federal funds sold and securities	652,569	463,554

	9,461,710	8,597,496

INTEREST EXPENSE
Deposits	1,950,919	2,099,312
Borrowed funds	542,529	360,484

	2,493,448	2,459,796

NET INTEREST INCOME	6,968,262	6,137,700

LESS PROVISION FOR LOAN LOSSES	654,000	636,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,314,262	5,501,700

NONINTEREST INCOME
Service charges and other income	745,702	770,707

NONINTEREST EXPENSE
Salaries and employee benefits	3,321,162	2,619,370
Occupancy and equipment	488,557	437,057
Other	1,557,730	1,208,478

	5,367,449	4,264,905

INCOME BEFORE FEDERAL INCOME TAX	1,692,515	2,007,502

FEDERAL INCOME TAX
Current	827,437	759,973
Deferred	(234,096)	(79,591)

	593,341	680,382

NET INCOME	$1,099,174	$1,327,120

COLUMBIA TRUST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned Compensation	Accumulated Other Comprehensive Income	Total
BALANCE, September 30, 2002	727,080	$363,540	$7,604,836	$2,822,240	$(85,221)	$13,979	$10,719,374

COMPREHENSIVE INCOME
Other comprehensive income, change in unrealized gain (loss) on securities available for sale, net of income tax of $14,544	—	—	—	—	—	28,234	28,234
Net income	—	—	—	1,327,120	—	—	1,327,120

Total comprehensive income	—	—	—	1,327,120	—	28,234	1,355,354

COMMON STOCK
Issued	8,220	4,110	123,390	—	—	—	127,500
Awarded	750	375	17,625	—	(18,000)	—	—

COMPENSATION EXPENSE	—	—	—	—	41,008	—	41,008

BALANCE, September 30, 2003	736,050	368,025	7,745,851	4,149,360	(62,213)	42,213	12,243,236

COMPREHENSIVE INCOME
Other comprehensive income, change in unrealized gain (loss) on securities available for sale, net of income tax of $13,486	—	—	—	—	—	(26,178)	(26,178)
Net income	—	—	—	1,099,174	—	—	1,099,174

Total comprehensive income (loss)	—	—	—	1,099,174	—	(26,178)	1,072,996

COMMON STOCK
Issued	25,415	12,708	300,142	—	—	—	312,850
Awarded	2,000	1,000	55,000	—	(56,000)	—	—
Forfeited	(3,000)	(1,500)	(53,000)	—	54,500	—	—

COMPENSATION EXPENSE	—	—	—	—	8,992	—	8,992

BALANCE, September 30, 2004	760,465	$380,233	$8,047,993	$5,248,534	$(54,721)	$16,035	$13,638,074

See accompanying notes.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,099,174	$1,327,120
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	654,000	636,000
Depreciation and amortization	193,608	185,899
Loss on sale of assets	—	1,126
Amortization of premiums	85,787	55,394
Accretion of discounts	(23,887)	(3,357)
Federal income tax—deferred	(234,096)	(79,591)
Unearned compensation expense	8,992	41,008
Federal Home Loan Bank stock dividend	(24,100)	(30,500)
Increase (decrease) in cash due to changes in assets and liabilities
Accrued interest receivable	6,984	(187,193)
Income tax receivable	(28,011)	(14,909)
Other assets	80,100	(80,064)
Income tax payable	—	(66,761)
Other liabilities	72,850	6,544

Net cash from operating activities	1,891,401	1,790,716

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in interest bearing deposits	(2,480,978)	(4,331,463)
Net (increase) decrease in federal funds sold	(1,099,000)	6,784,000
Net (increase) decrease in deposits held with other banks	298,000	(794,000)
Purchases of available-for-sale securities	(10,895,077)	(14,327,882)
Proceeds from maturities of available-for-sale securities	12,111,602	2,848,120
Purchases of held-to-maturity securities	(1,006,000)	(858,563)
Proceeds from maturities of held-to-maturity securities	250,000	2,400,000
Net increase in loans receivable	(23,029,789)	(16,338,579)
Purchase of Federal Home Loan Bank stock	(77,200)	—
Purchases of premises and equipment	(289,447)	(66,383)
Purchase of life insurance	(2,063,511)	—

Net cash from investing activities	(28,281,400)	(24,684,750)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	28,744,298	17,319,532
Increase in note payable	—	4,000,000
Repayment of long-term debt	—	(1,500,000)
Proceeds from trust preferred securities	—	3,000,000
Net proceeds from common stock issued	312,850	127,500

Net cash from financing activities	29,057,148	22,947,032

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,667,149	52,998

CASH AND CASH EQUIVALENTS, beginning of year	6,414,500	6,361,502

CASH AND CASH EQUIVALENTS, end of year	$9,081,649	$6,414,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash payments for interest	$2,468,744	$2,526,458

Cash payments for federal income tax	$1,383,404	$841,643

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During the year ended September 30, 2003, the Corporation acquired property through foreclosure with a carrying amount of $1,018,350.

See accompanying notes.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Operations

Columbia Trust Bancorp is a bank holding company whose wholly-owned subsidiary is Columbia Trust Bank.

Columbia Trust Bank (the Bank), with branches located in Pasco, Kennewick, Sunnyside, and Yakima, Washington, primarily provides commercial banking services to those communities and surrounding areas.

The economy in the Bank’s service area is largely dependent on agriculture-related businesses and activities of the Department of Energy. The Bank mitigates the credit risks associated with its lending concentrations by lending to a variety of agricultural and other commercial borrowers and through its internal loan monitoring system.

Note 2—Summary of Significant Accounting Policies

The accounting and reporting policies of Columbia Trust Bancorp and Subsidiary conform to generally accepted accounting principles and prevailing practices within the banking industry. A description of the significant accounting policies follows:

Principles of Consolidation—The consolidated financial statements include the transactions of Columbia Trust Bancorp and Subsidiary (the Corporation) and its wholly-owned subsidiary Columbia Trust Bank (the Bank). All significant intercompany transactions and balances have been eliminated in consolidation.

Financial Statement Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax liabilities.

Cash and Cash Equivalents—Cash and due from banks consists of vault cash, cash items in the process of collection, and noninterest-bearing deposits with financial institutions. For purposes of the consolidated statement of cash flows, the Bank considers cash and cash equivalents to include cash, due from banks, and investments with an original maturity of three months or less. These amounts are reduced by the amount of drafts outstanding. At September 30, 2004, the Bank had cash in institutions in excess of the $100,000 federal insured limit.

Investment Securities and Mortgage-Backed Securities—The Bank’s investments and mortgage-backed securities are classified as either trading securities, held-to-maturity securities, or available-for-sale securities. Definitions and the accounting procedures for each category are as follows:

Trading securities—Any securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income. During the years ended September 30, 2004 and 2003, the Bank held no securities which were classified as trading.

Securities held to maturity—Securities, other than equities, which the Bank has the positive intent and ability to hold to maturity, are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gains or losses on calls by issuers of held-to-maturity securities are based on the net proceeds and the carrying value of the specific security called.

Securities available for sale—Available-for-sale securities may consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity until realized.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Gains and losses on the sale of available-for-sale securities are determined using the specific identification method.

In the event declines in the fair value of individual held-to-maturity or available-for-sale securities below their cost are other than temporary, write-downs to fair value would be recorded in earnings as a realized loss.

Federal Home Loan Bank Stock—Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB. The required investment in the common stock is based on a predetermined formula and is carried at cost on the statement of condition.

During 2003, the FHLB revised its capital structure from the issuance of one class of stock to two, B(1) and B(2) stock. B(1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale, and redemption. Class B(2) stock is not a required investment for institutions and is not restricted as to purchase and sale, but has the same redemption restrictions as class B(1) stock. The Bank has $648,800 of class B(1) stock at September 30, 2004 and no Class B(2) stock. The Bank held $547,500 of class B(1) stock, at September 30, 2003 and no Class B(2) stock.

Loans Receivable—Loans receivable are reported at their outstanding principal amounts adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs. Loan origination fees and certain direct origination costs are capitalized, if material, and are recognized as an adjustment of the yield of the related loans.

Allowance for Loan Losses—The allowance for loan losses is maintained at a level considered adequate to absorb any losses which may exist in the loan portfolio. The allowance is increased by provisions charged to operations and by recoveries on loans previously charged off and is reduced by charge-offs. The Bank performs regular credit reviews of the loan portfolio and considers past loan loss experience, current economic conditions, specific problem loans, and other factors in determining the adequacy of the allowance balances.

The Bank follows Financial Accounting Standards Board’s (FASB) Statements No. 114, “Accounting by Creditors for Impairment of a Loan,” and No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” These pronouncements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or at the loan’s market price or the fair value of the collateral if the loan is collateral dependent. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest is subsequently recognized only to the extent cash payments are received.

Premises and Equipment—The Corporation’s premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives ranging from 3 to 39 years.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Real Estate Owned—Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank’s carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. At September 30, 2004, the Corporation had no properties acquired through foreclosure. At September 30, 2003, the Corporation held one piece of property acquired through foreclosure with a carrying amount of $1,018,350.

Investment in Life Insurance—The Bank owns life insurance covering certain key employees. As of September 30, 2004, the death benefits and cash surrender value were approximately $6,400,000 and $2,064,000, respectively.

Deposit Accounts—Customer deposit accounts include demand, savings, and time accounts deposited with the Corporation. Customer accounts vary as to terms, with the major differences being minimum balance required, maturity, interest rates, and the provisions for payment of interest. The Corporation’s customer accounts are insured by the Federal Deposit Insurance Corporation (FDIC) for up to an aggregate amount of $100,000 per customer.

Interest is accrued and either paid to the customer or added to the customer’s account on a periodic basis. On term accounts, the forfeiture of interest because of withdrawal prior to maturity is offset against interest expense as of the date of withdrawal.

Retirement Plans—The Bank has a 401(k) profit sharing plan (the Plan) covering substantially all of its employees. Employees are eligible to participate in the Plan if they are 21 years of age and have completed three months of service. Eligible employees may contribute through payroll deductions and are 100% vested at all times in their deferral contributions account. The Bank is allowed to make annual matching contributions and/or employer “nonelective” contributions at its discretion. Participants are 100% vested in employer contributions after five years of service. Employer contributions for the years ended September 30, 2004 and 2003 were $46,227 and $40,954, respectively.

Stock Options—At September 30, 2004, the Corporation has stock-based employee and director compensation plans, which are described more fully in Note 11. The Corporation accounts for these Plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee or director compensation cost is reflected in income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Corporation had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee and director compensation.

	2004	2003
Net income as previously reported	$1,099,174	$1,327,120
Deduct total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects	(82,943)	(44,906)

Proforma net income	$1,016,231	$1,282,214

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Federal Income Tax—The Corporation provides for income tax based on the asset/liability method. This method recognizes the amount of tax payable or receivable at the date of the financial statements as a result of all events that have been recognized in the financial statements as measured by the provisions of currently enacted tax laws and rates. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Corporation’s financial statements and its tax returns. Deferred tax assets or liabilities are reflected at currently enacted federal income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.

Comprehensive Income—Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance-Sheet Instruments—In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Advertising Costs—The Corporation expenses advertising costs as they are incurred. Total advertising expense was approximately $146,000 and $104,000 for the years ended September 30, 2004 and 2003, respectively.

Note 3—Cash and Due from Banks

Based on the types and amounts of deposits received, the Bank must maintain an appropriate amount of currency and noninterest-bearing cash deposits in accordance with reserve requirements of the Federal Reserve Bank. Such reserve requirements totaled $895,000 and $786,000 at September 30, 2004 and 2003, respectively.

As of September 30, 2004 and 2003, $7,361,846 and $4,790,019, respectively, of cash and due from banks represented cash balances held by the Federal Reserve Bank.

Note 4—Investment Securities

Securities have been classified according to management’s intentions. A comparison of the carrying value and estimated fair value of investment securities at September 30, 2004 and 2003 is as follows:

	September 30, 2004
	Amortized Cost	Gross Unrealized			Estimated Fair Value
		Gains	Losses Less Than 1 Year	Losses Greater Than 1 Year
Securities Available-for-Sale
U.S. Government Agency securities	$6,920,777	$25,013	$—	$(7,292)	$6,938,498
Municipal bonds	2,676,529	12,712	(1,862)	—	2,687,379
Mortgage-backed securities	3,593,382	5,419	(275)	(9,420)	3,589,106

Securities Portfolio Fund	$13,190,688	$43,144	$(2,137)	$(16,712)	$13,214,983

Securities Held-to-Maturity
U.S. Government Agency securities	$1,835,889	$699	$(869)	$—	$1,835,719

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. At September 30, 2004, the Corporation has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any company or industry specific event. At September 30, 2004, there are 19 investment securities with unrealized losses. The Corporation anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate.

	September 30, 2003
	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Securities available for sale
U.S. Government Agency securities	$10,172,906	$49,803	$(1,950)	$10,220,759
Municipal bonds	2,604,995	3,694	(1,304)	2,607,385
Mortgage-backed securities	1,668,660	13,711	—	1,682,371

	$14,446,561	$67,208	$(3,254)	$14,510,515

Securities held to maturity
U.S. Government Agency securities	$1,102,445	$3,405	$—	$1,105,850

The amortized cost and estimated fair value of investment securities by contractual maturity at September 30, 2004 and 2003 are shown below. Expected maturities will differ from contractual maturities because debt issuers may have the right to call or prepay obligations, with or without call or pre-payment penalties.

	Amortized Cost	Estimated Fair Value
September 30, 2004

Securities available for sale
Due in one year or less	$—	$—
Due in one to five years	8,365,167	8,378,400
Due in five to ten years	1,232,139	1,247,477
Mortgage-backed securities	3,593,382	3,589,106

	$13,190,688	$13,214,983

Securities held to maturity
Due in one year or less	$—	$—
Due in one to five years	1,835,889	1,835,719

	$1,835,889	$1,835,719

September 30, 2003

Securities available for sale
Due in one year or less	$1,000,164	$1,002,903
Due in one to five years	8,435,873	8,470,898
Due in five to ten years	3,341,864	3,354,343
Mortgage-backed securities	1,668,660	1,682,371

	$14,446,561	$14,510,515

Securities held to maturity
Due in one year or less	$250,000	$250,461
Due in one to five years	852,445	855,389

	$1,102,445	$1,105,850

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no gross realized gains or losses on security sales for the years ended September 30, 2004 and 2003.

All securities held to maturity at September 30, 2004 and 2003 were pledged to secure public deposits as required by law.

Note 5—Loans Receivable and Allowance for Loan Losses

The composition of loans at September 30 is as follows:

	2004	2003
Commercial	$41,327,198	$40,234,876
Agricultural	47,291,641	43,040,655
Real estate
Commercial	48,458,865	29,922,909
Agricultural	3,239,544	4,222,045
Small Business Administration	520,807	562,662
Residential	2,484,332	3,262,092
Home equity	1,766,204	1,471,766
Consumer	3,054,052	3,370,341
Other loans	2,575,330	688,539

	150,717,973	126,775,885
Less allowance for loan losses	(2,309,067)	(1,761,118)

	$148,408,906	$125,014,767

No loans were serviced for others at September 30, 2004 and 2003.

Transactions in the allowance for loan losses at September 30 are as follows:

	2004	2003
Balance at beginning of year	$1,761,118	$1,539,352

Provision charged to expense	654,000	636,000
Loans charged off	(106,051)	(420,996)
Recoveries credited to allowance	—	6,762

Balance at end of year	$2,309,067	$1,761,118

In accordance with FASB Statement No. 114, as amended by FASB Statement No. 118, the accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

	2004	2003
Impaired loans	$356,928	$367,756
Average balance of impaired loans	362,342	468,835
Allowance for loan losses related to impaired loans	177,100	141,991
Interest income earned on impaired loans	—	319
Loans past due over 90 days still accruing interest	20,839	255,698

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were two loans considered impaired, past due, or nonaccruing as of September 30, 2004.

Approximately 30% and 33% of total net loans receivable are due from 35 customers at September 30, 2004 and 2003, respectively.

At September 30, 2004 and 2003, approximately 32% and 34%, respectively, of total net loans receivable are due from customers involved in the agriculture industry.

Certain directors, executive officers, and principal stockholders or their related affiliates are customers of and have had banking transactions with the Bank. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. The amount of loans outstanding to directors, executive officers, principal stockholders, and related business entities with which they are associated was $4,938,521 and $7,394,487 at September 30, 2004 and 2003, respectively. Interest earned for the years ended September 30, 2004 and 2003 on loans to these parties amounted to approximately $560,000 and $581,000, respectively.

The activity for insider loans for the years ended September 30 is as follows:

	2004	2003
Balance, beginning of year	$7,394,487	$7,623,009
Loans made	8,876,680	6,895,003
Loans repaid	(11,332,646)	(4,899,178)
Other increases—new director with preexisting loans	—	712,507
Other reductions—director resignation	—	(2,936,854)

Balance, end of year	$4,938,521	$7,394,487

Maturity and repricing information for the Bank’s loan portfolio is as follows:

	September 30, 2004
	Fixed Rate Maturity	Floating Rate Repricing	Total
0 - 90 days	$2,987,525	$81,353,546	$84,341,071
91 - 365 days	2,513,206	302,009	2,815,215
1 year - 5 years	9,768,197	44,604,671	54,372,868
Over 5 years	7,712,581	1,476,238	9,188,819

	$22,981,509	$127,736,464	$150,717,973

	September 30, 2003
	Fixed Rate Maturity	Floating Rate Repricing	Total
0 - 90 days	$636,801	$70,598,968	$71,235,769
91 - 365 days	2,707,256	2,665,631	5,372,887
1 year - 5 years	9,364,941	27,715,573	37,080,514
Over 5 years	9,809,888	3,276,827	13,086,715

	$22,518,886	$104,256,999	$126,775,885

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Premises and Equipment

	2004	2003
Land	$854,594	$854,594
Premises	1,978,629	1,863,247
Equipment, furniture, and fixtures	1,018,101	861,518

	3,851,324	3,579,359
Less accumulated depreciation	907,253	741,406

	$2,944,071	$2,837,953

Repairs and maintenance are charged against income as incurred; major renewals and improvements are capitalized. Depreciation charged against operations for the years ended September 30, 2004 and 2003 was $165,847 and $183,329, respectively.

Note 7—Deposits

The aggregate amount of time certificates of deposit, each with a minimum denomination of $100,000, is $31,556,657 and $25,422,802 at September 30, 2004 and 2003, respectively. The scheduled maturities for all time certificates of deposit are as follows:

	2004	2003
Less than 1 year	$39,962,608	$37,976,624
1 year to 3 years	9,025,777	5,788,325
3 years to 5 years	2,111,583	3,718,084
Over 5 years	331,158	135,345

	$51,431,126	$47,618,378

The Bank held related-party deposits of approximately $19,730,300 and $12,153,692 at September 30, 2004 and 2003, respectively, which includes deposits held for directors, executive officers, principal stockholders, employees, and related business entities.

Note 8—Note Payable

The Bank has the ability to borrow up to 25% of total assets from the Federal Home Loan Bank (FHLB) of Seattle. Advances are collateralized by certain loans made by the Bank. The outstanding balances on the FHLB of Seattle advances at September 30, 2004 and 2003 were $11,000,000, with fixed interest rates ranging from 1.97% - 5.38%. Scheduled maturities of the fixed rate FHLB of Seattle borrowings at September 30, 2004 are as follows:

Year Ending September 30,
2005	$—
2006	1,000,000
2007	2,000,000
2008	—
2009	8,000,000
Thereafter	—

$11,000,000

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At September 30, 2004, the weighted-average interest rate for the FHLB of Seattle advances was 3.37%. Certain borrowings totaling $8,000,000 are callable by the FHLB if the three-month LIBOR exceeds 7.5%.

Note 9—Trust Preferred Securities

The Corporation issued floating rate junior subordinated deferrable interest debentures aggregating $3,093,000 to Columbia Trust Statutory Trust I. The Trust issued $93,000 of common securities to the Corporation and capital securities with an aggregate liquidation amount of $3,000,000 ($1,000 per capital security) with a coupon of 4.16% to third-party investors. The capital securities and cash are the sole assets of the Trust. The subordinated debentures are includable as Tier I capital for regulatory purposes. The subordinated debentures and the capital securities pay dividends and distributions, respectively, on a quarterly basis, which are included in interest expense. The Trust is a statutory business trust formed under the laws of the state of Connecticut and is wholly owned by the Corporation. The subordinated debentures will mature on June 26, 2033, at which time the capital securities must be redeemed. The subordinated debentures and capital securities can be redeemed contemporaneously, in whole or in part, beginning June 26, 2008, at a redemption price of $1,000 per capital security. The Corporation has provided a full and unconditional guarantee of the obligations of the Trust under the capital securities in the event of default, as defined. Debt issuance costs totaling $51,395 were capitalized in 2003. As of September 30, 2004, there was $38,546 of debt issuance costs unamortized. The current interest rate on the subordinated debentures is 4.94%.

Note 10—Federal Income Tax

Items causing temporary differences in the recognition of income and expenses for financial reporting and federal income tax purposes include cash versus accrual-basis receivables and payables, provision for loan losses, mark-to-market adjustment on investments, and depreciation and amortization.

Total deferred tax assets and liabilities at September 30 are as follows:

	2004	2003
Deferred tax assets
Allowance for loan losses	$699,337	$514,110
Other	61,078	31,256

Total deferred tax assets	760,415	545,366

Deferred tax liabilities
Cash versus accrual method of accounting	(62,377)	(124,755)
Property, plant, and equipment, principally due to differences in depreciation	(93,316)	(72,705)
FHLB stock basis	(40,494)	(32,300)
Investments mark-to-market adjustment	(8,261)	(21,746)

Total deferred tax liabilities	(204,448)	(251,506)

Net deferred tax assets	$555,967	$293,860

Management expects the Corporation to realize the benefits of its deferred tax assets so a valuation allowance is not necessary.

The Corporation’s effective tax rate may differ from that calculated using statutory rates as a result of permanent differences between book and tax income, primarily tax exempt interest received on municipal investments.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Stock Option and Award Plans

The Bank has granted two types of stock options: nonstatutory stock options and incentive stock options in accordance with its 1996 Employee Stock Option Plan and directors’ stock options in accordance with its 1998 Non-employee Director Stock Option Plan. The nonstatutory stock options are exercisable any time and expire 10 years from the date of grant. The incentive stock options are exercisable in accordance with a five-year vesting schedule as defined in the Stock Option Plan based on length of service with the Bank. There are 95,000 and 70,000 shares of common stock allocated to the incentive stock option plan and nonstatutory stock option plan, respectively, with 21,360 and 18,800 shares remaining to be issued, respectively. The exercise price for options granted is the fair market value of the optioned shares on the date of grant.

A summary of the status of the Bank’s stock option plans and changes during the years ending on those dates is presented below:

	2004		2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	100,300	$16	97,750	$14

Granted	15,700	$29	8,800	$25
Exercised	(25,480)	$13	(6,200)	$11
Forfeited	—	$—	(50)	$15

Outstanding at end of year	90,520	$19	100,300	$16

Options exercisable at end of year	67,290		81,830

Weighted-average fair value of options granted during the year	$8.00		$7.73

The following table summarizes information about stock options outstanding at September 30, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2004	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at September 30, 2004	Weighted- Average Exercise Price
$10.00 - $14.99	28,000	2.84	$12	28,000	$12
$15.00 - $19.99	26,470	4.92	17	22,340	16
$20.00 - $24.99	13,000	6.53	22	7,500	22
$25.00 - $29.99	15,450	7.68	26	4,950	25
$30.00 - $34.99	7,600	8.82	30	4,500	30

Outstanding at year end	90,520	5.31	$19	67,290	$17

The pro forma income statement as presented in Note 2 presents the effect on net income of stock options granted, if the fair value of accounting for stock options had been adopted by the Bank. The fair value assumptions include a risk-free interest rate of 4.13%, no expected volatility and dividend yield, 7.5-year and 10-year expected lives for the employee stock options and directors’ stock options, respectively, and no future cash dividends.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock Award Plan—The Corporation also has a restricted stock award plan to compensate executive employees for their contributions to the growth of the Corporation. The plan allows up to 20,000 shares of common stock to be granted prior to June 30, 2007. During the years ended September 30, 2004 and 2003, 2,000 shares and 750 shares, respectively, were awarded. In accordance with APB Opinion 25, fair values for these awards are measured on the grant date using the market price of shares of nonrestricted stock. For shares issued during fiscal 2004 and 2003, these values are estimated to be $28 and $24 per share, or $56,000 and $18,000 for the years ended September 30, 2004 and 2003, respectively. Shares awarded are restricted for a five-year period following the grant date. Executives covered under the plan must remain employed during this period and shares awarded may not be sold or transferred. In the event restrictions are not complied with, shares awarded will be returned to the Corporation or canceled. During the year ended September 30, 2004, 3,000 shares of restricted stock awarded in previous years were returned to the Corporation due to the executive not complying with the restrictions. At the date of the grant, the fair value of the shares awarded is recorded as unearned compensation as a component of stockholders’ equity. The unearned compensation is amortized and recorded as compensation expense when it becomes reasonably certain that the executive will meet the employment requirements. For the years ended September 30, 2004 and 2003, compensation expense of $8,992 and $41,008, respectively, was recorded for the awards issued to date.

Note 12—Off-Balance-Sheet Financial Instruments

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

Financial instruments whose contract amount represents credit risk were as follows:

	2004	2003
Commitments to extend credit	$42,208,946	$32,075,172
Standby letters of credit	285,000	220,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include crops, accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Bank has not been required to perform on any financial guarantees nor incurred any losses on its commitments.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Regulatory Matters

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of September 30, 2004 and 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of September 30, 2004, the Bank was categorized as Well Capitalized under the regulatory framework for prompt correct action. There are no conditions or events since then that management believes have changed the Bank’s prompt corrective action category.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio		Amount	Ratio
September 30, 2004
Total capital (to risk weighted assets)
Consolidated	$18,605	11.67%	$12,751	≥	8.0%	N/A	≥	N/A
Bank	18,073	11.35%	12,733	≥	8.0%	$15,917	≥	10.0%
Tier I capital (to risk weighted assets)
Consolidated	16,609	10.42%	6,375	≥	4.0%	N/A	≥	N/A
Bank	16,079	10.10%	6,367	≥	4.0%	9,550	≥	6.0%
Tier I capital (to average assets)
Consolidated	16,609	9.15%	7,262	≥	4.0%	N/A	≥	N/A
Bank	16,079	8.86%	7,262	≥	4.0%	9,077	≥	5.0%

September 30, 2003
Total capital (to risk weighted assets)
Consolidated	$16,870	12.64%	$10,674	≥	8.0%	N/A	≥	N/A
Bank	16,544	12.40%	10,674	≥	8.0%	$13,343	≥	10.0%
Tier I capital (to risk weighted assets)
Consolidated	15,201	11.39%	5,337	≥	4.0%	N/A	≥	N/A
Bank	14,875	11.15%	5,337	≥	4.0%	8,006	≥	6.0%
Tier I capital (to average assets)
Consolidated	15,201	9.98%	6,092	≥	4.0%	N/A	≥	N/A
Bank	14,875	9.77%	6,092	≥	4.0%	7,615	≥	5.0%

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Banking regulations limit the transfer of assets in the form of dividends from the Bank to its stockholders. Dividends may also be subject to approval by regulators depending upon the financial condition of the Bank.

Note 14—Fair Values of Financial Instruments

The following table includes the carrying amounts and the estimated fair values of the Corporation’s financial instruments at September 30.

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$17,554,648	$17,554,648	$11,307,521	$11,307,521
Deposits held with other banks	496,000	496,000	794,000	794,000
Investment securities	15,050,872	15,050,702	15,612,960	15,616,365
Loans receivable	148,408,906	150,485,000	125,014,767	127,028,000
Federal Home Loan Bank stock	648,800	648,800	547,500	547,500

Financial liabilities
Customer deposit accounts	161,032,764	159,352,000	132,288,466	131,850,000
Note payable	11,000,000	11,031,000	11,000,000	11,360,000
Long-term debt	—	—	—	—
Trust preferred securities	3,000,000	3,000,000	3,000,000	3,000,000

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents and deposits held with other banks—For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment securities—For investment securities, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans receivable—The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Federal Home Loan Bank stock—The FHLB stock does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Thus the carrying amount is assumed to approximate the fair value.

Investment in Life Insurance—The carrying amount of life insurance approximates fair value. Fair value of life insurance is estimated using the cash surrender value.

Customer deposit accounts—The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowed funds—The fair values of the Corporation’s long-term debt, notes payable, and trust preferred securities are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

COLUMBIA TRUST BANCORP AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

While estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at September 30, 2004, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at September 30, 2004 should not necessarily be considered to apply at subsequent dates.

The fair values of loan commitments at September 30, 2004 have not been determined as it was not practicable to do so. The details of such financial instruments are included in Note 12.

In addition, other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

Note 15—Significant Group Concentrations of Credit Risk

Most of the Corporation’s business activity is with customers located within Benton, Franklin, and Yakima Counties. Investments in state and municipal securities involve governmental entities within the state of Washington. The Corporation originates commercial, real estate, and consumer loans. Generally, loans are secured by deposit accounts, personal property, or real estate. Rights to collateral vary and are legally documented to the extent practicable. Although the Corporation has a diversified loan portfolio, local economic conditions may affect borrowers’ ability to meet the stated repayment terms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 RCW of the Washington Business Corporations Act, or WBCA, contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses, and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s actions met a certain standard of conduct, provided, however, that the corporation may not indemnify a director who is liable to the corporation. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to AmericanWest’s Bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of AmericanWest or otherwise) by reason of the fact that he or she is or was a director or officer of AmericanWest or a director or officer of another corporation at the request of AmericanWest, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board may, at any time, approve indemnification of any other person which the AmericanWest board has power to indemnify under the WBCA.

Item 21. Exhibits.

(a) Exhibits.

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of November 29, 2005, by and between AmericanWest and Columbia Trust (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of AmericanWest filed as (filed as Exhibit 3.1 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

3.2	Amended and Restated Bylaws of AmericanWest (filed as Exhibit 3.2 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

4.1	Specimen certificate for shares of Common Stock.*

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*

8.1	Opinion of Sullivan & Cromwell LLP as to U.S. federal income tax matters.*

8.2	Opinion of Keller Rohrback L.L.P. as to U.S. federal income tax matters.*

23.1	Consent of Moss Adams LLP, as AmericanWest’s independent registered public accounting firm.

23.2	Consent of Moss Adams LLP, as Columbia Trust’s independent registered public accounting firm.

Exhibit No.	Description and Method of Filing

23.3	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).*

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*

23.5	Consent of Keller Rohrback L.L.P. (included in Exhibit 8.2).*

24.1	Power of Attorney (included on page II-4 of this Registration Statement).

99.1	Form of Proxy of Columbia Trust.

99.2	Consent of D.A. Davidson & Co. (included in Appendix B to the proxy statement/prospectus in Part I of this Registration Statement.

*	To be filed by amendment

(b)	Financial Statement Schedules. Not applicable.

(c)	Fairness Opinions. The opinion of D.A. Davidson & Co. is included as Appendix B to the proxy statement/prospectus in Part I of this Registration Statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 23, 2005.

AMERICANWEST BANCORPORATION

By	/s/ Robert M. Daugherty
Name: Robert M. Daugherty Title: President, Chief Executive Officer

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert M. Daugherty and R. Blair Reynolds, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald H. Swartz II Donald H. Swartz II	Director and Chairman of the Board	December 23, 2005

/s/ Robert M. Daugherty Robert M. Daugherty	President, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2005

/s/ Diane L. Kelleher Diane L. Kelleher	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 23, 2005

/s/ Craig D. Eerkes Craig D. Eerkes	Director	December 23, 2005

/s/ James Rand Elliott James Rand Elliott	Director	December 23, 2005

/s/ Allen Ketelsen Allen Ketelsen	Director	December 23, 2005

Signature	Title	Date

/s/ Donald H. Livingstone Donald H. Livingstone	Director	December 23, 2005

/s/ P. Mike Taylor P. Mike Taylor	Director	December 23, 2005

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of November 29, 2005, by and between AmericanWest and Columbia Trust (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of AmericanWest filed as (filed as Exhibit 3.1 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

3.2	Amended and Restated Bylaws of AmericanWest (filed as Exhibit 3.2 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

4.1	Specimen certificate for shares of Common Stock.*

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*

8.1	Opinion of Sullivan & Cromwell LLP as to U.S. federal income tax matters.*

8.2	Opinion of Keller Rohrback L.L.P. as to U.S. federal income tax matters.*

23.1	Consent of Moss Adams LLP, as AmericanWest’s independent registered public accounting firm.

23.2	Consent of Moss Adams LLP, as Columbia Trust’s independent registered public accounting firm.

23.3	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).*

23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*

23.5	Consent of Keller Rohrback L.L.P. (included in Exhibit 8.2).*

24.1	Power of Attorney (included on page II-4 of this Registration Statement).

99.1	Form of Proxy of Columbia Trust.

99.2	Consent of D.A. Davidson & Co. (included in Appendix B to the proxy statement/prospectus in Part I of this Registration Statement.

*	To be filed by amendment